     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                               NASH-FINCH COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5141                  41-0431960
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                            7600 FRANCE AVENUE SOUTH
                                  P.O. BOX 355
                       MINNEAPOLIS, MINNESOTA 55440-0355
                                 (612) 832-0534
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                           --------------------------

                                NORMAN R. SOLAND
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               NASH-FINCH COMPANY
                            7600 FRANCE AVENUE SOUTH
                                  P.O. BOX 355
                       MINNEAPOLIS, MINNESOTA 55440-0355
                                 (612) 832-0534
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   Copies to:
                                MARK A. KIMBALL
                        OPPENHEIMER WOLFF & DONNELLY LLP
                    3400 PLAZA VII, 45 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 607-7000

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED        PER NOTE(1)      OFFERING PRICE(1)    REGISTRATION FEE
8 1/2% Senior Subordinated Notes, Series
  B........................................     $165,000,000           $1,000           $165,000,000          $48,675
Guarantees of 8 1/2% Senior Subordinated
  Notes, Series B..........................     $165,000,000            (2)                 (2)               None(2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.

(2) No separate consideration will be received for the guarantees of the 8 1/2% Senior Subordinated Notes, Series B by certain subsidiaries of Nash-Finch Company.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       TABLE OF ADDITIONAL REGISTRANTS(1)

EXACT NAME OF REGISTRANT                           STATE OR OTHER JURISDICTION OF         PRIMARY STANDARD
AS SPECIFIED IN ITS CHARTER                        INCORPORATION OR ORGANIZATION             INDUSTRIAL
-------------------------------------------------  --------------------------------  CLASSIFICATION CODE NUMBER
                                                                                     --------------------------
Nash-DeCamp Company                                California                                   5148
T. J. Morris Company                               Georgia                                      5141
Super Food Services, Inc.                          Delaware                                     5141
Forrest Transportation Service, Inc.               California                                   4700
GTL Truck Lines, Inc.                              Nebraska                                     4213
Piggly Wiggly Northland Corporation                Minnesota                                    7399
Gillette Dairy of the Black Hills, Inc.            South Dakota                                 2026
Nebraska Dairies, Inc.                             Nebraska                                     5143

(1) The address, including zip code, and telephone number, including area code, of the additional Registrants' principal executive offices is 7600 France Avenue South, P.O. Box 355, Minneapolis, Minnesota 55440-0355, (612)
    832-0534, except as follows:                 .

Nash-DeCamp Company
3300 South Demaree Road
Visalia, CA 93277
(209) 622-1850

T. J. Morris Company
917 US Highway 301 South
Statesboro, GA 30458
(912) 681-4580

Forrest Transportation Service, Inc.
3300 South Demaree Road
Visalia, CA 93277
(209) 622-1870

GTL Truck Lines, Inc.
4228 South 72nd Street
Omaha, NE 68127
(402) 371-8223

Gillette Dairy of the Black Hills, Inc.
1699 Sedivy Lane
Rapid City, SD 57709
(605) 348-1500

Nebraska Dairies, Inc.
1200 South Johnny Carson Blvd.
Norfolk, NE 68702
(402) 371-3661

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE   , 1998

                             PRELIMINARY PROSPECTUS

                                     [LOGO]

                               OFFER TO EXCHANGE
                             UP TO $165,000,000 OF
              8 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
                       FOR ANY AND ALL OF THE OUTSTANDING
              8 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A
                                       OF
                               NASH-FINCH COMPANY
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                      ON          , 1998, UNLESS EXTENDED

    Nash-Finch Company, a Delaware corporation (the "Company"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $165,000,000 principal amount of 8 1/2% Senior Subordinated Notes due 2008, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical face amount of the issued and outstanding 8 1/2% Senior Subordinated Notes due 2008, Series A (the "Series A Notes" and, together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined herein) thereof in integral multiples of $1,000. As of the date of this Prospectus, there is $165,000,000 in aggregate principal amount of the Series A Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Series A Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate payable on the Series A Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Series A Notes, and will be entitled to the benefits of the same Indenture (as defined herein). See "Exchange Offer."

    Interest on the Exchange Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, on or prior to May 1, 2001, the Company may redeem up to 35% of the originally issued aggregate principal amount of the Exchange Notes at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net proceeds of a Public Equity Offering (as defined herein); PROVIDED, HOWEVER, that at least $107.25 million in aggregate principal amount of Exchange Notes is outstanding immediately after giving effect to such redemption. Following the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes will have the right to require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Exchange Notes."

    The Exchange Notes will represent unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Exchange Notes will rank PARI PASSU in right of payment with all other existing and future senior subordinated indebtedness, if any, of the Company and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Company. The Company has not issued, and does not have any current arrangements to issue, any significant indebtedness to which the Exchange Notes would be senior, subordinate or rank PARI PASSU in right of payment. The Exchange Notes will be effectively subordinate to essentially all of the currently outstanding indebtedness of the Company and its subsidiaries. The Exchange Notes will be guaranteed, jointly and severally, on a senior subordinated basis (the "Guarantees"), by all of the Company's existing material subsidiaries (and not by the Company's special purpose financing subsidiary) (the "Guarantors" and, together with the Company, the "Issuers"). The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future Senior Indebtedness of the Guarantors. See "Description of the Notes--Subordination." As of March 28, 1998, on an as adjusted basis for the offering of the Series A Notes and the application of the estimated net proceeds therefrom, the Issuers would have had an aggregate of approximately $221.5 million of Senior Indebtedness outstanding. See "Use of Proceeds."

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

    UNTIL                 , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

             The Date of this Prospectus is                 , 1998.

    The Company will accept for exchange any and all validly tendered Series A Notes on or prior to the Expiration Date (as defined herein). Any Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to or on the Expiration Date, after which tenders of Series A Notes are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. For certain conditions to the Exchange Offer, see "The Exchange Offer--Conditions."

    The Series A Notes were offered and sold on April 24, 1998 at a price of $992.00 per $1,000 principal amount of the Series A Notes. For federal income tax purposes, the amount of original issue discount on the Series A Notes is considered to be DE MINIMIS and is treated as zero. See "Description of Certain Federal Income Tax Consequences of an Investment in the Notes."

    The Series A Notes were offered and sold in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Series A Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

    The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated April 24, 1998 (the "Registration Rights Agreement") by and among the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nesbitt Burns Securities Inc. and Piper Jaffray Inc. (the "Initial Purchasers"). The Company has agreed to pay the expenses of the Exchange Offer. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Series A Notes where such Series A Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than Series A Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

    Prior to this Exchange Offer, there has been no public market for the Series A Notes or Exchange Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on the Nasdaq National Market or other quotation system. The Initial Purchasers have indicated to the Company that they intend to make a market in the Notes, but are not obligated to do so and such market-making activities may be discontinued at any time. As a result, no assurance can be given that an active trading market for the Exchange Notes will develop.

    The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Security (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Security representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the DTC and its participants. Notwithstanding the foregoing, Series A Notes held in certificated form will be exchanged solely for Certificated Securities (as defined herein). After the initial issuance of the Global Security, Certificated Securities will be issued in exchange for interests in the Global Security only on the terms set forth in the Indenture. See "Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    While any Series A Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Series A Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company at 7600 France Avenue South, P.O. Box 355, Minneapolis, Minnesota 55440-0355.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended January 3, 1998;

    2. The Company's Quarterly Report on Form 10-Q for the twelve weeks ended March 28, 1998; and

    3.  The Company's Current Report on Form 8-K dated April 6, 1998.

    All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the consummation of the Exchange Offer, shall be deemed to be incorporated by reference herein.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    UNTIL               , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NORMAN R. SOLAND, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, NASH FINCH COMPANY, 7600 FRANCE AVENUE SOUTH, P.O. BOX 355, MINNEAPOLIS, MINNESOTA 55440-0355 (612) 832-0534. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE RECEIVED BY               , 1998 (DATE FIVE BUSINESS DAYS
PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED AND INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO NASH FINCH COMPANY, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED HEREIN IS DERIVED FROM PUBLICLY AVAILABLE INDUSTRY TRADE JOURNALS, REPORTS AND OTHER PUBLICLY AVAILABLE SOURCES, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED, OR FROM COMPANY ESTIMATES WHICH THE COMPANY BELIEVES TO BE REASONABLE BUT WHICH HAVE NOT BEEN INDEPENDENTLY VERIFIED. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED HEREIN WITH RESPECT TO THE NUMBERS OF THE COMPANY'S RETAIL STORES AND THE SQUARE FOOTAGE OF SUCH STORES IS AS OF JANUARY 3, 1998. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO THE FISCAL YEAR ENDING ON THE SATURDAY CLOSEST TO DECEMBER 31 OF THE YEAR INDICATED (E.G., FISCAL 1997 REFERS TO THE FISCAL YEAR ENDED JANUARY 3, 1998). THE COMPANY'S FISCAL YEAR GENERALLY CONSISTS OF 52 WEEKS, EXCEPT FOR CERTAIN YEARS SUCH AS FISCAL 1997, WHICH CONSISTED OF 53 WEEKS.

                                  THE COMPANY

    Nash Finch Company, organized in 1921 as the successor to a business founded in 1885, is the third largest publicly traded wholesale food distributor in the United States (based on 1997 estimates), serving primarily the Midwestern and Southeastern regions of the United States. In addition, the Company operates 97 conventional and warehouse supermarkets in 13 states. The Company's wholesale operations, which include 21 distribution centers serving approximately 2,250 affiliated and independent supermarkets, U.S. military commissaries and other customers in approximately 30 states, accounted for 79.8% of the Company's total revenues in fiscal 1997, while its retail operations accounted for 18.7%. In fiscal 1997, the Company had total revenues of $4.4 billion and EBITDA (as defined herein) of $113.1 million.

    The Company's wholesale operations serve two primary markets: (i) supermarkets (70.4% of wholesale revenues in fiscal 1997), where the Company combines a wide offering of national brand and private label products with comprehensive support services to develop strong relationships with customers; and (ii) military commissaries (29.6% of wholesale revenues in fiscal 1997), where the Company believes it is currently the largest distributor of groceries and related products to such facilities in the United States. The Company's broad product offering includes dry groceries, fresh fruits and vegetables, frozen foods, fresh and processed meat products and dairy products, as well as a wide variety of non-food products, including health and beauty care, tobacco, paper products, cleaning supplies and small household items. Private label products are branded primarily under the Our Family-Registered Trademark-trademark, a long-standing private label of the Company, and Fame-Registered Trademark-, a trademark acquired in the acquisition of Super Food Services, Inc. ("Super Food") in November 1996. The Company offers a wide range of support services to its independent retailers to help them compete more effectively in their markets and to build customer loyalty, including supermarket merchandising support, accounting services, price management systems, retail technology support, advertising and promotional programs, training and human resource development services, market research and store development services.

    The Company's retail stores, as well as many of the retail outlets supplied by the Company's wholesale operations, are located primarily in small to midsized markets and rural areas. The Company's retail operations consist of 66 conventional supermarkets, averaging approximately 23,300 square feet in size, operating principally under the Sun Mart-TM-, Easter Foods-TM- and Food Folks-Registered Trademark- trade names; 27 warehouse stores, averaging approximately 42,900 square feet in size, operating principally under the Econofoods-Registered Trademark- trade name; and four combination general merchandise/food stores averaging approximately 43,000 square feet in size, operating under the Family Thrift Center-TM- trade name.

COMPANY STRENGTHS

    LEADING WHOLESALE FOOD DISTRIBUTOR. Through recent acquisitions, the Company has become the third largest publicly traded wholesale food distributor in the United States (based on 1997 estimates) with geographically dispersed operations serving primarily the Midwestern and Southeastern regions of the United States. The Company serves a diversified group of approximately 2,250 affiliated and independent supermarkets, U.S. military commissaries and other customers, none of which accounted for more than 2.5% of the Company's total revenues in fiscal 1997. The Company believes it is the largest wholesale distributor of groceries and related products to military commissaries in the United States. The Company derives increased purchasing power and economies of scale from its large sales volume and distribution network.

    INTEGRATED AND EFFICIENT DISTRIBUTION NETWORK. The Company has and continues to develop a highly integrated and efficient distribution network by realizing synergies from acquisitions and implementing innovative logistical techniques. The Company continues to pursue opportunities to increase volume through strategic acquisitions and to realize greater efficiencies in its distribution network through consolidation of distribution centers. The Company believes it is an industry leader in the development of advanced information systems and the application of innovative logistics, such as port of entry purchasing in full truck load quantities, cross docking and redistribution, which have resulted in price and freight savings and operating efficiencies.

    EXPERTISE IN PRIVATE LABEL PRODUCTS AND PERISHABLES. The Company has developed extensive expertise in marketing and distributing a wide range of private label products, including approximately 1,600 SKUs under the Our Family private label and approximately 1,300 SKUs under the Fame private label. The Company's private labels enjoy strong brand name recognition in the Company's markets. Sales and transfers of private label products accounted for 9.8% of the Company's non-military wholesale revenues in fiscal 1997. The Company has also developed significant expertise in handling, marketing and distributing perishables, including produce and dairy products. The Company's commitment to distributing perishables enables it to provide a full spectrum of quality products to customers. The Company believes that offering high quality private label products and perishables provides it with certain competitive advantages in attracting and retaining independent retailers and consumers. Private label products and perishables generally result in higher margins than branded products and other food categories.

    STRONG RETAIL STORE BASE. The Company's 97 retail stores serve primarily small to midsized markets and rural areas. The Company believes that approximately 70% of the Company's stores are in markets where the Company is first or second in market share. The Company believes its strong market share positions result primarily from offering a variety of store formats and retail concepts targeted to different geographical markets under several store names, including Sun Mart, Easter Foods, Food Folks, Econofoods and Food Bonanza-Registered Trademark-. In addition, the Company believes its retail store base enhances the Company's wholesale operations by enabling it to (i) better understand the needs of independent retailers, thereby improving customer service; and (ii) test retail concepts and innovations, including advertising and promotional programs, in the Company's stores before they are rolled out to independent retailers. The Company's retail stores are typically located close to distribution centers, thereby creating certain operating efficiencies and logistical savings.

    LEADING DISTRIBUTOR TO DOMESTIC MILITARY COMMISSARIES. The Company believes that it is the largest wholesale distributor of groceries and related products to domestic military commissaries. The Company's military distribution centers also provide products for distribution to U.S. military commissaries in Europe and to ships afloat. The Company serves as a third party distributor to commissaries, contracting with a variety of food producers and other manufacturers to procure and warehouse products for distribution to commissaries. The Company's military distribution operations generally result in higher net margins than the Company's civilian distribution operations due primarily to lower operating expenses.

    REPUTATION FOR SUPERIOR CUSTOMER SERVICE. The Company's 113 year operating history, centered on the theme "CUSTOMER SATISFACTION IS ALWAYS FIRST!"-Registered Trademark-, has resulted in strong relationships with long-standing customers. To further enhance its reputation and strengthen customer relationships, the Company offers a wide range of support services to customers to help them compete more effectively in their markets, including supermarket merchandising support, accounting services, price management systems, retail technology support, advertising and promotional programs, training and human resource development services, market research and store development services.

    EXPERIENCED MANAGEMENT TEAM. The Company is led by a strong and experienced executive management team, the members of which have on average 20 years with the Company and 24 years of industry expertise across all facets of wholesale distribution, marketing, merchandising and retail operations.

COMPANY STRATEGY

    Management believes that the role of the distributor will continue to change from the warehousing of goods toward a greater emphasis on the strategic facilitation of goods and services for customers in a manner that provides greater efficiencies. In addition, the Company believes that food retailers will be required to offer a wider variety of goods and services at attractive prices to compete effectively. Accordingly, the Company's goals are to (i) profitably build the competitive strength of the Company's wholesale customers by being a reliable cost-effective provider of superior products and services, and (ii) achieve critical mass of profitable Company retail stores in target markets. To achieve these goals, the Company has adopted the following strategic initiatives:

    COST SAVINGS AND VALUE ADDED INITIATIVES. The Company has implemented and will continue to focus on a wide range of cost savings and value added initiatives, including (i) maximizing the Company's substantial purchasing power through centralized buying; (ii) consolidating operations and distribution centers to achieve operating efficiencies and economies of scale; (iii) reducing the Company's investment in working capital through strategic partnerships with suppliers and more aggressive management of receivables; (iv) implementing innovations in logistics and supply chain management to reduce procurement costs, freight charges, inventory levels and delivery lead times; (v) emphasizing greater cost consciousness among the Company's workforce; and (vi) identifying underperforming assets and adopting an aggressive "fix, sell or close" approach.

    IMPLEMENTATION OF HORIZONS INFORMATION SYSTEM. The Company, working in conjunction with SAP America and a number of other vendors and consultants, has committed significant resources over the last two years to develop and implement HORIZONS, a client server based enterprise management and financial information system. The HORIZONS system will be a fully integrated and scalable system that management believes will provide the Company with competitive advantages that can be aggressively marketed to independent retailers. Implementation of the HORIZONS system is scheduled to be substantially completed in 1999 and is expected to provide (i) a solution to the Company's Year 2000 software issues,
(ii) greater flexibility for the changing business environment, (iii) greater connectivity opportunities with customers and suppliers, (iv) the ability to integrate and standardize information systems throughout the Company, (v) timely and easy-to-use information, (vi) greater business process and workflow efficiencies, and (vii) more powerful decision-making and analysis tools. To parallel the development and implementation of the HORIZONS project, management has led a cultural change and training initiative designed to prepare the Company's workforce for changes in the industry and in the use of the HORIZONS system to address these changes.

    GROWTH THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES. The Company has grown significantly in recent years through strategic acquisitions that have (i) enhanced the Company's purchasing power, (ii) expanded the Company's geographic scope and breadth of product offering, (iii) increased the volume and efficiency of several of the Company's distribution centers, (iv) significantly enhanced the Company's presence in the military commissary market, and (v) added retail stores in the Company's target markets. The Company will continue to strive to achieve additional synergies through further integration of recent acquisitions. In addition, the Company will continue to seek new opportunities for strategic acquisitions and alliances that will provide a superior return on investment and achieve one or more of the criteria described above.

    STRENGTHEN RETAIL STORE BASE. The Company will continue to focus on improving the profitability and contribution of the Company's retail store base by investing to achieve critical mass and market dominance in the Company's key retail markets, including seeking acquisition opportunities that provide synergies, constructing new stores, remodeling and expanding existing stores and remodeling, selling or closing underperforming stores. In the past two years, the Company has acquired seven stores, remodeled 16 stores, sold seven stores and closed 16 stores. In addition, the Company has and will continue to develop and utilize a number of different retail formats in its retail stores. The Company believes that multiple retail formats enable the Company to more effectively respond to competition in the varied markets in which it operates. Addressing each market individually has resulted in the strong market position the Company enjoys in the majority of the Company's retail markets. Multiple formats also allow the Company to test different concepts prior to extending such concepts to independent retail customers.

                           THE SERIES A NOTE OFFERING

The Series A Notes................  The Series A Notes were sold by the Company to the
                                    Initial Purchasers in the Series A Note Offering on
                                    April 24, 1998, and were subsequently resold by the
                                    Initial Purchasers pursuant to Rule 144A and Regulation
                                    S under the Securities Act and other available
                                    exemptions under the Securities Act.

Registration Rights Agreement.....  In connection with the Series A Note Offering, the
                                    Company entered into the Registration Rights Agreement,
                                    which grants Holders of the Series A Notes certain
                                    exchange and registration rights. The Exchange Offer is
                                    intended to satisfy such exchange and registration
                                    rights, which generally terminate upon the consummation
                                    of the Exchange Offer.

                                     THE EXCHANGE OFFER

Securities Offered................  $165,000,000 in aggregate principal amount of 8 1/2%
                                    Senior Subordinated Notes due 2008, Series B.

The Exchange Offer................  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Series A
                                    Notes. As of the date hereof, $165,000,000 in aggregate
                                    principal amount of Series A Notes are outstanding. The
                                    Company will issue the Exchange Notes to Holders on or
                                    promptly after the Expiration Date. The terms of the
                                    Exchange Notes are substantially identical in all
                                    material respects (including principal amount, interest
                                    rate and maturity) to the terms of the Series A Notes
                                    for which they may be exchanged pursuant to the Exchange
                                    Offer, except that the Exchange Notes are freely
                                    transferable by holders thereof (other than as provided
                                    herein), and are not subject to any covenant regarding
                                    registration under the Securities Act. See "The Exchange
                                    Offer." Other than compliance with applicable federal
                                    and state securities laws, including the requirement
                                    that the Registration Statement be declared effective by
                                    the Commission, there are no material federal or state
                                    regulatory requirements to be complied with in
                                    connection with the Exchange Offer.

Interest Payments.................  The Exchange Notes will bear interest from April 24,
                                    1998, the date of issuance of the Series A Notes, or the
                                    most recent interest payment date to which interest on
                                    such Series A Notes has been paid, whichever is later.
                                    Accordingly, Holders of Series A Notes that are accepted
                                    for exchange will not receive interest on such Series A
                                    Notes that is accrued but unpaid at the time of tender,
                                    but such interest will be payable on the first interest
                                    payment date after the Expiration Date.

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes being
                                    tendered for exchange.

Expiration Date...................  5:00 p.m., New York City time, on            , 1998
                                    unless the Exchange Offer is extended, in which case the
                                    term "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

Exchange Date.....................  The date of acceptance for exchange of the Series A
                                    Notes will be the first business day following the
                                    Expiration Date.

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Withdrawal of Tenders."

Acceptance of Series A Notes and
  Delivery of Exchange Notes......  The Company will accept for exchange any and all Series
                                    A Notes which are properly tendered in the Exchange
                                    Offer prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Terms of
                                    the Exchange Offer."

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                    Exchange Offer--Conditions."

Procedures for Tendering Series A
  Notes...........................  To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the accompanying Letter of
                                    Transmittal, or a facsimile thereof, have the signatures
                                    therein guaranteed if required by instruction 4 of the
                                    Letter of Transmittal, and mail or otherwise deliver
                                    such Letter of Transmittal, or such facsimile, together
                                    with the Series A Notes and any other required
                                    documentation to the Exchange Agent (as defined herein)
                                    at the address set forth herein prior to 5:00 p.m., New
                                    York time, on the Expiration Date. See "The Exchange
                                    Offer-- Procedures for Tendering" and "Plan of
                                    Distribution." By executing the Letter of Transmittal,
                                    each Holder will represent to the Company that, among
                                    other things, the Holder or the person receiving such
                                    Exchange Notes, whether or not such person is the
                                    Holder, is acquiring the Exchange Notes in the ordinary
                                    course of business and that neither the Holder nor any
                                    such other person intends to participate or has any
                                    arrangement or understanding with any person to
                                    participate in the distribution of such Exchange Notes.
                                    In lieu of physical delivery of the certificates
                                    representing Series A Notes, tendering Holders may
                                    transfer Series A Notes pursuant to the procedure for
                                    book-entry transfer as set forth under "The Exchange
                                    Offer--Procedures for Tendering."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Series A Notes are registered in the name of a broker, commercial bank, trust company
                                    or other nominee and who wishes to tender in the
                                    Exchange Offer should contact such registered holder
                                    promptly and instruct such registered holder to tender
                                    on such beneficial owner's behalf. If such beneficial
                                    owner wishes to tender on such beneficial owner's own
                                    behalf, such beneficial owner must, prior to completing
                                    and executing the Letter of Transmittal and delivering
                                    the Series A Notes, either make appropriate arrangements
                                    to register ownership of the Series A Notes in such
                                    beneficial owner's name or obtain a properly completed

                                    bond power from the registered holder. The transfer of
                                    registered ownership may take considerable time. See
                                    "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Series A Notes who wish to tender their
                                    Series A Notes and whose Series A Notes are not
                                    immediately available or who cannot deliver their Series
                                    A Notes, the Letter of Transmittal or any other
                                    documents required by the Letter of Transmittal to the
                                    Exchange Agent (or comply with the requirements for
                                    book-entry transfer) prior to the Expiration Date must
                                    tender their Series A Notes according to the guaranteed
                                    delivery procedures set forth in "The Exchange
                                    Offer--Guaranteed Delivery Procedures."

Federal Income Tax Consequences...  The issuance of the Exchange Notes to Holders pursuant to the terms set forth in this Prospectus will not
                                    constitute an exchange for federal income tax purposes.
                                    Consequently, no gain or loss would be recognized by
                                    Holders upon receipt of the Exchange Notes. See "The
                                    Exchange Offer--Certain Federal Income Tax Consequences
                                    of the Exchange Offer."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Series A Notes pursuant to the Exchange
                                    Offer.

Exchange Agent....................  U.S. Bank Trust National Association is serving as exchange agent (the "Exchange Agent") in connection with
                                    the Exchange Offer. See "The Exchange Offer--Exchange
                                    Agent."

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes (which they replace) except that (i) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

Securities Offered................  $165,000,000 aggregate principal amount of 8 1/2% Senior
                                    Subordinated Notes due 2008, Series B.

Maturity Date.....................  May 1, 2008.

Interest Payment Dates............  May 1 and November 1 of each year, commencing November
                                    1, 1998.

Optional Redemption...............  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or
                                    after May 1, 2003, at the redemption prices set forth
                                    herein, plus accrued and unpaid interest thereon, if
                                    any, to the date of redemption. In addition, on or prior
                                    to May 1, 2001, the Company may redeem up to 35% of the
                                    originally issued aggregate principal amount of the
                                    Exchange Notes, at a redemption price of 108.5% of the
                                    principal amount thereof, plus accrued and unpaid
                                    interest thereon, if any, to the date of redemption with
                                    the net proceeds of a Public Equity Offering; PROVIDED,
                                    HOWEVER, that at least $107.25 million in aggregate
                                    principal amount of Exchange

                                    Notes is outstanding immediately after giving effect to
                                    such redemption. See "Description of the Exchange
                                    Notes--Optional Redemption."

Guarantees........................  The Exchange Notes will be guaranteed, jointly and severally, on a senior subordinated basis, by
                                    substantially all of the Company's existing material
                                    subsidiaries (and not by the Company's special purpose
                                    financing subsidiary). See "Description of the Exchange
                                    Notes--Subsidiary Guarantees."

Subordination.....................  The Exchange Notes and the Guarantees will represent unsecured senior subordinated obligations of the Company
                                    and the Guarantors, as applicable, and will be
                                    subordinated in right of payment to all existing and
                                    future Senior Indebtedness of the Company or the
                                    Guarantors, as applicable. The Exchange Notes will rank
                                    PARI PASSU in right of payment with all other existing
                                    and future senior subordinated indebtedness, if any, of
                                    the Company and senior in right of payment to all
                                    existing and future subordinated indebtedness, if any,
                                    of the Company. The Company has not issued, and does not
                                    have any current arrangements to issue, any significant
                                    additional indebtedness to which the Exchange Notes
                                    would be senior, subordinate or rank PARI PASSU in right
                                    of payment. The Exchange Notes will be effectively
                                    subordinate to essentially all of the currently
                                    outstanding indebtedness of the Company and its
                                    subsidiaries. As of March 28, 1998, and as adjusted for
                                    the offering of the Series A Notes and the application
                                    of the estimated net proceeds therefrom, the Issuers
                                    would have had an aggregate of approximately $221.5
                                    million of Senior Indebtedness outstanding. See
                                    "Description of the Exchange Notes-- Subordination" and
                                    "Use of Proceeds."

Change of Control.................  Following the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require
                                    the Company to purchase all or a portion of such
                                    holder's Exchange Notes at a purchase price equal to
                                    101% of the principal amount thereof, plus accrued and
                                    unpaid interest thereon, if any, to the date of
                                    purchase. See "Description of the Exchange Notes--Change
                                    of Control."

Certain Covenants.................  The indenture under which the Exchange Notes will be issued (the "Indenture") contains certain restrictive
                                    covenants, including, but not limited to, covenants with
                                    respect to the following matters: (i) limitation on
                                    additional indebtedness; (ii) limitation on restricted
                                    payments; (iii) limitation on transactions with
                                    affiliates; (iv) limitation on liens; (v) limitation on
                                    incurrence of senior subordinated indebtedness; (vi)
                                    limitation on sale of assets; (vii) limitation on
                                    issuances of guarantees by Restricted Subsidiaries (as
                                    defined herein); (viii) limitation on preferred stock of
                                    Restricted Subsidiaries; (ix) limitation on dividends
                                    and other payment restrictions affecting Restricted
                                    Subsidiaries; and (x) limitations on Unrestricted
                                    Subsidiaries (as defined herein). See "Description of
                                    the Exchange Notes--Certain Covenants."

                                    The Indenture will provide that after the Notes achieve
                                    an investment grade rating from both Standard & Poor's
                                    Ratings Group and Moody's Investors Service, Inc., the
                                    Company's obligation to comply with certain of the
                                    restrictive covenants described herein will be
                                    terminated. See "Description of the Notes--Certain
                                    Covenants."
Exchange Offer; Registration
  Rights..........................  In the event that applicable law or interpretations of the staff of the Commission do not permit the Issuers to
                                    file the Exchange Offer Registration Statement or to
                                    effect the Exchange Offer, or if the Exchange Offer is
                                    not consummated within 120 days after the Issue Date, or
                                    if certain holders of the Notes notify the Issuers that
                                    they are not permitted to participate in, or would not
                                    receive freely tradable Notes pursuant to, the Exchange
                                    Offer, the Issuers will use their best efforts to cause
                                    to become effective a registration statement (the "Shelf
                                    Registration Statement") with respect to the resale of
                                    the Notes and to keep the Shelf Registration Statement
                                    effective until up to two years after the effective date
                                    thereof. If the Issuers default with respect to such
                                    registration obligations, then the Issuers will pay
                                    liquidated damages in cash to each holder of Transfer
                                    Restricted Notes (as defined) in an amount equal to
                                    0.25% per annum of the principal amount of the Notes for
                                    the first 90-day period (or portion thereof) following
                                    each such default and will increase by an additional
                                    0.25% per annum with respect to each subsequent 90-day
                                    period (or portion thereof) up to a maximum amount of
                                    1.00% per annum until all registration defaults are
                                    cured, whereupon the accrual of liquidated damages will
                                    cease. See "Exchange Offer; Registration Rights."
Absence of a Public Market for
  the Notes.......................  The Exchange Notes are new securities for which there is currently no established trading market. The Company
                                    does not intend to apply for listing of the Exchange
                                    Notes on any securities exchange or for quotation of the
                                    Exchange Notes on any automated dealer quotation system.
                                    Although the Initial Purchasers have informed the
                                    Company that they currently intend to make a market in
                                    the Exchange Notes, they are not obligated to do so and
                                    any such market-making may be discontinued at any time
                                    without notice. Accordingly, there can be no assurance
                                    as to the development or liquidity of any market for the
                                    Exchange Notes. If an active trading market for the
                                    Exchange Notes does not develop, the market price and
                                    liquidity of the Exchange Notes may be adversely
                                    affected. If the Exchange Notes are traded, they may
                                    trade at a discount from their initial offering price,
                                    depending on prevailing interest rates, the market for
                                    similar securities, the performance of the Company and
                                    certain other factors. See "Risk Factors--Lack of Prior
                                    Market for the Exchange Notes."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by holders of Series A Notes before deciding to tender Series A Notes in the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table presents summary consolidated financial data of the Company. The annual historical financial data have been derived from the Company's audited Consolidated Financial Statements. The summary consolidated financial data for the fiscal quarters ended March 28, 1998 and March 22, 1997 are derived from the Unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. Such Unaudited Consolidated Financial Statements, in the opinion of the Company's management, include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial condition and results of operations of the Company for such periods and as of such dates. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                       TWELVE WEEKS ENDED                               YEAR ENDED (A)
                                    ------------------------  ------------------------------------------------------------------
                                     MARCH 28,    MARCH 22,   JANUARY 3,   DECEMBER 28,  DECEMBER 30,  DECEMBER 31,  JANUARY 1,
                                       1998         1997         1998          1996          1995          1994         1994
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Total revenues..................   $ 937,101    $ 947,832    $4,391,602   $3,375,485    $2,888,836    $2,832,000    $2,723,535
  Cost of sales...................     820,360      825,189    3,826,377     2,932,709     2,469,841     2,410,292    2,325,249
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Gross profit....................     116,741      122,643      565,225       442,776       418,995       421,708      398,286
  Selling, general and
    administrative, and other
    operating expenses (b)........      94,310       99,158      453,645       359,456       350,201       352,683      332,349
  Special charges (c).............          --           --       31,272            --            --            --           --
  Depreciation and amortization...      11,078       10,905       47,697        34,759        29,406        31,831       29,145
  Interest expense................       6,860        7,321       32,845        14,894        10,793        11,384       10,114
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Income before income taxes and
    extraordinary charge..........       4,493        5,259         (234)       33,667        28,595        25,810       26,678
  Income taxes....................       1,865        2,203          994        13,635        11,181        10,330       10,804
  Extraordinary charge (d)........      (5,569)          --           --            --            --            --           --
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Net income (loss)...............     $(2,941)      $3,056      $(1,228 )    $20,032       $17,414       $15,480       $15,874
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Net income (loss) per share:
    Basic.........................        (.26 )        .27         (.11 )       1.83          1.60          1.42          1.46
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
    Diluted.......................        (.26 )        .27         (.11 )       1.81          1.60          1.42          1.46
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                    -----------  -----------  -----------  ------------  ------------  ------------  -----------
BALANCE SHEET DATA:
  Working capital.................    $186,114     $247,394     $199,931     $228,508      $104,002       $89,457       $79,904
  Total assets....................     912,423      935,806      904,883      945,477       514,260       531,604       521,654
  Total debt, including
    capitalized leases............     381,185      433,527      383,270      427,617        95,889       143,045       140,167
  Stockholders' equity............     220,970      234,566      225,618      232,861       215,313       206,269       199,264

OTHER FINANCIAL DATA:
  Ratio of earnings to fixed
    charges (e)...................        1.46 x       1.53 x       1.00 x       2.34  x       2.49  x       2.28  x       2.35 x
  Capital expenditures (f)........     $13,474       $7,939      $67,725      $51,333       $33,264       $34,965       $36,382

----------------------------------

(a) Fiscal year operating results include 52 weeks for each year except fiscal 1997, which consisted of 53 weeks.

(b) Includes expenses incurred in connection with HORIZONS estimated to be $1.8 million in the first quarter of fiscal 1998, $5.5 million in fiscal 1997 and $1.6 million in fiscal 1996. See "Business -- Information Systems."

(c) Includes $14.5 million for the consolidation of selected warehouses, $2.5 million of integration costs associated with the acquisition of the business and assets of United-A.G. Cooperative, Inc. in Omaha, Nebraska, $5.2 million from closing or consolidating underperforming retail stores, a $5.4 million asset impairment charge relating to seven retail stores, a $1.0 million asset impairment charge relating to the Company's produce marketing operations, a $0.9 million write-off of current systems software being replaced by HORIZONS and a $0.6 million loss relating to the sale of the Company's investment in a Hungarian food wholesaler.

(d) Reflects prepayment premiums from early extinguishment of debt, net of income tax benefits. See "Use of Proceeds."

(e) For purposes of computing the ratios, earnings represent income before income taxes, the cumulative effect of accounting changes plus fixed charges. Fixed charges represent interest expense and that portion of rent expense under all lease commitments deemed to represent an appropriate interest factor.

(f) Includes approximately $5.8 million, $2.1 million, $20.0 million and $8.1 million of capital expenditures incurred in connection with HORIZONS in the first quarter of fiscal 1998, the first quarter of fiscal 1997, fiscal 1997 and fiscal 1996, respectively.

                                  RISK FACTORS

    HOLDERS OF SERIES A NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO TENDER SERIES A NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE SERIES A NOTES AS WELL AS THE EXCHANGE NOTES.

SUBSTANTIAL LEVERAGE

    The Company has substantial indebtedness and, as a result, significant debt service obligations. As of March 28, 1998, on an as adjusted basis for the offering of the Series A Notes and the application of the estimated net proceeds therefrom, the Company would have had approximately $370.3 million of long-term indebtedness which would have represented approximately 62.6% of total capitalization. See "Capitalization." In addition, the Indenture and the Company's other debt instruments will allow the Company to incur additional indebtedness, including secured indebtedness. As of March 28, 1998 and after giving pro forma effect to the offering of the Series A Notes and the application of the estimated net proceeds therefrom, a required reduction of the Revolving Credit Facility (as defined below) from $360.0 million to $350.0 million and the expiration of the Company's bank credit facility with Wachovia Bank of Georgia, N.A. effective as of June 9, 1998, the Company would have had an aggregate of $339.2 million available for borrowing under the Company's $350.0 million revolving credit facility with a variety of lending institutions (the "Revolving Credit Facility") and under the Company's $160.0 million of other bank credit facilities with Brinson Trust Company and Norwest Bank Minnesota, N.A. (the "Other Bank Credit Facilities" and, together with the Revolving Credit Facility, the "Bank Credit Facilities"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Other Indebtedness."

    Upon the issuance of the Series A Notes, the Company's interest expense increased as compared with prior years. See "Capitalization." The ability of the Company to pay interest and principal on the Notes and to satisfy its debt obligations will be dependent on the future operating performance of the Company, which could be affected by changes in economic conditions and financial, competitive, legislative, regulatory and other factors, including factors beyond the control of the Company. A failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debts under other instruments that contain cross-default or cross-acceleration provisions. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Bank Credit Facilities, will be sufficient to permit the Company to meet its operating expenses, to pay dividends on its common stock and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. There can be no assurance that the Company will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness or that cash flows, future borrowings or equity financing will be available for the payment or refinancing of the Company's indebtedness. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its future operations; (iii) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which exposes the Company to the risk of greater interest rates; and (v) the Company's substantial leverage may make it more vulnerable to changing economic conditions, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. As a result of the Company's current level of indebtedness, its financial capacity to respond to market conditions, capital needs and other factors may be limited.

SUBORDINATION OF THE NOTES AND THE GUARANTEES; ASSET ENCUMBRANCES

    The payment of principal of, premium, if any, and interest on the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, which includes all indebtedness under the Bank Credit Facilities. Therefore, in the event of a liquidation, dissolution, insolvency, bankruptcy, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness has been paid in full, and there may not be sufficient assets to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, interest on or any other amounts owing in respect of the Notes, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Notes, if any Senior Indebtedness is not paid when due or any other default on Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness (as defined herein), the Company may not make any payments on the Notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of the Exchange Notes--Subordination." The Guarantees by the Guarantors will be subordinated to all existing and future guarantees by the Guarantors of Senior Indebtedness of the Company and to any other Senior Indebtedness of the Guarantors on a similar basis. As of March 28, 1998, on an as adjusted basis for the Prepayments, the offering of the Series A Notes and the application of the estimated net proceeds therefrom, the Issuers would have had an aggregate of approximately $221.5 million in aggregate principal amount of Senior Indebtedness outstanding which ranked senior in right of payment to the Notes and the Guarantees and the ability to borrow an additional $339.2 million of Senior Indebtedness under the Bank Credit Facilities. Under the terms of the Indenture, and the Company's other debt instruments, the Company may incur additional indebtedness, including Senior Indebtedness or secured indebtedness, in the future. See "Description of the Notes--Certain Covenants."

    The Notes will not be secured by any of the Company's assets. Certain of the Company's other indebtedness is secured, to the extent permitted by law, by certain of the Company's assets, and the terms of the Indenture and the instruments governing the Company's other indebtedness permit the Company to incur additional secured indebtedness. The Bank Credit Facilities contain restrictive covenants and financial maintenance tests and the Company's ability to comply therewith may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the Bank Credit Facilities allowing the lenders thereunder to elect to declare all outstanding amounts thereunder to be immediately due and payable. If the Company becomes insolvent or is liquidated, or if payment under any of the instruments governing the Company's secured indebtedness is so accelerated, the lenders under such instruments would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on the Company's assets securing their indebtedness. In any of such events, because the Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full. See "Description of Certain Other Indebtedness."

DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES; POSSIBLE INVALIDITY OF GUARANTEES;
  POTENTIAL RELEASE OF GUARANTEES

    The Notes are the obligations of the Company. As of the date of this Prospectus, a substantial portion of the consolidated assets of the Company were held by the Guarantors and a substantial portion of the Company's cash flow and net income was generated by the Guarantors. Therefore, the Company's ability to make interest and principal payments when due to holders of the Notes is dependent, in part, upon the receipt of sufficient funds from its subsidiaries. The payment of dividends or the making of loans or advances to the Company by its subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of those subsidiaries.

    The Company's obligations under the Notes will be guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors, which consist of all of the Company's existing material subsidiaries (and not the Company's special purpose financing subsidiary). To the extent that a court were to find, pursuant to federal or state fraudulent transfer laws or otherwise, that (i) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (a) was insolvent, (b) was rendered insolvent by reason of the issuance of such Guarantee, (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. The measure of insolvency of a Guarantor for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts were greater than all of the company's property at a fair valuation, or if the present fair salable value of the company's assets were less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance as to what standards a court would apply to determine whether a Guarantor was solvent at the relevant time. To the extent any Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would effectively be subordinated to all indebtedness and other liabilities and commitments and subject to the prior payment in full of such indebtedness, other liabilities and commitments of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided Guarantee.

    Based upon financial and other information currently available to it, the Company believes that the Exchange Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Guarantor is solvent and will continue to be solvent after issuing the Exchange Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. See "Description of the Exchange Notes," "Description of Certain Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Any Guarantee of a Guarantor may be released at any time upon any sale, exchange or transfer by the Company of the stock of such Guarantor or all or substantially all of the assets of such Guarantor to a non-affiliate in compliance with the terms of the Indenture. See "Description of the Exchange Notes-- Subsidiary Guarantees."

LOW MARGIN BUSINESS; INCREASING COMPETITION AND MARGIN PRESSURE

    The wholesale food distribution and retail grocery industries in which the Company operates are characterized by low profit margins. As a result, the Company's results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive pricing pressures, vendor selling programs, increasing interest rates and food price deflation. There can be no assurance that one or more of such factors will not have a material adverse affect the Company's business, financial condition or results of operations. See "Business--Competition."

    The wholesale food distribution industry is undergoing change as producers, manufacturers, distributors and retailers seek to lower costs and increase services in an increasingly competitive environment of relatively static over-all demand, resulting in increasing pressure on the industry's already low profit margins. Alternative format food stores (such as warehouse stores and supercenters) have gained market share at the expense of traditional supermarket operators, including independent operators, many of whom are customers of the Company. Vendors, seeking to ensure that more of their promotional dollars are used by retailers to increase sales volume, increasingly direct promotional dollars to large self-distributing chains. The Company believes that these changes have led to reduced margins and lower profitability among many of its customers and at the Company itself. In response to these changes, the Company is pursuing a multi-faceted strategy that includes various cost savings and value added initiatives, growth through strategic acquisitions and alliances, and the development and implementation of the HORIZONS enterprise management and financial information system. The Company believes that its ultimate success will depend on its ability to pursue and execute these strategic initiatives, and on the effectiveness of these strategic initiatives in reducing costs of operations and enhancing operating margins. Any significant delay or failure in the implementation of these strategic initiatives could result in diminished sales and operating margins. No assurance can be given that the Company's strategic initiatives, if implemented, will result in increased sales or enhanced profit margins.

ACQUISITION STRATEGY

    Partly in response to changes in the wholesale food distribution industry discussed above, the Company has for several years pursued a strategy of aggressive growth through acquisitions in the wholesale food distribution market, including both general and military distribution operations, and in retail store operations. The Company intends to continue to pursue strategic acquisition opportunities in these business segments, both in existing and new geographic markets. In pursuing this acquisition strategy, the Company faces risks commonly encountered with growth through acquisitions, including completed acquisitions. These risks include, but are not limited to, incurring significantly higher than anticipated capital expenditures and operating expenses, failing to assimilate the operations and personnel of acquired businesses, failing to install and integrate all necessary systems and controls, losing customers, entering markets in which the Company has no or limited experience, disrupting the Company's ongoing business and dissipating the Company's management resources. Realization of the anticipated benefits of a strategic acquisition may take several years or may not occur at all. The Company's acquisition strategy has placed, and will continue to place, a significant strain on the Company's management, operational, financial and other resources. The success of the Company's acquisition strategy will depend on many factors, including the ability of the Company to (i) identify suitable acquisition opportunities, (ii) successfully close acquisition opportunities at valuations that will provide superior returns on invested capital, (iii) successfully integrate acquired operations quickly and effectively in order to realize operating synergies, and (iv) obtain necessary financing on satisfactory terms. There can be no assurance that the Company will be able to successfully execute and manage its acquisition strategy, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

NEW INFORMATION SYSTEM; YEAR 2000 SOFTWARE

    Over the last two years, the Company has invested significant financial and other resources in pursuing the development and implementation of HORIZONS. The Company currently expects to spend approximately $76 million between 1996 and 2004 on the design and installation of, and training for, the HORIZONS project, approximately half of which has been spent through the end of fiscal 1997. No assurance can be given that the Company will be able to successfully develop and implement the HORIZONS system or that, if successfully implemented, the HORIZONS system will result in any operating efficiencies or competitive advantages. The primary elements of the HORIZONS system have not yet been activated, and the continuing development and implementation of the HORIZONS system can be expected to require substantial additional financial and other resources and may be subject to unforeseen delays or interruptions in development or implementation. The HORIZONS system has been designed and is being developed by a team consisting of outside vendors and Company business personnel and management information systems personnel. The loss of a key vendor to the HORIZONS project or the loss of key Company personnel involved in the HORIZONS project could result in a significant loss of expertise and delays in the implementation of the HORIZONS system. Any significant delay or failure in the implementation of the HORIZONS system could have a material adverse effect on the Company's business, financial condition and results of operations.

    Although the Company expects that HORIZONS will address Year 2000 software issues, the Company also plans to develop a contingency system in the event of any significant delays in implementation of HORIZONS. Nonetheless, the Company could still encounter significant business risks from the failure of any of its vendors or customers, or the failure of governmental agencies, to adequately address Year 2000 software issues. Any material failure of information systems on the part of such vendors, customers or governmental agencies, or the Company's contingency system in the event HORIZONS is not implemented by 2000, could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL CREDIT LOSSES FROM LOANS TO RETAILERS

    From time to time, the Company extends secured loans to independent retailers, often in conjunction with the establishment or expansion of supply arrangements with such retailers. Such loans are generally extended to small businesses which are unrated, and such loans are highly illiquid. The acquisition of Super Food included a large loan and trade receivable portfolio that resulted from a credit policy different from the policy historically used by the Company. As a result, the Company has taken additional reserves against certain receivables of Super Food. Provisions for doubtful accounts, including reserves for losses from receivables and loans to independent retailers, were approximately $26.2 million at March 28, 1998, approximately $26.7 million at January 3, 1998 and approximately $28.0 million at December 28, 1996. The Company's portfolio of loans to independent retailers had an aggregate balance of approximately $39.4 million at March 28, 1998, approximately $39.0 million at January 3, 1998 and approximately $37.3 million at December 28, 1996. See Notes 4 and 10 of Notes to the Consolidated Financial Statements. The Company also from time to time provides financial assistance to independent retailers by guaranteeing loans from financial institutions and leases entered into directly with lessors. As of March 28, 1998, the Company guaranteed approximately $28.2 million of loans and leases of its independent retailers. The Company intends to continue, and possibly increase, the amount of loans and guarantees to independent retailers, and there can be no assurance that credit losses from existing or future loans or commitments will not have a material adverse effect on the Company's business, financial condition and results of operations.

MILITARY COMMISSARY SALES

    Approximately 23.6% of the Company's sales in fiscal 1997 resulted from distribution of products to domestic and foreign U.S. military commissaries and ships afloat. No assurance can be given that the U.S. military commissary system will not undergo significant changes in the foreseeable future, such as further base closings, privatization of the military commissary system or a reduction in the number of persons having access to such commissaries. Such changes could result in disruptions to existing supply arrangements or reductions in volumes of purchases and could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The food marketing and distribution industry is highly competitive. The Company faces competition from national, regional and local food distributors on the basis of price, quality, breadth and availability of products offered, strength of private label brands offered, schedules and reliability of deliveries and the range and quality of services provided. In addition, food wholesalers compete based on willingness to invest capital in their customers. Such investments present substantial risks as described above under the caption "--Potential Credit Losses from Loans to Retailers." The Company also competes with retail supermarket chains that provide their own distribution function, purchasing directly from producers and distributing products to their supermarkets for sale to consumers.

    In its retail operations, the Company competes with other food outlets on the basis of price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal. Traditional mass merchandisers have gained a growing market share with alternative store formats, such as warehouse stores and supercenters, which depend on concentrated buying power and low-cost distribution technology. Market share of stores with alternative formats is expected to continue to grow in the future. To meet the challenges of a rapidly changing and highly competitive retail environment, the Company must maintain operational flexibility and develop effective strategies across many market segments. The inability to adapt to changing environments could have a material adverse effect on the Company's business, financial condition and results of operations.

    Some of the Company's competitors have greater financial and other resources than the Company. In addition, consolidation in the industry, heightened competition among the Company's suppliers, new entrants and trends toward vertical integration could create additional competitive pressures that reduce margins and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete effectively in its industry. See "Business--Competition."

COMPETITIVE LABOR MARKET; INCREASING LABOR COSTS

    The Company's continued success depends on its ability to attract and retain qualified personnel in all areas of its business. The Company competes with other businesses in its markets with respect to attracting and retaining qualified employees. The labor market is currently very tight and the Company expects the tight labor market to continue. A shortage of qualified employees may require the Company to continue to enhance its wage and benefits package in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. No assurance can be given that the Company's labor costs will not continue to increase, or that such increases can be recovered through increased prices charged to customers. Any significant failure of the Company to attract and retain qualified employees, to control its labor costs, or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON MANAGEMENT

    The Company depends on the services of its executive officers for the management of the Company. The loss or interruption of the continued full-time services of certain of these executives could have a material adverse effect on the Company and there can be no assurance that the Company will be able to find replacements with equivalent skills or experience at acceptable salaries. Generally, the Company does not have employment contracts with its executive officers, other than agreements providing certain benefits upon certain changes in control of the Company.

RISK OF ENVIRONMENTAL LIABILITY

    The Company is subject to increasingly stringent federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its facilities and the land on which its facilities are situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. Although the Company typically conducts a limited environmental review prior to acquiring or leasing new facilities or raw land, there can be no assurance that known or unknown environmental conditions relating to prior, existing or future facility sites or the activities of the Company or its predecessor in interest will not have a material adverse effect on the Company. It is difficult to predict future environmental costs as the costs of environmental compliance vary significantly depending on the extent, source and location of the contamination, geological and hydrological conditions, available reimbursement by state agencies, the enforcement policies of regulatory agencies and other factors.

ADVERSE PUBLICITY; PRODUCT LIABILITY

    The packaging, marketing and distribution of food products entails an inherent risk of product liability, product recall and resultant adverse publicity. There can be no assurance that such claims will not be asserted against the Company or that the Company will not be obligated to perform such a recall in the future. While the Company as a general practice receives indemnification guarantees from its suppliers whereby the supplier agrees to indemnify the Company from such claims and obligations, there can be no assurance that such indemnification will be sufficient or that such claims or obligations will not create adverse publicity that will have a material adverse effect on the Company's ability to successfully market its products and on the Company's business, financial condition and results of operations.

POTENTIAL FAILURE TO MAKE PAYMENT UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. In such circumstances, each of the Company and the Guarantors may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its indebtedness, including indebtedness under the Bank Credit Facilities or (ii) obtain any requisite consent from its lenders to permit the purchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to purchase the Notes, which will constitute an Event of Default under the Indenture. There can be no assurance that the Company or the Guarantors will have sufficient funds available at the time of any Change of Control to make any debt payment (including purchases of Notes) as described above or that the Company or the Guarantors will be able to refinance their respective outstanding indebtedness in order to permit it to repurchase the Notes or, if such refinancing were to occur, that such financing will be on terms favorable to the Company and the Guarantors. See "Description of the Exchange Notes-- Change of Control."

    The events that constitute a Change of Control under the Indenture may also be events of default under the Bank Credit Facilities or other borrowings. Such events may permit the holders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to commence litigation that could ultimately result in a sale or liquidation of certain assets of the Company, thereby limiting the Company's ability to purchase the Notes and receive the special benefit of the offer to purchase provisions to the holders of the Notes.

LACK OF PRIOR MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes are being offered to the holders of the Series A Notes. The Series A Notes were offered and sold in April 1998 pursuant to Rule 144A and Regulation S under the Securities Act and are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

    The Exchange Notes will be new securities for which there currently is no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at anytime without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and may be further limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined herein). Although it is anticipated that the Exchange Notes will be eligible for trading in the PORTAL market, there can be no assurance as to the development of any market or the liquidity of any market that may develop. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes, independent of the financial performance of or prospects for the Company.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that the market, if any, for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Exchange Notes.

EXCHANGE OFFER PROCEDURES

    Issuance of the Exchange Notes for Series A Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their Series A Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Any Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A

Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER

    The Series A Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A and other exemptions under the Securities Act. As a result, the Series A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Series A Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Series A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Series A Notes for resale under the Securities Act. See "Prospectus Summary--The Exchange Offer" and "Exchange Offer; Registration Rights."

    The Series A Notes currently may be sold pursuant to the restrictions set forth in Rule 144A under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Series A Notes could be adversely affected.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements, including statements regarding (i) anticipated trends in the Company's industry, (ii) future expenditures for capital projects, and (iii) the Company's strategic initiatives. Such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from those that are expressed or implied from such forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such forward-looking statements. As a result, no assurance is given that future results expressed or implied from such forward-looking statements will be achieved.

    The following important factors, among others, in addition to the information described under Risk Factors, could cause the Company not to achieve expressed or implied by forward-looking statements contained herein or otherwise cause the Company's results of operations to be adversely affected in future periods (i) continued or increased competitive pressures from existing competitors and new entrants, (ii) unanticipated costs related to the implementation of the Company's growth and operating strategies,

(iii) loss or retirement of key members of management, (iv) inability to negotiate favorable terms with customers and suppliers, (v) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreements, (vi) inability of the Company to achieve its cost savings initiatives, to achieve synergies from acquisitions or to strengthen its retail store base, (vii) inability of the Company to achieve the objectives of the Horizons project, (viii) prolonged labor disruption, (ix) deterioration in general or regional economic conditions, (x) adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations, (xi) adverse determinations in connection with pending or future litigation or other material claims and judgments against the Company, (xii) inability to achieve future sales levels or other operating results that support the Company's cost savings initiatives, and (xiii) the unavailability of funds for capital expenditures.

                               THE EXCHANGE OFFER

    The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of Series A Notes pursuant to the Purchase Agreement, dated April 20, 1998 (the "Purchase Agreement"), between the Company and the Initial Purchasers, the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, the Company must use its best efforts to (a) file a registration statement in connection with a registered exchange offer within 30 days after April 24, 1998, the date the Series A Notes were issued (the "Issue Date"), (b) cause such registration statement to become effective under the Securities Act within 90 days of the Issue Date, (c) keep such registration statement effective until the closing of the Exchange Offer and (d) cause the Exchange Offer to be consummated within 120 days after the Issue Date. Within the applicable time periods, the Company will endeavor to register under the Securities Act all of the Exchange Notes pursuant to a registration statement under which the Company will offer each Holder of Series A Notes the opportunity to exchange any and all of the outstanding Series A Notes held by such Holder for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of Series A Notes tendered for exchange by such Holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy the obligations of the Company under the Registration Rights Agreement described above. In such event, any Series A Notes that are not tendered in the Exchange Offer or not accepted for exchange by the Company under the terms of the Exchange Offer would remain outstanding and would continue to accrue interest, but would not retain any rights under the Registration Rights Agreement. Holders of Series A Notes seeking liquidity in their investment would have to register the Series A Notes, or otherwise transfer the Series A Notes pursuant to an exemption, under applicable securities laws, including the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Because the Exchange Offer is for any and all Series A Notes, the principal amount of Series A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series A Notes outstanding. Following the consummation of the Exchange Offer, Holders who did not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series A Notes could be adversely affected. See "Exchange Offer; Registration Rights."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer.

    The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes except that (i) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

    Holders of Series A Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

    If any tendered Series A Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Holders of Series A Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Exchange Offer shall remain open for acceptance for a period of not less than 30 days after notice is mailed to Holders (the "Exchange Period"). The
Expiration Date will be 5:00 p.m., New York City time, on             , 1998,
unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    Interest on the Exchange Notes is payable semi-annually on May 1 and November 1 of each year at the rate of 8 1/2% per annum. The Exchange Notes will bear interest from April 24, 1998, the date of issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Series A Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Series A Notes on the first interest payment date after the Expiration Date.

PROCEDURES FOR TENDERING

    Only a Holder of Series A Notes may tender such Series A Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    The tender by a Holder of Series A Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

    Any beneficial holder whose Series A Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of such beneficial holder. If such beneficial holder wishes to tender on such beneficial holder's behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Series A Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Series A Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Series A Notes by causing the DTC to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the DTC's procedures for such transfer. Although delivery of the Series A Notes may be effected through book entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Series A Notes and withdrawal of the tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering

Holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:

        (i) the tender is made through an Eligible Institution;

        (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Series A Notes, the certificate or registration number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

       (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Series A Notes pursuant to the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such Series A Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) register the transfer of such Series A Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor and (v) include a statement that such Holder is withdrawing such Holder's election to have such Series A Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly rendered. Any Series A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

        (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Series A Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during such five to 10 business-day period.

EXCHANGE AGENT

    U.S. Bank Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail                          By Facsimile         By Hand or Overnight
(registered or certified         Transmission:        Courier:
mail recommended):              (612) 244-1537        180 East 5th Street
180 East 5th Street                                   Saint Paul, MN 55101
Saint Paul, MN 55101                                  Attention:Specialized
Attention:Specialized                                 Finance
Finance  Fourth Floor                                          Fourth Floor

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company, and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Series A Notes, which is the aggregate principal amount of the Series A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES

    Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such holder's business, and such holder does not intend to participate, and has no arrangement or understanding to participate in the distribution of such Exchange Notes. Any holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

    By tendering pursuant to the Exchange Offer, each Holder will represent to the Company, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) the holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act), of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold, or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

    As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

    As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Series A Notes who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder that does not exchange such Holder's Series A Notes for Exchange Notes will continue to hold the untendered Series A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

    The Series A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Series A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer (as defined in Rule 144A) in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors -- Restrictions on Transfer."

OTHER

    Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

    The Company may in the future seek to acquire untendered Series A Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Series A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Series A Notes.

    In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such state.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Series A Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Series A Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Series A Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

    The issuance of the Exchange Notes to Holders of the Series A Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the Series A Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Series A Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Series A Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Series A Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Series A Notes exchanged therefor.

    See also "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes."

                                USE OF PROCEEDS

    There will be no net proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. The net proceeds to the Company from the offering of the Series A Notes were approximately $159.7 million. The Company used the net proceeds from the offering of the Series A Notes to repay outstanding borrowings under the Revolving Credit Facility, which may be reborrowed for general corporate purposes. Since January 3, 1998, the Company has increased the amount outstanding under the Revolving Credit Facility to repay (i) approximately $106.3 million in principal amount of senior unsecured indebtedness, including $30.0 million in principal amount of 8.38% senior notes that were due 2006, $25.0 million in principal amount of 9.20% senior notes that were due 2000, $15.0 million in principal amount of 10.00% senior notes that were due 2001, $5.3 million in principal amount of 10.90% senior notes that were due 2004, $23.0 million in principal amount of 8.54% senior notes that were due 2008 and $8.0 million in principal amount of 9.98% senior notes that were due 2002 (collectively, the "Senior Notes"), and (ii) approximately $9.4 million of related prepayment premiums (together with the Senior Notes, the "Prepayments"). See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Other Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 28, 1998 (i) on an actual basis and (ii) as adjusted to give effect to the offering of the Series A Notes and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Offering Memorandum.

                                                                                            AS OF MARCH 28, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Short-term notes payable to banks........................................................     $16,155     $16,155
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Long-term liabilities, including current portion (a):
  Brinson Trust Company Master Note (b)..................................................     $65,000     $65,000
  Revolving Credit Facility (b)..........................................................     249,000      89,300
  8.38% Senior Notes.....................................................................          --          --
  8.54% Senior Notes.....................................................................          --          --
  9.20% Senior Notes.....................................................................          --          --
  9.55% Senior Notes.....................................................................       1,250       1,250
  9.98% Senior Notes.....................................................................          --          --
  10.00% Senior Notes....................................................................          --          --
  10.90% Senior Notes....................................................................          --          --
  Industrial development bonds...........................................................       4,220       4,220
  Mortgage loans.........................................................................       5,833       5,833
  Capitalized lease obligations..........................................................      39,726      39,726
  Series A Notes.........................................................................          --     165,000
                                                                                           ----------  -----------
    Total long-term liabilities..........................................................     365,029     370,329

Total stockholders' equity (c)...........................................................     220,970     220,970
                                                                                           ----------  -----------
    Total capitalization.................................................................    $585,999    $591,299
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(a) For information regarding the Company's long-term liabilities, see Note 5 of Notes to Consolidated Financial Statements.

(b) The Company has an aggregate of $510.0 million of borrowing availability, subject to the satisfaction of certain conditions, under the $350.0 million Revolving Credit Facility and under the $160.0 million of Other Bank Credit Facilities (which include facilities with Brinson Trust Company and Norwest Bank Minnesota, N.A.).

(c) Reflects approximately $9.5 million of prepayment premiums incurred on March 28, 1998 in connection with the Prepayments and the write-off of deferred financing costs related thereto, net of tax benefits.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated financial data of the Company. The annual historical data have been derived from the Company's Consolidated Financial Statements. The summary consolidated financial data for the fiscal quarters ended March 28, 1998 and March 22, 1997 are derived from the Unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. Such Unaudited Consolidated Financial Statements, in the opinion of the Company's management, include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial condition and results of operations of the Company for such periods and as of such dates. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                        TWELVE WEEKS ENDED                               YEAR ENDED (A)
                                     ------------------------  ------------------------------------------------------------------
                                      MARCH 28,    MARCH 22,   JANUARY 3,   DECEMBER 28,  DECEMBER 30,  DECEMBER 31,  JANUARY 1,
                                        1998         1997         1998          1996          1995          1994         1994
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Total revenues...................   $ 937,101    $ 947,832    $4,391,602   $3,375,485    $2,888,836    $2,832,000    $2,723,535
  Cost of sales....................     820,360      825,189    3,826,377     2,932,709     2,469,841     2,410,292    2,325,249
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Gross profit.....................     116,741      122,643      565,225       442,776       418,995       421,708      398,286
  Selling, general and
    administrative, and other
    operating expenses (b).........      94,310       99,158      453,645       359,456       350,201       352,683      332,349
  Special charges (c)..............      --           --           31,272        --            --            --           --
  Depreciation and amortization....      11,078       10,905       47,697        34,759        29,406        31,831       29,145
  Interest expense.................       6,860        7,321       32,845        14,894        10,793        11,384       10,114
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Income before income taxes and
    extraordinary charge...........       4,493        5,259         (234)       33,667        28,595        25,810       26,678
  Income taxes.....................       1,865        2,203          994        13,635        11,181        10,330       10,804
  Extraordinary charge (d).........      (5,569)      --           --            --            --            --           --
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Net income (loss)................     $(2,941)      $3,056      $(1,228 )     $20,032       $17,414       $15,480      $15,874
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
  Net income (loss) per share:
    Basic..........................        (.26 )        .27         (.11 )        1.83          1.60          1.42         1.46
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
    Diluted........................        (.26 )        .27         (.11 )        1.81          1.60          1.42         1.46
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
                                     -----------  -----------  -----------  ------------  ------------  ------------  -----------
BALANCE SHEET DATA:
  Working capital..................    $186,114     $247,394     $199,931      $228,508      $104,002       $89,457      $79,904
  Total assets.....................     912,423      935,806      904,883       945,477       514,260       531,604      521,654
  Total debt, including capitalized
    leases.........................     381,185      433,527      383,270       427,617        95,889       143,045      140,167
  Stockholders' equity.............     220,970      234,566      225,618       232,861       215,313       206,269      199,264

OTHER FINANCIAL DATA:
  Ratio of earnings to fixed
    charges (e)....................        1.46 x       1.53 x       1.00 x        2.34 x        2.49 x        2.28 x       2.35 x
  Capital expenditures (f).........     $13,474       $7,939      $67,725       $51,333       $33,264       $34,965      $36,382

------------------------------

(a) Fiscal year operating results include 52 weeks for each year except fiscal 1997, which includes 53 weeks.

(b) Includes expenses incurred in connection with HORIZONS estimated to be $1.8 million in the first quarter of fiscal 1998, $5.5 million for fiscal 1997 and $1.6 million for fiscal 1996. See "Business -- Information Systems."

(c) Includes $14.5 million for the consolidation of selected warehouses, $2.5 million of integration costs associated with the acquisition of the business and assets of United-A.G. Cooperative, Inc. in Omaha, Nebraska, $5.2 million from closing or consolidating underperforming retail stores, a $5.4 million asset impairment charge relating to seven retail stores, a $1.0 million asset impairment charge relating to the Company's produce marketing operations, a $0.9 million write-off of current systems software being replaced by HORIZONS and a $0.6 million loss relating to the sale of the Company's investment in a Hungarian food wholesaler.

(d) Reflects prepayment premiums from early extinguishment of debt, net of income tax benefits. See "Use of Proceeds."

(e) For purposes of computing the ratios, earnings represent income before income taxes, the cumulative effect of accounting changes plus fixed charges. Fixed charges represent interest expense and that portion of rent expense under all lease commitments deemed to represent an appropriate interest factor.

(f) Includes approximately $5.8 million, $2.1 million, $20.0 million and $8.1 million of capital expenditures incurred in connection with HORIZONS in the first quarter of fiscal 1998, the first quarter of fiscal 1997, fiscal 1997 and fiscal 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

GENERAL

    Nash Finch Company, organized in 1921 as the successor to a business founded in 1885, is engaged in the wholesale and retail distribution of groceries and related products primarily in the Midwestern and Southeastern regions of the United States.

    In January 1996, the Company acquired substantially all of the business and assets of Military Distributors of Virginia, Inc. ("MDV"), a Virginia corporation based in Norfolk, Virginia. MDV was engaged in the business of distributing groceries and related products to military commissaries in the eastern United States and Europe. The operations of MDV have been consolidated with the Company's existing military distribution operations in Baltimore, Maryland, and Chesapeake, Virginia, into a single military division with distribution centers in Norfolk and Baltimore.

    In July 1996, the Company acquired T. J. Morris Company ("T. J. Morris"), a Georgia-based grocery wholesaler. Following the acquisition of T. J. Morris, the Company closed its distribution center in Macon, Georgia and consolidated its operations with the T. J. Morris warehouse in Statesboro, Georgia.

    In November 1996, the Company completed the acquisition of all of the outstanding shares of capital stock of Super Food based in Dayton, Ohio. Super Food was incorporated in 1957 and, prior to the acquisition by the Company, was ranked as the 14th largest grocery wholesaler in the United States, with sales for its fiscal year ended August 31, 1996 of approximately $1.2 billion. Super Food services independent stores, including IGA stores, across six states, including primarily Ohio, Michigan and Kentucky. Super Food had four distribution centers located in Bellefontaine, Ohio, Cincinnati, Ohio, Bridgeport, Michigan, and Lexington, Kentucky, each providing a full line of groceries and related products, other than produce. The Company closed the Lexington distribution center and consolidated its operations with Super Food's Cincinnati, Ohio and the Company's Bluefield, Virginia distribution centers in March 1998. The distribution center in Bellefontaine, Ohio also has a portion of its space dedicated to distributing general merchandise to Super Food's other distribution centers, the Company's distribution centers in the Southeast and to outside customers. Since the completion of the acquisition, the Company has been, and continues to be, engaged in the process of coordinating the distribution operations of Super Food with existing distribution operations of the Company, addressing accounting system and control issues raised by the integration of Super Food's financial reporting systems with those of the Company and consolidating the general and administrative functions of Super Food with the general and administrative functions of the Company in Edina, Minnesota.

    In June 1997, the Company acquired the assets of United-A.G. Cooperative, Inc. ("United-A.G"), a cooperative based in Omaha, Nebraska. The Company subsequently consolidated the operations of the Company's Lincoln, Nebraska distribution center with the United-A.G. distribution center in Omaha and has closed the Lincoln distribution center and intends to sell the property.

RESULTS OF OPERATIONS

                                                        Q1         Q1
                                                       1998       1997       1997       1996       1995
                                                     ---------  ---------  ---------  ---------  ---------
Total revenues.....................................      100.0%     100.0%     100.0%     100.0%     100.0%
Gross margin.......................................       12.5       12.9       12.9       13.1       14.5
Selling, general and administrative, and other
  operating expenses...............................       10.1       10.5       10.3       10.7       12.1
Special charges....................................         --         --        0.7         --         --
Depreciation and amortization......................        1.2        1.2        1.1        1.0        1.0
Interest expense...................................        0.7        0.8        0.7        0.4        0.4
Earnings before income taxes and extraordinary
  charge...........................................        0.5        0.6         --        1.0        1.0
Income taxes.......................................        0.2        0.2         --        0.4        0.4
Net earnings (loss)................................       (0.3)       0.3         --        0.6        0.6

REVENUES

    Total revenues for the first quarter 1998 were $937.1 million compared to $947.8 million last year, a decrease of 1.1%. The decline related to both the wholesale and retail segments of the Company.

    Although wholesale revenues for the quarter were positively impacted by sales resulting from the acquisition of the business and assets of United-A.G. in June 1997, overall wholesale segment revenues declined. Lower revenues were attributed to the planned consolidation of a distribution center in Lexington, Kentucky, and soft market conditions in certain areas of the Midwest. Also, the military division reported lower revenues compared to last year, when such revenues were exceptionally high. This reflected reduced sales to European commissaries as well as somewhat lower sales by military commissaries along the East Coast.

    Retail segment revenues were impacted by the closing or sale of 12 under-performing stores since the first quarter of fiscal 1997. Same store sales declined 1.2% as a result of continuing competitive market conditions in several market areas in the upper Midwest.

    Total revenues increased 30.1% during fiscal 1997 to $4.392 billion compared to $3.375 billion in 1996 and $2.889 billion in 1995. The increase in 1997 is largely attributed to the acquisition of Super Food, which took place during fiscal 1996 (see Note 2 of Notes to Consolidated Financial Statements), the addition of new independent retail accounts and an additional week of operations in 1997.

    Wholesale segment revenues increased 41.9% to $3.503 billion from $2.469 billion in 1996, primarily due to the acquisitions of Super Food and T. J. Morris in 1996 and the business and certain assets of United-A.G. in fiscal 1997. Wholesale revenues include an additional week of business and reflect a full year's volume from Sunshine Food Markets, a seven-store chain which the Company began servicing in November 1996, following its acquisition by a joint venture, 50% of which is owned by the Company. Fiscal 1996 revenues increased 25.4% over 1995 because of the expansion of business from acquisitions, in particular MDV which occurred in January 1996.

    Retail segment revenues declined 3.3% from $850.4 million in fiscal 1996 to $822.2 million in 1997. The decline is attributed to a net reduction of nine stores. During the year, the Company closed eight under-performing stores, sold four other units to non-affiliated retailers and opened three stores to strengthen existing market areas in South Dakota and North Carolina. Same store sales, expressed on an equivalent 52-week basis, declined 0.9% compared to last year. This decline is indicative of competitive market conditions in certain market areas and little or no food price inflation. Retail revenues during 1996 decreased 1.1% from 1995, again due to the closing or selling of stores not meeting performance expectations.

GROSS MARGINS

    Gross margins for the first quarter of 1998 were 12.5% compared to 12.9% last year. The decline is partially attributed to the growing proportion of lower margin wholesale business. During the quarter, wholesale segment business represented 81.3% of the Company's consolidated revenues compared to 79.9% for the same period last year. Food price deflation during the period resulted in a LIFO credit of $.5 million compared to $.25 million last year. Retail margins were flat compared to last year. Gains in dry grocery were offset by greater promotional activities in the perishables departments, primarily produce and dairy products. Margins compared to last year were also negatively affected by the timing of religious holidays which occurred later in the second quarter this year.

    Gross margins were 12.9% in 1997, compared to 13.1% in 1996 and 14.5% in 1995. The decline over the three-year period results from the growth of wholesale revenues which achieve lower margins than retail. Wholesale operations represented 80.0% of combined segment revenues in 1997, compared to 73.3% and 68.4% in 1996 and 1995, respectively. During 1997, wholesale margins increased as a result of three initiatives: (i) regionalizing procurement functions for the Company's Midwest and Southeast distribution centers, (ii) implementing more efficient logistical systems for handling of variety or specialty food products through the Company's distribution centers, and (iii) improving coordination with suppliers to optimize ordering and delivery of product. These initiatives have contributed to improved operating efficiencies and lower product costs.

    Retail margins for the year were flat. Improvements which resulted from a continued trend of sales of higher margin prepared foods, specialty products and services were offset by competitive pricing pressures which continued to intensify in certain market areas.

    Margins for fiscal 1995 reflect a greater proportion of retail segment business which achieves higher margins.

OPERATING EXPENSES

    Operating expenses for the quarter as a percent of revenues were 10.1% compared to 10.5% last year. Expense levels continue to be positively affected by the increased wholesale business, which operates at lower expense levels than retail. The Company changed accounting procedures when it adopted Statement of Position (SOP) 98-1 which resulted in $1.5 million of internal development costs related to the HORIZONS project (described below) being capitalized during the quarter. Previously these costs had been expensed as incurred.

    During the quarter, the Company continued to execute its strategic plan to consolidate selected warehouses by closing its distribution center in Lexington, Kentucky, and transferring a substantial portion of that facility's volume to the Company's Cincinnati, Ohio and Bluefield, Virginia distribution centers. Although costs associated with the closing had been provided for through the special charges recorded in 1997, certain expenses totaling approximately $.7 million associated with transferring the business were incurred during the quarter. Some unaccrued expenses may continue until shutdown is complete, but these are not expected to have a material impact on the second quarter.

    Selling, general and administrative expenses as a percent of total revenues were 10.3% in 1997 compared to 10.7% in 1996 and 12.1% in 1995. The decline in expense levels as a percent of revenues is due to the increasing proportion of wholesale business which operates at lower expense levels than retail.

    For fiscal 1997, operating expenses includes costs associated with a project involving new business information systems technology, which the Company has named HORIZONS. Although the project began in fiscal 1996, incremental expenses associated with HORIZONS were of greater significance throughout 1997 as costs associated with system design, software configuration and installation of hardware across the Company were incurred. Operating expenses related to the Company's management information systems were $3.2 million higher in 1997 compared to 1996, substantially all of which related to HORIZONS. This incremental expenditure is expected to continue through 1998 and into 1999 as the Company implements HORIZONS in substantially all operating units and trains associates in the optimal use of the system. Because HORIZONS is anticipated to become an integral part of the future of the Company's business, incremental technology-related spending is anticipated to continue beyond 1999 although at a lesser rate.

    The Company expects benefits from the project to begin to accrue as the system becomes operational unit by unit, and to reach more significant levels beyond 1999 when the system is in place in substantially all operating units. The project represents a major strategic investment for the Company's future and is expected to provide greater flexibility to ultimately change business processes, thereby improving efficiency and effectiveness.

    Bad debt expense in 1997 was $5.1 million compared to $1.9 million in 1996. The increase is attributed to maintaining adequate reserve levels consistent with the growth, through acquisition, of customer receivables. Fiscal 1995 expense of $4.0 million included additional provisions primarily for grower accounts and notes at the Company's produce marketing subsidiary.

SPECIAL CHARGES

    During 1997, the Company accelerated its strategic plan relative to strengthening its competitive position for the future. Coincident with the implementation of the plan, the Company recorded special charges, totaling $31.3 million, during the third quarter relating to all three operating segments of its business.

    The aggregate special charges include $14.5 million for the consolidation of selected warehouses. This charge contains provisions for non-cancelable lease obligations, expected losses on disposals of tangible assets, and other continuing occupancy costs. Also included are employee severance costs consistent with existing practices and the unamortized portion of goodwill for one of the locations.

    Also, related to wholesale operations, the special charges include $2.5 million of integration costs, incurred in the third quarter, associated with the acquisition of the business and certain assets of United-A.G. early in the third quarter. These expenses resulted from incremental labor costs due to a substantial turnover in workforce, training and other start-up activities. Stabilization of the workforce improved substantially during the fourth quarter, lowering expenses from levels experienced just after the acquisition.

    In retail operations, the strategic plan involves the closing or consolidation of fourteen, primarily leased stores. The special charges include a $5.2 million provision for the continuing non-cancelable lease obligations, anticipated losses on disposals of tangible assets, abandonment of certain leaseholds and the write-off of intangibles. The time frame for individual store closings will vary but should be completed by the first quarter of fiscal 1999. In some instances, closed stores are expected to be consolidated with other retail locations in the same relative market area, thereby minimizing the loss of wholesale volume.

    Continued operating losses through the dates of closing are unpredictable and were not included in the special charges. For 1997, the retail units included in the provision had aggregate sales and pretax losses of $82.9 million and $2.7 million, respectively, compared with $88.3 million and $1.8 million for 1996.

    The aggregate special charges contain a provision of $5.4 million for asset impairment of seven retail stores. Declining market share due to increasing competition, deterioration of operating performance in the third quarter, and forecasted future results that were less than previously planned, were the factors leading to the impairment determination. The impaired assets covered by the charge primarily include real estate, leasehold improvements and, to a lesser extent, goodwill related to two of the stores.

    An asset impairment charge of $1.0 million relating to agricultural assets was also recorded against several farming operations of the Company's produce marketing subsidiary. The impairment determination was based on recent downturns in the market for certain varieties of fruit. The impairment resulted from anticipated future operating losses and inadequate projected cash flows from agricultural production of these products.

    Other special charges aggregating $2.8 million consist primarily of $0.9 million related to the abandonment of current system software which is being replaced by the Company's HORIZONS project, and a loss of $0.6 million realized on the sale of the Company's 22.4% equity investment in Alfa Trading Company, a Hungarian food wholesaler. Negotiations for the sale were substantially completed during the third quarter, and the transaction was completed in the fourth quarter. The remaining special charges relate principally to writing down idle real estate held for resale to current market values.

    The consolidations of wholesale and retail operations, as well as the impairment adjustment to the assets identified, will favorably impact earnings in the future due to reduced depreciation and amortization expenses and the elimination of losses from certain affected operations. However, such amounts are expected to be substantially offset by continuing costs related to HORIZONS.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased 1.6% in the first quarter of 1998 compared to last year. The increase reflects capital additions placed in service since last year, offset by the reduction in depreciable assets resulting from the sale of retail stores, and lower depreciation resulting from the write down of impaired assets recorded as part of the special charges in 1997. Amortization of goodwill and other intangibles for the current and prior year quarter was $1.5 million. Depreciation expense is expected to increase during 1998 as implementation of HORIZONS continues, and greater portions of the developed software are ready for use.

    Depreciation and amortization expense increased 37.2% from 1996 to $47.7 million in 1997. The increase was primarily due to a full year of amortization of goodwill and depreciation of property, plant and equipment associated with acquisition of Super Food which occurred in 1996.

    In addition, capital expenditures related to the HORIZONS project resulted in increased depreciation expense of $2.0 million compared to last year. The increase in 1996 compared to 1995 is the result of acquisitions occurring in 1996, partially offset by lower depreciation expenses resulting from sale or closing of several retail stores.

INTEREST EXPENSE

    Interest expense decreased from $7.3 million in the prior year quarter, to $6.9 million this year, a decline of 6.3%. The reduction is attributable to lower debt levels brought about by the sale of receivables at the end of 1997 and improved asset management. While the Company reduced its long-term borrowing rates through refinancing, interest expense is expected to increase because a greater portion of total debt is now based on a fixed interest rate which is higher than the revolving debt rate it replaced.

    Interest expense increased from $14.9 million in 1996 to $32.8 million in 1997 largely due to the full year debt costs related to financing the Super Food acquisition in November 1996. The acquisition of the business and certain assets of United-A.G. also contributed to higher interest expense in 1997. Interest expense as a percent of revenues was 0.75%, 0.44% and 0.37% for 1997, 1996 and 1995, respectively.

    The increase in interest expense in 1996 compared to 1995 was primarily due to financing the acquisition of MDV early in 1996.

EARNINGS (LOSS) BEFORE INCOME TAXES

    Earnings before extraordinary charge were $2.6 million or $.23 per share for the first quarter of 1998, compared to $3.1 million or $.27 per share last year. The change in accounting for direct software development costs resulted in an after tax benefit of $.8 million, or $.08 per share. Conversely, costs associated with the transfer of business from Lexington, Kentucky to other facilities adversely affected after tax earnings by $.4 million, or $.04 per share.

    In conjunction with the offering of the Series A Notes, the Company prepaid $106.3 million of senior notes, and paid prepayment premiums and wrote off related deferred financing costs totaling $9.5 million, all with drawings under the Company's revolving credit facility. This transaction resulted in an extraordinary charge of $5.6 million or $.49 per share after income tax benefits of $4.0 million in the first quarter of 1998.

    Including the special charges, the Company reported a pretax loss of $234,000 for 1997 compared to pretax earnings of $33.7 million in 1996 and $28.6 million in 1995. Each segment of the Company's business was negatively affected by these charges (see Note 14 of Notes to Consolidated Financial Statements). Operating profit of $26.2 million in 1997 declined 44.1% from $46.9 million in 1996, while 1996 improved 28.2% compared to $36.6 million in 1995.

    Excluding special charges, wholesale segment operating profit would have been $50.8 million, or 1.45% of segment sales and other operating revenues, compared to $37.1 million, or 1.50% of such revenues a year ago. The lower margin reflects a decline in earnings as a percent of revenues for the existing and newly acquired wholesale operations, where independent retail customers were affected by a weak sales environment, somewhat offset by increases in earnings contributions of the military division.

    Retail segment operating profit before special charges would have been $5.8 million compared to $7.7 million last year. The decline resulted from competitive pricing pressures in certain markets throughout the year, and the loss of sales volume due to the sale or closure of certain underperforming stores.

    Nash-DeCamp Company, the Company's produce marketing subsidiary, would have reported operating profit of $934,000 before special charges in 1997, compared to $2.1 million and $2.4 million in 1996 and 1995, respectively. The weak performance resulted from poor market prices caused by a surplus of available product, particularly tree fruit.

INCOME TAXES

    The effective tax rate for 1998 is estimated at 41.5%, compared to 41.9% in 1997. The effective income tax rate for 1997 is influenced by a number of factors that do not allow for a meaningful comparison to prior years. The tax provision substantially results from the nondeductibility of goodwill relating to the acquisitions of Super Food and T. J. Morris, partially offset by other items as shown in tax rate tables in Note 6 of Notes to Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

    Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the Year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company uses a significant number of computer software programs and embedded operating systems that are essential to its business. The Company's resolution to the Year 2000 issue is substantially incorporated in the system design of the HORIZONS project. In addition, since all segments of the Company will not be initially impacted by HORIZONS, the Company has been actively engaged in a process designed to mitigate any detrimental effects from the Year 2000 to any of these segments.

    The Company has also initiated communications with its significant suppliers and large customers with whom the Company's systems interface, exchange data or are dependent upon, for the purpose of coordinating efforts to minimize its vulnerability resulting from third parties' failure to resolve their own Year 2000 issues. However, there can be no guarantee that the systems of such third parties will be timely corrected and would not have an adverse effect on the Company's system. The Company expects to be completed with Year 2000 compliance in mid-1999 and believes that with the HORIZONS project and modifications of its existing software and systems, Year 2000 compliance will not pose significant operating problems. However, the Company's business, results of operations or financial condition could be adversely affected by the failure of its system, or others' systems, to operate properly beyond 1999. Wherever possible, the Company will be developing and executing contingency plans designed to allow continued operation in the event of failure of the Company's or other third party systems.

    Costs associated with a substantial portion of Year 2000 compliance coincide with the new software and system design of the HORIZONS project. The cost of Year 2000 compliance for business operations not affected by HORIZONS is not expected to have a material effect on results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has financed its capital needs through a combination of internal and external sources. These sources include cash flow from operations, short-term bank borrowings, various types of long-term debt, lease and equity financing.

    Operating activities generated positive net cash flows of $27.1 million during the first quarter of 1998 compared to $5.0 million a year ago. The increase is primarily due to higher accounts payable and accrued expenses and lower accounts receivable. Working capital was $186.1 million at the end of the quarter, a reduction of $13.8 million during the quarter. The current ratio decreased from 1.68 at the end of fiscal 1997 to 1.59 at the end of the first quarter.

    At March 28, 1998, the Company had $16.2 million in short-term debt compared to $11.3 million at the end of 1997.

    As part of a plan to extend the maturity of the Company's outstanding indebtedness and to provide the Company with greater financial and operating flexibility, on March 27, 1998, the Company prepaid approximately $106.3 million of Senior Notes. The Prepayments (including related prepayment premiums of $9.4 million) were financed with borrowings under the Revolving Credit Facility. The net proceeds from the issuance of the Series A Notes were used to reduce such borrowings, effectively extending the maturity of the Company's outstanding indebtedness.

    Other transactions affecting liquidity during the quarter include capital expenditures of $13.4 million, of which approximately $4.0 million related to HORIZONS, and payment of a cash dividend of $.18 per share on March 13, 1998 to shareholders of record on February 27, 1998.

    Cash provided from operating activities was $87.7 million in 1997 compared to $32.9 million in 1996. The increase is attributed to the improvements in operating profit before special charges and depreciation and amortization expenses.

    Working capital at January 3, 1998 declined to $199.9 million compared to $228.5 million at the end of 1996, reflecting the reduction in current assets. The current ratio was 1.68 in 1997 compared to 1.77 in 1996.

    At January 3, 1998, the Company had $11.3 million in short-term debt compared to $16.2 million at fiscal year-end 1996. As of January 3, 1998, the Company had uncommitted lines of credit totaling $25.0 million with two banks, under which a total of $13.7 million was unused. The Revolving Credit

Facility provides for borrowings of up to $360.0 million, under which a total of $204.0 million was outstanding at year-end. An agreement with a trust company provides for borrowings of up to $150.0 million, under which $10.0 million was borrowed at year-end. During the year, the Company utilized the existing revolving agreements to finance the acquisition of United-A.G. and capital outlays related to HORIZONS.

    During fiscal 1997, the Company provided financial assistance in the form of secured loans totaling $18.8 million to new or existing independent retailers. These loans are generally used to maintain and expand their businesses. In addition, the Company sold $37.0 million of trade accounts receivable and used proceeds from the sale to reduce long-term debt.

    Of the $31.3 million pretax special charges, approximately $13.6 million involve cash outflows, while the balance are non-cash. On an after tax basis, the cash impact is estimated to be $8.5 million, to be funded primarily from internally generated funds.

    Capital projects designed to maintain operating capacity, expand operations or improve efficiency totaled $67.7 million in 1997 compared to $51.3 million in 1996. Included in 1997 and 1996 expenditures are approximately $20.0 million and $8.1 million, respectively, related to the HORIZONS project. Total cash outlay for the design, installation of, and training for HORIZONS is projected to be about $76 million over the period of 1996 through 2004. Approximately half of such amount had been expended as of January 3, 1998. Of the $76 million, $58.7 million is expected to be capitalized. A majority of the remaining projected capital expenditures relating to HORIZONS are expected to be made in 1998.

    Subsequent to the completion of the offering of the Series A Notes and the application of the net proceeds thereof, the Company will continue to have available approximately $339.2 million of additional borrowing capacity under the Bank Credit Facilities. The Company believes that borrowings under the Bank Credit Facilities, cash flow from operating activities and lease financings will be adequate to meet the Company's working capital needs, planned capital expenditures and debt service obligations for the foreseeable future.

                                    BUSINESS

    Nash Finch Company, organized in 1921 as the successor to a business founded in 1885, is the third largest publicly traded wholesale food distributor in the United States (based on 1997 estimates), serving primarily the Midwestern and Southeastern regions of the United States. In addition, the Company operates 97 conventional and warehouse supermarkets in 13 states. The Company's wholesale operations, which include 21 distribution centers serving approximately 2,250 affiliated and independent supermarkets, U.S. military commissaries and other customers in approximately 30 states, accounted for 79.8% of the Company's total revenues in fiscal 1997, while its retail operations accounted for 18.7%. In fiscal 1997, the Company had total revenues of $4.4 billion and EBITDA (as defined herein) of $113.1 million.

    The Company's wholesale operations serve two primary markets: (i) supermarkets (70.4% of wholesale revenues in fiscal 1997), where the Company combines a wide offering of national brand and private label products with comprehensive support services to develop strong relationships with customers; and (ii) military commissaries (29.6% of wholesale revenues in fiscal 1997), where the Company believes it is currently the largest distributor of groceries and related products to such facilities in the United States. The Company's broad product offering includes dry groceries, fresh fruits and vegetables, frozen foods, fresh and processed meat products and dairy products, as well as a wide variety of non-food products, including health and beauty care, tobacco, paper products, cleaning supplies and small household items. Private label products are branded primarily under the Our Family trademark, a long-standing private label of the Company, and Fame, a trademark acquired in the acquisition of Super Food in November 1996. The Company offers a wide range of support services to its independent retailers to help them compete more effectively in their markets and to build customer loyalty, including supermarket merchandising support, accounting services, price management systems, retail technology support, advertising and promotional programs, training and human resource development services, market research and store development services.

    The Company's retail stores, as well as many of the retail outlets supplied by the Company's wholesale operations, are located primarily in small to midsized markets and rural areas. The Company's retail operations consist of 66 conventional supermarkets, averaging approximately 23,300 square feet in size, operating principally under the Sun Mart, Easter Foods and Food Folks trade names; 27 warehouse stores, averaging approximately 42,900 square feet in size, operating principally under the Econofoods trade name; and four combination general merchandise/food stores averaging approximately 43,000 square feet in size, operating under the Family Thrift Center trade name.

COMPANY STRENGTHS

    LEADING WHOLESALE FOOD DISTRIBUTOR. Through recent acquisitions, the Company has become the third largest publicly traded wholesale food distributor in the United States (based on 1997 estimates) with geographically dispersed operations serving primarily the Midwestern and Southeastern regions of the United States. The Company serves a diversified group of approximately 2,250 affiliated and independent supermarkets, U.S. military commissaries and other customers, none of which accounted for more than 2.5% of the Company's total revenues in fiscal 1997. The Company believes it is the largest wholesale distributor of groceries and related products to military commissaries in the United States. The Company derives increased purchasing power and economies of scale from its large sales volume and distribution network.

    INTEGRATED AND EFFICIENT DISTRIBUTION NETWORK. The Company has and continues to develop a highly integrated and efficient distribution network by realizing synergies from acquisitions and implementing innovative logistical techniques. The Company continues to pursue opportunities to increase volume through strategic acquisitions and to realize greater efficiencies in its distribution network through consolidation of distribution centers. The Company believes it is an industry leader in the development of advanced information systems and the application of innovative logistics, such as port of entry purchasing in full truck load quantities, cross docking and redistribution, which have resulted in price and freight savings and operating efficiencies.

    EXPERTISE IN PRIVATE LABEL PRODUCTS AND PERISHABLES. The Company has developed extensive expertise in marketing and distributing a wide range of private label products, including approximately 1,600 SKUs under the Our Family private label and approximately 1,300 SKUs under the Fame private label. The Company's private labels enjoy strong brand name recognition in the Company's markets. Sales and transfers of private label products accounted for 9.8% of the Company's non-military wholesale revenues in fiscal 1997. The Company has also developed significant expertise in handling, marketing and distributing perishables, including produce and dairy products. The Company's commitment to distributing perishables enables it to provide a full spectrum of quality products to customers. The Company believes that offering high quality private label products and perishables provides it with certain competitive advantages in attracting and retaining independent retailers and consumers. Private label products and perishables generally result in higher margins than branded products and other food categories.

    STRONG RETAIL STORE BASE. The Company's 97 retail stores serve primarily small to midsized markets and rural areas. The Company believes that approximately 70% of the Company's stores are in markets where the Company is first or second in market share. The Company believes its strong market share positions result primarily from offering a variety of store formats and retail concepts targeted to different geographical markets under several store names, including Sun Mart, Easter Foods, Food Folks, Econofoods and Food Bonanza. In addition, the Company believes its retail store base enhances the Company's wholesale operations by enabling it to (i) better understand the needs of independent retailers, thereby improving customer service; and (ii) test retail concepts and innovations, including advertising and promotional programs, in the Company's stores before they are rolled out to independent retailers. The Company's retail stores are typically located close to distribution centers, thereby creating certain operating efficiencies and logistical savings.

    LEADING DISTRIBUTOR TO DOMESTIC MILITARY COMMISSARIES. The Company believes that it is the largest wholesale distributor of groceries and related products to domestic military commissaries. The Company's military distribution centers also provide products for distribution to U.S. military commissaries in Europe and to ships afloat. The Company serves as a third party distributor to commissaries, contracting with a variety of food producers and other manufacturers to procure and warehouse products for distribution to commissaries. The Company's military distribution operations generally result in higher net margins than the Company's civilian distribution operations due primarily to lower operating expenses.

    REPUTATION FOR SUPERIOR CUSTOMER SERVICE. The Company's 113 year operating history, centered on the theme "CUSTOMER SATISFACTION IS ALWAYS FIRST!", has resulted in strong relationships with long-standing customers. To further enhance its reputation and strengthen customer relationships, the Company offers a wide range of support services to customers to help them compete more effectively in their markets, including supermarket merchandising support, accounting services, price management systems, retail technology support, advertising and promotional programs, training and human resource development services, market research and store development services.

    EXPERIENCED MANAGEMENT TEAM. The Company is led by a strong and experienced executive management team, the members of which have on average 20 years with the Company and 24 years of industry expertise across all facets of wholesale distribution, marketing, merchandising and retail operations.

COMPANY STRATEGY

    Management believes that the role of the distributor will continue to change from the warehousing of goods toward a greater emphasis on the strategic facilitation of goods and services for customers in a manner that provides greater efficiencies. In addition the Company believes that food retailers will be required to offer a wider variety of goods and services at attractive prices to compete effectively.

Accordingly, the Company's goals are to (i) profitably build the competitive strength of the Company's wholesale customers by being a reliable cost-effective provider of superior products and services, and (ii) achieve critical mass of profitable Company retail stores in target markets. To achieve these goals, the Company has adopted the following strategic initiatives:

    COST SAVINGS AND VALUE ADDED INITIATIVES. The Company has implemented and will continue to focus on a wide range of cost savings and value added initiatives, including (i) maximizing the Company's substantial purchasing power through centralized buying; (ii) consolidating operations and distribution centers to achieve operating efficiencies and economies of scale; (iii) reducing the Company's investment in working capital through strategic partnerships with suppliers and more aggressive management of receivables; (iv) implementing innovations in logistics and supply chain management to reduce procurement costs, freight charges, inventory levels and delivery lead times; (v) emphasizing greater cost consciousness among the Company's workforce; and (vi) identifying under-performing assets and adopting an aggressive "fix, sell or close" approach.

    IMPLEMENTATION OF HORIZONS INFORMATION SYSTEM. The Company, working in conjunction with SAP America and a number of other vendors and consultants, has committed significant resources over the last two years to develop and implement HORIZONS, a client server based enterprise management and financial information system. The HORIZONS system will be a fully integrated and scalable system that management believes will provide the Company with competitive advantages that can be aggressively marketed to independent retailers. Implementation of the HORIZONS system is scheduled to be substantially completed in 1999 and is expected to provide (i) a solution to the Company's Year 2000 software issues,
(ii) greater flexibility for the changing business environment, (iii) greater connectivity opportunities with customers and suppliers, (iv) the ability to integrate and standardize information systems throughout the Company, (v) timely and easy-to-use information, (vi) greater business process and workflow efficiencies, and (vii) more powerful decision-making and analysis tools. To parallel the development and implementation of the HORIZONS project, management has led a cultural change and training initiative designed to prepare the Company's workforce for changes in the industry and in the use of the HORIZONS system to address these changes.

    GROWTH THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES. The Company has grown significantly in recent years through strategic acquisitions that have (i) enhanced the Company's purchasing power, (ii) expanded the Company's geographic scope and breadth of product offering, (iii) increased the volume and efficiency of several of the Company's distribution centers, (iv) significantly enhanced the Company's presence in the military commissary market, and (v) added retail stores in the Company's target markets. The Company will continue to strive to achieve additional synergies through further integration of recent acquisitions. In addition, the Company will continue to seek new opportunities for strategic acquisitions and alliances that will provide a superior return on investment and achieve one or more of the criteria described above.

    STRENGTHEN RETAIL STORE BASE. The Company will continue to focus on improving the profitability and contribution of the Company's retail store base by investing to achieve critical mass and market dominance in the Company's key retail markets, including seeking acquisition opportunities that provide synergies, constructing new stores, remodeling and expanding existing stores and remodeling, selling or closing underperforming stores. In the past two years, the Company has acquired seven stores, remodeled 16 stores, sold seven stores and closed 16 stores. In addition, the Company has and will continue to develop and utilize a number of different retail formats in its retail stores. The Company believes that multiple retail formats enable the Company to more effectively respond to competition in the varied markets in which it operates. Addressing each market individually has resulted in the strong market position the Company enjoys in the majority of the Company's retail markets. Multiple formats also allow the Company to test different concepts prior to extending such concepts to independent retail customers.

WHOLESALE OPERATIONS

    The Company distributes and sells a full line of food products, including dry groceries, fresh fruits and vegetables, frozen foods, fresh and processed meat products and dairy products, and a variety of non-food products, including health and beauty care, tobacco, paper products, cleaning supplies and small household items. The Company primarily distributes and sells nationally advertised brand products and a number of unbranded products (principally meats and produce) purchased directly from various manufacturers, processors and suppliers or through manufacturers' representatives and brokers. The Company also distributes and sells private label products using the Company's own trademarks, including principally the Our Family private label that the Company has owned and developed over many years, and the Fame private label that the Company acquired in the acquisition of Super Food. A wide variety of grocery, dairy, packaged meat, frozen foods, health and beauty care products, paper and household products, beverages, and other packaged products are manufactured or processed by others for the Company and sold under the Company's private labels.

    As of January 3, 1998, the Company distributed food and non-food products, on a wholesale basis, to approximately 2,250 affiliated and independent supermarkets, U.S. military commissaries and other customers. The Company's wholesale customers are primarily self-service supermarkets that carry a wide variety of grocery products, health and beauty care products and general merchandise. Many stores also have one or more specialty departments such as delicatessens, in-store bakeries, restaurants, pharmacies and flower shops. Stores served by the Company's wholesale operations range in size from small stores to large warehouse stores of over 100,000 square feet.

    The Company offers to affiliated independent retailers a broad range of services, including promotional, advertising and merchandising programs, the installation of computerized ordering, receiving and scanning systems, the establishment and supervision of computerized retail accounting, budgeting and payroll systems, personnel management assistance and employee training, consumer and market research, store development services and insurance programs. The Company's retail counselors and other Company personnel advise and counsel affiliated independent retailers, and directly provide many of the above services. Separate charges are made for some of these services. Other independent stores are charged for services on a negotiated basis. The Company also provides retailers with marketing and store upgrade services, many of which have been developed in connection with Company owned stores. For example, the Company assists retailers in installing and operating delicatessens and other specialty food sections. Rather than offering a single program for the services it provides, the Company has developed multiple, flexible programs to serve the needs of most affiliated independent retailers, whether rural or urban, large or small.

    The Company's assistance to affiliated independent retailers in store development provides a means of continued growth for the Company through the development of new retail store locations and the enlargement or remodeling of existing retail stores. Services provided include site selection, marketing studies, building design, store layout and equipment planning and procurement. The Company assists wholesale customers in securing existing supermarkets that are for sale from time to time in market areas served by the Company and, occasionally, acquires existing stores for resale to wholesale customers.

    The Company also provides financial assistance to its independent retailers generally in connection with new store development and the upgrading or expansion of existing stores. The Company makes secured loans to some of its independent retailers, generally repayable over a period of five or seven years, for inventories, store fixtures and equipment, working capital and store improvements. Loans are secured by liens on inventory or equipment or both, by personal guarantees and by other types of security. As of January 3, 1998, the Company had approximately $39.0 million outstanding of such secured loans to 147 independent retailers. In addition, the Company may provide such assistance to independent retailers by guarantying loans from financial institutions and leases entered into directly with lessors. The Company also uses its credit strength to lease supermarket locations for sublease to independent retailers, at rates that are at least as high as the rent paid by the Company.

    The Company currently distributes products from 21 distribution centers located in Colorado, Georgia, Iowa, Kansas, Maryland, Michigan, Minnesota, Nebraska (2), North Carolina (2), North Dakota (2), Ohio (3), South Dakota (2), Virginia (2), and Wisconsin. The Company's distribution centers are located at strategic points to efficiently serve Company owned stores, independent customers and military commissaries. The distribution centers are equipped with modern materials handling equipment for receiving, storing and shipping goods and merchandise and are designed for high-volume operations at low unit costs.

    Distribution centers serve as central sources of supply for Company owned and independent stores, military commissaries and other institutional customers within their operating areas. Generally, the distribution centers maintain complete inventories containing most national brand grocery products sold in supermarkets and a wide variety of high-volume private label items. In addition, distribution centers provide full lines of perishables, including fresh meats and poultry, fresh fruits and vegetables (except Super Food distribution centers), dairy and delicatessen products and frozen foods. Health and beauty care products, general merchandise and specialty grocery products are distributed from a dedicated area of a distribution center located in Bellefontaine, Ohio, and from the distribution center located in Sioux Falls, South Dakota. Retailers order their inventory requirements at regular intervals through direct linkage with the Company's computers. Deliveries are made primarily by the Company's transportation fleet. The frequency of deliveries varies, depending upon customer needs. The Company currently has a modern fleet of approximately 500 tractors and 1,200 semi-trailers, most of which are owned by the Company. In addition, many types of meats, dairy products, bakery and other products are sold by the Company but are delivered by the suppliers directly to retail food stores.

    Virtually all of the Company's wholesale sales to independent retailers are made on a market price-plus-fee and freight basis, with the fee based on the type of commodity and quantity purchased. Selling prices are changed promptly, based on the latest market information.

    The Company distributes groceries and related products directly to military commissaries in the U.S., and distribution centers also provide products for distribution to U.S. military commissaries in Europe and to ships afloat. These distribution services are provided primarily under contractual arrangements with the manufacturers of those products. The Company provides storage, handling and transportation services for the manufacturers and, as products ordered from the Company by the commissaries are delivered to the commissaries, the Company invoices the manufacturers for the cost of the merchandise delivered plus negotiated fees.

RETAIL OPERATIONS

    As of January 3, 1998, the Company owned and operated 97 retail outlets, including 66 supermarkets, 27 warehouse stores and four combination general merchandise/food stores. The Company has devoted considerable resources in recent years to acquire, construct, enlarge and modernize its stores. By constructing new stores or expanding existing stores, the Company seeks to add either larger conventional supermarkets (at least 30,000 square feet) or warehouse stores (at least 45,000 square feet), as appropriate. The Company's stores use a number of automated systems to provide inventory control at delivery and checkout points, reduce shrinkage and increase labor efficiency.

    The Company operates 66 conventional supermarkets principally under the names Sun Mart, Easter Foods and Food Folks. These stores, 12 of which the Company owns (the remainder are leased), range in size up to approximately 46,000 square feet. These stores are primarily self-service supermarkets that carry a wide variety of grocery products, health and beauty care products and general merchandise. Many stores also have one or more specialty departments such as delicatessens, in-store bakeries, restaurants, pharmacies and floral departments.

    The Company operates 27 warehouse stores, principally under the name Econofoods. These stores, six of which the Company owns (the remainder are leased), range in size up to approximately 106,000 square feet. The Company's warehouse stores offer a wide variety of high quality groceries, fresh fruits and vegetables, dairy products, frozen foods, fresh fish, fresh and processed meat and health and beauty care products, all at lower prices. Many have specialty departments such as delicatessens, bakeries, pharmacies, banks and floral and video departments. These stores appeal to quality and price-conscious customers who want broad selection and availability of convenience foods, but are willing, in some cases, to forgo standard supermarket services. The stores offer lower prices due to increased business volume as well as the limited services available.

    The Company also operates four combination general merchandise/food stores under the name Family Thrift Center. These stores, two of which are owned, range in size up to approximately 60,000 square feet. In addition to traditional supermarket food departments, these stores have expanded general merchandise and health and beauty care products departments and pharmacies, and some also have sit-down restaurants, full-service floral departments and book departments.

PRODUCE MARKETING OPERATIONS

    Through a wholly owned subsidiary, Nash-DeCamp Company ("Nash-DeCamp"), the Company grows, packs, ships and markets fresh fruits and vegetables from locations in California and the countries of Chile and Mexico to customers in the United States, Canada and overseas. For regulatory reasons, the amount of business between Nash-DeCamp and the Company is limited. The Company owns and operates three modern packing, shipping and/or cold storage facilities that ship fresh grapes, plums, peaches, nectarines, apricots, pears, persimmons, kiwi fruit and other products. The Company also acts as marketing agent for other packers of fresh produce in California and in the countries of Chile and Mexico. For the above services, the Company receives, in addition to a selling commission, a fee for packing, handling and shipping produce. The Company also owns vineyards and orchards for the production of table grapes, tree fruit, kiwi and citrus.

INFORMATION SYSTEMS

    The Company, working in conjunction with SAP America and a number of other vendors and consultants, has committed substantial resources over the last two years to the development and implementation of HORIZONS, a client server based enterprise management and financial information system. The Company currently expects to spend approximately $76 million between 1996 and 2004 on the design and installation of, and training for, the HORIZONS project, approximately half of which has been spent through the end of fiscal 1997. The HORIZONS system will be a fully integrated and scalable system that management believes will provide the Company with competitive advantages that can be aggressively marketed to retail customers. Implementation of the HORIZONS system is scheduled to be substantially completed in 1999, and is expected to provide (i) a solution to the Company's Year 2000 software issues, (ii) greater flexibility for the changing business environment, (iii) greater connectivity opportunities with customers and suppliers; (iv) the ability to integrate and standardize information systems throughout the Company, (v) timely and easy-to-use information, (vi) greater business process and workflow efficiencies, and (vii) more powerful decision-making and analysis tools. To parallel the development and implementation of the HORIZONS project, management has led a cultural change and training initiative designed to prepare the Company's workforce for changes in the industry and in the use of the HORIZONS system to address these changes.

PROPERTIES

    The principal executive offices of the Company are located in Edina, Minnesota, and consist of approximately 68,000 square feet of office space in a building owned by the Company. In addition to the executive offices, the Company leases an additional 15,275 square feet of office space in Edina, Minnesota. The locations and sizes of the Company's distribution centers, as of January 3, 1998, are listed below (all of which are owned, except as indicated). The distribution center facilities which are leased have varying terms, all with remaining terms of less than 20 years.

                                                                    APPROX. SIZE
LOCATION                                                            (SQUARE FEET)
------------------------------------------------------------------  -------------
Midwest/West:
  Denver, Colorado(a).............................................      335,800
  Cedar Rapids, Iowa..............................................      351,900
  Liberal, Kansas.................................................      177,000
  St. Cloud, Minnesota............................................      329,000
  Grand Island, Nebraska..........................................      177,700
  Omaha, Nebraska(a)..............................................      530,000
  Lincoln, Nebraska(b)............................................      226,300
  Fargo, North Dakota.............................................      288,800
  Minot, North Dakota.............................................      185,200
  Rapid City, South Dakota........................................      187,100
  Sioux Falls, South Dakota(c)....................................      271,100
  Appleton, Wisconsin.............................................      430,900

Southeast:
  Statesboro, Georgia(a)(d).......................................      287,800
  Baltimore, Maryland(a)..........................................      350,500
  Lumberton, North Carolina(a)(e).................................      256,600
  Rocky Mount, North Carolina(a)..................................      191,800
  Bluefield, Virginia.............................................      186,400
  Norfolk, Virginia(a)(f).........................................      543,600

Super Food Services, Inc.:
  Bellefontaine, Ohio(g)..........................................      863,000
  Cincinnati, Ohio................................................      445,600
  Bridgeport, Michigan(a).........................................      581,300
  Lexington, Kentucky(a)(h).......................................      334,700
                                                                    -------------

Total Square Footage..............................................    7,532,100
                                                                    -------------
                                                                    -------------

------------------------

(a) Leased facility.

(b) The operations of the Lincoln distribution center have been consolidated with the operations of the Company's distribution center in Omaha, Nebraska, and the Company has closed the Lincoln distribution center and intends to sell the property.

(c) Includes 79,300 square feet that are leased by the Company.

(d) Includes 46,400 square feet that are owned by the Company.

(e) Includes 16,100 square feet of produce warehouse space located in Wilmington, North Carolina which is leased by the Company.

(f) Includes 52,800 square feet that are owned by the Company.

(g) Includes 197,000 square feet that are leased by the Company. General Merchandise Services, an operating unit of Super Food, utilizes approximately 487,800 square feet of the total space (owned and leased) for the distribution of health and beauty care products, general merchandise and specialty grocery products.

(h) The Company closed the Lexington distribution center in March 1998, having consolidated its operations with the Cincinnati, Ohio and Bluefield, Virginia distribution centers.

    The following table shows the number and aggregate size of Company operated conventional supermarkets and warehouse stores at January 3, 1998:

Conventional Supermarkets:
  Number of stores...............................................         66
  Total square feet..............................................  1,459,532

Warehouse Stores:
  Number of stores...............................................         27
  Total square feet..............................................  1,168,875

Combination General Merchandise/Food:
  Number of stores...............................................          4
  Total square feet..............................................    180,399

Totals:
  Number of stores...............................................         97
  Total square feet..............................................  2,808,806

    Nash-DeCamp has executive offices comprising approximately 11,600 square feet of leased space in an office building located in Visalia, California. Nash-DeCamp owns and operates three packing, shipping and/or cold storage facilities in California in connection with its produce marketing operations, with total space of approximately 174,000 square feet. In addition to such storage facilities, Nash-DeCamp also owns approximately 879 acres for the production of table grapes, 40 acres for the production of kiwi fruit, 796 acres for the production of peaches, plums, apricots and nectarines, 245 acres for the production of citrus, and 194 acres of open ground for future development, all in the San Joaquin Valley of California. Nash-DeCamp also leases 236 acres for the production of tree fruit located in the San Joaquin Valley and, through a 99% owned Chilean subsidiary, approximately 740 acres in Chile for the production of table grapes.

COMPETITION

    All segments of the Company's business are highly competitive. The Company competes directly at the wholesale level with a number of wholesalers that supply independent retailers, including "cooperative" wholesalers that are owned by their retail customers and "voluntary" wholesalers who, like the Company, are not owned by their retail customers but sponsor a program under which single-unit or multi-unit independent retailers may affiliate under a common name. Certain of these competing wholesalers may also engage in distribution to military commissaries. The Company also competes indirectly with the warehouse and distribution operations of the large integrated chains, which consist of single entities owning both wholesale and retail operations. At the wholesale level, the principal methods of competition are price, quality, breadth and availability of products offered, strength of private label brands offered, schedules and reliability of deliveries and the range and quality of services offered, such as store financing and use of store names, and the services offered to manufacturers of products sold to military commissaries. The success of the Company's wholesale business also depends upon the ability of its retail store customers to compete successfully with other retail food stores.

    The Company competes on the retail level in a fragmented market with many organizations of various sizes, ranging from national chains and voluntary or cooperative groups to local chains and privately owned unaffiliated stores. Depending on the product and location involved, the principal methods of competition at the retail level include price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal.

    The Company competes directly in its produce marketing operations with a large number of other firms that pack, ship and market produce, and competes indirectly with larger, integrated firms that grow, pack, ship and market produce. The principal methods of competition in this segment are service provided to growers and the ability to sell produce at the most favorable prices.

EMPLOYEES

    As of January 3, 1998, the Company employed approximately 12,200 persons, approximately 5,400 of which were employed on a part-time basis. All employees are non-union, except approximately 774 employees in a variety of functions who are unionized under various collective bargaining agreements. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

    The Company is a party to various litigation, claims and disputes, some of which are for substantial amounts, arising in the ordinary course of its business. While the ultimate effect of such actions cannot be predicted with certainty, the Company expects that the outcome of these matters will not result in a material adverse effect on its consolidated financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages and the offices held as of March 31, 1998 are as follows:

NAME                                  AGE                 POSITION
------------------------------------  --- ----------------------------------------
Alfred N. Flaten(1).................  63  Director, President and Chief Executive
                                          Officer
William E. May, Jr..................  49  Executive Vice President and Chief
                                          Operating Officer
David J. Richards(2)................  49  Vice President, Corporate Retail Stores
Norman R. Soland....................  57  Vice President, Secretary and General
                                          Counsel
Charles F. Ramsbacher...............  55  Vice President, Marketing
Clarence T. Walters.................  61  Vice President, Management Information
                                          Systems
Steven L. Lumsden...................  52  Vice President, Warehouse and
                                          Transportation
Gerald D. Maurice...................  64  Vice President, Store Development
Charles M. Seiler...................  50  Vice President, Corporate Retail
                                          Operations
John R. Scherer.....................  47  Vice President and Chief Financial
                                          Officer
Edgar F. Timberlake.................  50  Vice President, Human Resources
John M. McCurry.....................  49  Vice President, Independent Store
                                          Operations
Thomas W. Struck....................  47  Vice President, Supply Chain Management
Lawrence A. Wojtasiak...............  52  Controller
Suzanne S. Allen....................  33  Treasurer
Carole F. Bitter....................  52  Director
Richard A. Fisher...................  68  Director
Jerry L. Ford.......................  57  Director
Allister P. Graham..................  61  Director
John H. Grunewald...................  61  Director
Richard G. Lareau...................  69  Director
Don E. Marsh........................  60  Director
Donald R. Miller....................  70  Director; Board Chair
Robert F. Nash......................  64  Director
Jerome O. Rodysill..................  69  Director

------------------------

(1) Mr. Flaten has announced his retirement as a director and officer of the Company effective as of June 1, 1998. The Board of Directors has elected Mr. Ron Marshall (age 44) as President and Chief Executive Officer effective as of June 1, 1998. The Board of Directors further intends to elect Mr. Marshall to fill the vacancy on the Board of Directors following the resignation of Mr. Flaten as of June 1, 1998.

(2) Mr. Richards resigned effective as of May 15, 1998.

    There are no family relationships between or among any of the executive officers or directors of the Company. The Company's directors are divided into three classes of as nearly equal size as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. Executive officers of the Company are elected by the Board of Directors for one-year terms, commencing with their election at the first meeting of the Board of Directors immediately following the annual meeting of stockholders and continuing until the next such meeting of the Board of Directors.

    Mr. Flaten has been a director of the Company since May 1990. He was elected President in November 1991 and Chief Executive Officer in November 1994. He also served as Chief Operating Officer from November 1991 to January 1998. Previously he served as Executive Vice President, Sales and

Operations from February 1991 to November 1991. Prior to that, Mr. Flaten was employed by the Company in a variety of functions beginning in June 1961.

    Mr. Marshall was elected by the Board of Directors to serve as President and Chief Executive Officer and as a director effective as of June 1, 1998. Prior to joining the Company, Mr. Marshall served as Executive Vice President and Chief Financial Officer of Pathmark Stores, Inc., a grocery retailer serving the mid-Atlantic states, since 1994. From 1991 through 1994, Mr. Marshall served as Senior Vice President and Chief Financial Officer of Dart Group Corporation, a retailer of groceries, auto parts and books. Prior to that, he was Vice President and Chief Financial Officer of Barnes & Noble Bookstores, Inc.

    Mr. May's election as Executive Vice President and Chief Operating Officer was effective in January 1998. He previously served as Vice President, Strategic Technology Programs and Marketing Services from July 1996 to January 1998, after joining the Company in June 1996. He was previously employed by Spartan Stores, Inc., a wholesale food distribution company, serving in various executive and officer capacities from July 1988 to June 1996.

    Mr. Richards was elected as Vice President, Corporate Retail Stores in July 1996. He previously served as operating Vice President, Southeast Division from December 1994 to June 1996, when he assumed his current functional responsibilities. Prior to joining the Company, he was employed by Scrivner, Inc., a wholesale and retail food distribution company, serving as its Senior Vice President, Store Development from July 1993 to August 1994 and its Executive Vice President, Corporate Stores from January 1992 to July 1993.

    Mr. Soland has served as Vice President, Secretary and General Counsel since May 1988, and as Secretary and General Counsel since January 1986.

    Mr. Ramsbacher has served as Vice President, Marketing since May 1991.

    Mr. Walters has served as Vice President, Management Information Systems since May 1988.

    Mr. Lumsden has served as Vice President, Warehouse and Transportation since May 1992.

    Mr. Maurice was elected Vice President, Store Development in May 1993. He previously served as operating Vice President, Central Division for more than five years.

    Mr. Seiler was elected as Vice President, Corporate Retail Operations effective as of October 1994. He previously served as operating Vice President, Iowa Division from May 1993 to October 1994 and Iowa Division Manager from June 1991 to May 1993.

    Mr. Scherer was appointed as Chief Financial Officer in November 1995. His election as Vice President was effective in December 1994, and he served as Vice President, Planning and Financial Services from December 1994 to November 1995. He previously served as Director of Strategic Planning and Financial Services from April 1994 to December 1994, and Director of Planning and Budgets from January 1988 through April 1994.

    Mr. Timberlake was elected as Vice President, Human Resources in November 1995. He previously served as Director of Human Resources from January 1993 to November 1995.

    Mr. McCurry was elected as Vice President, Independent Store Operations in May 1996. He previously served as Director of Independent Store Operations from August 1993 to May 1996 and as Distribution Center Manager, Sioux Falls, South Dakota, from January 1991 to August 1993.

    Mr. Struck was elected as Vice President, Supply Chain Management effective as of January 1998. He previously served as Director, Future Business Systems in the Company's HORIZONS project from March 1997 to January 1998, and as Distribution Center Manager, Cedar Rapids, Iowa from August 1988 to March 1997.

    Mr. Wojtasiak has served as Controller since May 1990.

    Ms. Allen was elected as Treasurer effective as of January 1996. She previously served as Assistant Treasurer from May 1995 to January 1996 and Treasury Manager from January 1993 to May 1995.

    Dr. Bitter has been a director of the Company since November 1993. She is President and Chief Executive Officer of Harold Friedman, Inc., an operator of retail supermarkets, a position she has held for more than five years.

    Mr. Fisher has been a director of the Company since May 1984. He retired in December 1992 as Vice President--Finance and Treasurer of Network Systems Corporation, a position he had held for more than five years.

    Mr. Ford has been a director of the Company since May 1997. He served as an executive of Comdisco Network Services, a division of Comdisco, Inc. from June 1994 to April 1998. He previously served as Executive Director and Chief Operating Officer of Lindquist & Vennum, a law firm, for more than five years.

    Mr. Graham has been a director of the Company since May 1992. He is the Chairman of the Board and Chief Executive Officer of The Oshawa Group Limited, a food and pharmaceutical distributor in Canada, a position he has held for more than five years. Mr. Graham also serves as a director of Dylex Limited (Canada).

    Mr. Grunewald has been a director of the Company since September 1992. He retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a position he had held since September 1993. He previously served as Executive Vice President, Chief Financial Officer and Secretary of Pentair, Inc. for more than five years. Mr. Grunewald also serves as a director of Advantage Learning Systems, Inc. and Kinnard Investments Inc.

    Mr. Lareau has been a director of the Company since May 1984. He has been a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for over 30 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to the Company. Mr. Lareau also serves as a director of Merrill Corporation, Mesabi Trust, Northern Technologies International Corporation and Ceridian Corporation.

    Mr. Marsh has been a director of the Company since June 1995. He is the Chairman of the Board, President and Chief Executive Officer of Marsh Supermarkets, Inc., a supermarket and convenience store chain, positions he has held for more than five years. Mr. Marsh also serves as a director of Indiana Energy Incorporated and National City Bank, Indiana.

    Mr. Miller has been a director of the Company since February 1978, and has served as Board Chair since May 1995. He has been an independent management consultant for more than five years. Mr. Miller also serves as a director of Michael Anthony Jewelers, Inc.

    Mr. Nash has been a director of the Company since May 1968. He retired in January 1996 as Vice President and Treasurer of the Company, a position he had held for more than five years.

    Mr. Rodysill has been a director of the Company since May 1974. He retired in January 1994 as Senior Vice President, Store Development and Construction of the Company, a position he had held for more than five years.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation earned during the fiscal years ending January 3, 1998, December 28, 1996 and December 30, 1995, by the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                      ------------------------------------------------------------
                                                                                AWARDS
                                               ANNUAL COMPENSATION    --------------------------    PAYOUTS
                                                                      RESTRICTED    SECURITIES    -----------
                                              ----------------------     STOCK      UNDERLYING       LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION      FISCAL YEAR   SALARY     BONUS(A)     AWARDS(B)    OPTIONS(C)    PAYOUTS(D)     COMPENSATION(E)
-------------------------------  -----------  ---------  -----------  -----------  -------------  -----------  -------------------
                                                 ($)         ($)          ($)           ($)           ($)
Alfred N. Flaten ..............        1997     470,091     127,187           --            --        73,024            3,331
  PRESIDENT, CHIEF EXECUTIVE           1996     368,985     114,700       69,996        48,693       165,956            5,318
  OFFICER AND DIRECTOR                 1995     279,232     130,000           --            --            --            5,081
William T. Bishop(f) ..........        1997     215,408      47,216           --            --        24,437            3,331
  SENIOR VICE PRESIDENT, SALES         1996     179,506      43,200       29,998        20,868        50,478               --
  AND LOGISTICS                        1995     149,588      50,000           --            --            --               --
William E. May, Jr.(g) ........   1997 1996     208,370      57,400           --            --            --               --
  EXECUTIVE VICE PRESIDENT AND         1995     101,288      30,000           --            --            --               --
  CHIEF OPERATING OFFICER                            --          --           --            --            --               --
David J. Richards .............        1997     207,353      53,040           --            --        20,364            3,331
  VICE PRESIDENT, CORPORATE            1996     153,425      55,000           --            --        37,836               --
  RETAIL STORES                        1995     124,657      25,000           --            --            --               --
Norman R. Soland ..............        1997     177,876      36,000           --            --        17,612            3,331
  VICE PRESIDENT, SECRETARY AND        1996     139,616      34,720       21,597        15,024        39,247            5,318
  GENERAL COUNSEL                      1995     107,704      47,000           --            --            --            4,398

------------------------------

(a) Cash bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year.

(b) These amounts reflect the value of the 25% discount related to the purchase by certain executive officers of shares of the Company's Common Stock (the "Common Stock") that are restricted and subject to a risk of forfeiture for an aggregate purchase price equal to 75% of the fair market value of the Common Stock on January 31, 1996. Pursuant to this program (the "Management Restricted Stock Purchase Program"), which was implemented under the Nash Finch 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan"), 10% of the aggregate purchase price was paid by such executive officer in cash and the remainder was paid by delivery of a promissory note secured by a pledge of the shares. Interest on the promissory note, at a rate of 5.61% per annum (120% of the then applicable federal rate), is payable quarterly, with principal amounts payable commencing two years from issuance of the promissory note and due in full on February 28, 2001. The forfeiture restrictions on the shares generally will lapse on February 28, 2001, although the shares will remain pledged as collateral for the promissory note until repayment of the promissory note or the Company otherwise releases such shares. If, however, the executive officer's employment is terminated by reason of death, disability, retirement, or a change in control of the Company occurs, as defined in the 1994 Stock Incentive Plan, the forfeiture restrictions will lapse. If the executive officer's employment is terminated prior to the lapsing of forfeiture restrictions for any other reason, such restricted shares will be repurchased by the Company at the lesser of the purchase price paid or an amount equal to the then fair market value of the shares divided by 0.75. Although ordinary cash dividends on such restricted shares will be paid to such executive officers, any other dividends or distributions on such restricted shares will be subject to the same security interest and forfeiture restrictions as the shares to which they relate. As of January 3, 1998, the number and fair market value of restricted shares held by each of the named executive officers participating in the Management Restricted Stock Purchase Program was as follows: (i) Mr. Flaten's shares (16,231) had a fair market value of $312,447; and (ii) Mr. Soland's shares (5,008) had a fair market value of $96,404.

(c) These amounts reflect the grant of options under the 1994 Stock Incentive Plan.

(d) For fiscal 1996, these amounts reflect (i) the fair market value ($20.125 per share) of shares of Common Stock issued for performance units earned for fiscal 1996 pursuant to awards granted under the 1994 Stock Incentive Plan, and (ii) cash payments representing dividends declared on an equivalent number of shares ("dividend equivalents") from January 1, 1996 through March 1, 1997, the date the shares were issued. For fiscal 1997, the amounts reflect (i) the fair market value ($19.625 per share) of shares of Common Stock issued for performance units earned for fiscal 1995-1997 pursuant to awards granted under the 1994 Stock Incentive Plan and (ii) cash payments representing dividend equivalents from January 1, 1995 through March 1, 1998, the date the shares were issued. Fair market value of the shares was determined as of the dates that the issuance of the shares was approved by the Compensation Committee of the Board of Directors, which were February 10, 1997 and February 16, 1998, respectively. These shares have been included as payouts for the year in which they were earned, even though the shares were not issued, and dividend equivalents paid, until the following year (e.g., shares earned in fiscal 1997 were actually paid in fiscal 1998).

(e) "All Other Compensation" consists of contributions by the Company in fiscal 1995, fiscal 1996 and fiscal 1997 to the Nash Finch Profit Sharing Plan.

(f) Mr. Bishop resigned from the Company effective as of January 4, 1998.

(g) Mr. May joined the Company in June 1996.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is information, as of March 1, 1998 unless otherwise indicated, pertaining to (a) the individual ownership of the Company's Common Stock (the "Common Stock") by directors and executive officers named in the Summary Compensation Table, and (b) the ownership of Common Stock by directors and executive officers as a group.

                                                                                                        TOTAL SHARES OF COMMON
                                                                                                          STOCK BENEFICIALLY
                                                                                                            OWNED(A)(B)(C)
                                                                                                       ------------------------
                                                         NUMBER OF     NUMBER OF        NUMBER OF                     PERCENT
NAME OF BENEFICIAL OWNER                                 SHARES(A)    OPTIONS(B)     SHARE UNITS(C)      AMOUNT      OF CLASS
------------------------------------------------------  -----------  -------------  -----------------  -----------  -----------
Carole F. Bitter......................................       1,000         1,000              926           2,926        *
Richard A. Fisher.....................................       2,000(d)       1,000             966           3,966(d)      *
Alfred N. Flaten......................................      33,030(e)       5,600          N/A             38,630(e)      *
Jerry L. Ford.........................................       1,000           500              197           1,697        *
Allister P. Graham....................................       1,000         1,500            1,114           3,614        *
John H. Grunewald.....................................       2,500(f)       1,500             613           4,613(f)      *
Richard G. Lareau.....................................       3,948(g)       1,500          -0-              5,448(g)      *
Don E. Marsh..........................................         640           500              627           1,767        *
Donald R. Miller......................................       2,015         1,500           -0-              3,515        *
Robert F. Nash........................................      99,800(h)       1,000             511         101,311(h)      *
Jerome O. Rodysill....................................      21,015(i)       1,500             151          22,666(i)      *
William T. Bishop(j)..................................       1,110        -0-              N/A              1,110        *
William E. May, Jr....................................      -0-            1,280           N/A              1,280        *
David J. Richards.....................................       4,322        -0-              N/A              4,322        *
Norman R. Soland......................................      11,043(k)       2,400          N/A             13,443(k)      *
All Directors and Executive Officers as a Group (26
  persons)............................................     215,210(l)      36,540           5,105         256,855(l)       2.27%

------------------------------

 * Less than 1%.

(a) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(b) Includes shares of Common Stock that may be acquired upon exercise of options within 60 days of March 1, 1998 by the persons and group identified in this table under the 1994 Stock Incentive Plan and the Nash Finch 1995 Director Stock Option Plan.

(c) Share Units represent shares of Common Stock payable to non-employee directors upon termination of service on the Board under the Nash Finch 1997 Non-Employee Director Stock Compensation Plan.

(d) Includes 500 shares owned beneficially by Mr. Fisher's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(e) Includes 1,000 shares owned beneficially by Mr. Flaten's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(f) Includes 500 shares owned beneficially by a trust for which Mr. Grunewald's wife serves as a trustee. As a result, Mr. Grunewald may be deemed to share voting and investment power for such shares, but he disclaims any beneficial interest in such shares.

(g) Includes 1,800 shares owned beneficially by Mr. Lareau's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(h) Includes 28,082 shares owned beneficially by Mr. Nash's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(i) Includes 12,860 shares held by a trust for the benefit of Mr. Rodysill's wife, of which Mr. Rodysill is a co-trustee with his son and as to which he shares voting and investment power.

(j) Mr. Bishop resigned from the Company effective as of January 4, 1998.

(k) Includes 3,371 shares that are owned beneficially by Mr. Soland and his wife jointly and as to which he shares voting and investment power.

(l) Includes 48,413 shares as to which voting and investment power are shared or may be deemed to be shared.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth in the following table is information pertaining to persons known to the Company, as of March 1, 1998, to be the beneficial owners of more than five percent of the outstanding Common Stock.

                                                                                      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                      AMOUNT     OF CLASS
-----------------------------------------------------------------------  ---------  -----------
Sanford C. Bernstein & Co., Inc........................................    620,138(a)        5.5%
767 Fifth Avenue
New York, NY 10153

Franklin Resources, Inc................................................    785,000(b)        6.9%
777 Mariners Island Blvd.
San Mateo, CA 94404

------------------------

(a) Sanford C. Bernstein & Co., Inc. has reported in a Schedule 13G dated February 4, 1998 that, as of December 31, 1997, it was the beneficial owner of all of such shares, possessing sole investment power with respect to all such shares, sole voting power with respect to 523,100 shares and shared voting power with respect to 15,863 shares. Sanford C. Bernstein & Co., Inc. has also reported that the filing was made in its capacities as an investment adviser and broker/dealer, and that its beneficial ownership of such shares is on behalf of certain accounts of its discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

(b) Franklin Resources, Inc. has reported in a Schedule 13G dated January 30, 1998 that, as of December 31, 1997, it was the beneficial owner of all of such shares, possessing sole investment power and sole voting power with respect to all such shares. Franklin Resources, Inc. has also reported that the filing was made in its capacities as a holding company of direct and indirect investment advisory subsidiaries. Such subsidiaries advise various open or closed-end investment companies or other managed accounts pursuant to advisory contracts. The advisory contracts grant to such subsidiaries all voting and investment power over the securities owned by the advisory clients, and as a result, such subsidiaries may be deemed as the beneficial owners of such shares. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    The following summary of the instruments and agreements governing certain other indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the agreements governing such indebtedness, certain of which have been filed by the Company with the Commission. Capitalized terms used herein are defined as specified in the agreement to which each of the following sections relate, unless the context requires otherwise.

THE REVOLVING CREDIT FACILITY

    The Company entered into the Revolving Credit Facility as of October 8, 1996, with Harris Trust and Savings Bank, as Administrative Agent, and various other lending institutions, which originally provided for a $500.0 million revolving line of credit, the proceeds of which were available to finance and pay various transaction costs relating to the Company's acquisition of the shares of Super Food and are available to pay various other indebtedness of the Company and Super Food, and provide working capital to the Company and its subsidiaries. On March 2, 1998, the credit available under the Revolving Credit Facility was reduced to $360.0 million, and was reduced to $350.0 million upon consummation of the offering of the Series A Notes. The Revolving Credit Facility also includes a letter of credit facility of up to $25.0 million, and a $25.0 million swing line facility, each of which reduces to the extent used, the amount otherwise available under the revolving line of credit. The Revolving Credit Facility is guaranteed by all the significant operating subsidiaries of the Company. Interest on amounts outstanding under the Revolving Credit Facility may be calculated, at the Company's option, at either a base rate (i.e., the greater of the prime commercial rate or the Fed Funds rate plus 0.50%) or an Adjusted LIBOR rate plus a margin which may be adjusted depending on the rating assigned to the Company's outstanding senior unsecured non-credit enhanced long-term indebtedness by Standard & Poor's Ratings Services Group and/or Moody's Investors Services, Inc. (the "Company's Debt Rating"). The Revolving Credit Facility also provides the Company with the right to request interest on loans outstanding thereunder to be set pursuant to a bid procedure which may be responded to by the lenders thereunder, at their sole discretion. The Company is obligated to pay a facility fee ranging from 0.10% to 0.30 % of the total commitments depending on the Company's Debt Rating, certain agents' fees and other administrative fees.

    The Revolving Credit Facility, as amended in connection with the offering of the Series A Notes, contains numerous covenants, including: (i) the Company must maintain a Current Ratio of at least 1.25 to 1.00; (ii) the Company's Tangible Net Worth must be at least $125.0 million plus 50% of its consolidated Net Income (if positive) for the fiscal quarter ending March 23, 1997, and for each fiscal quarter thereafter; (iii) the Company's ratio of Total Funded Debt to EBITDA (excluding the effect of the Company's extraordinary charge to earnings in the third quarter of fiscal 1997) for any four quarter period on the last day of each fiscal quarter may not be more than 4.75 to 1.00 as of the end of second quarter of fiscal 1998, declining to 4.50 to 1.00 by the end of the fourth quarter of fiscal 1998, declining to 4.25 to 1.00 as of the end of the second quarter of fiscal 1999 and declining to 4.00 to 1.00 as of the end of the second quarter of fiscal 2000 and thereafter; (iv) the Company may not allow its ratio of EBITDA (excluding the effect of the Company's extraordinary charge to earnings in the third quarter of fiscal 1997) to Interest Expense for any four quarter period to be less than 2.50 to 1.00 from the first fiscal quarter of 1998 through the first quarter of fiscal 2000, increasing to 2.75 to 1.00 for each fiscal quarter thereafter; (v) the Company's ratio of Senior Funded Debt to EBITDA (excluding the effect of the Company's extraordinary charge to earnings in the third quarter of fiscal 1997) for any four quarter period may not be more than 3.50 to 1.00 as of the end of the second quarter of fiscal 1998 and decreasing to 3.25 to 1.00 as of the end of the second quarter of fiscal 1999 and further decreasing to 3.00 to 1.00 at the end of the second quarter of fiscal 2000 and thereafter; (vi) none of the Long-Term Debt of the Company or its Subsidiaries may have a Weighted Average Life to Maturity of less than seven years; (vii) the Company and each Subsidiary may not permit to exist any liens on any of their property other than certain specified permitted liens; (viii) the Company's Subsidiaries may not incur Indebtedness (other than certain intercompany Indebtedness, guarantees by the Subsidiaries of the Company's obligations under the Revolving Credit Facility and the Notes, and liabilities incurred in connection with permitted securitization transactions) in excess of 5% of the Total Assets of the Company and its Subsidiaries; (ix) the Company and each Subsidiary may not make any investments or loans or advances, or acquire as an entirety the assets or business of any other Person or become liable on any Guaranty, other than with respect to investments in certain commercial paper, certificates of deposit, investments in Subsidiaries (up to $25.0 million in Foreign Subsidiaries), U.S. obligations, travel advances to employees and sales representatives, loans and advances to customers up to $135.0 million (as of January 4, 1998) in aggregate amount (such amount to increase by $10.0 million as of the first day of each fiscal year thereafter) investments in stock, obligations or securities received in settlement of ordinary course debts owing to the Company and acquisitions in lines of business the same as or similar to the Company's business, certain other minor exceptions and up to $100.0 million in other such transactions not specifically otherwise excepted; (x) the Company and each Subsidiary may not consolidate or merge into another Person or sell substantially all of its assets except for certain permitted intercompany and financing transactions, and transactions which do not exceed a certain size or are otherwise not material; (xi) the Company and the Company's subsidiaries may not make any payments of principal, interest or premium, if any, on the Notes prior to the scheduled maturity thereof or other times required for payment thereof, except that the Company may use up to 50% of the proceeds of an underwritten public offering to redeem not more than 35% of the Notes then outstanding (if at the time of such payment no default or event of default shall occur or be continuing under the Revolving Credit Facility) and the Company may redeem Notes to the extent permitted by the Indenture from the proceeds of Asset Sales (as defined herein); and (xii) the Company may not change the general nature of its business in any material respect. In addition, the definition of "change of control" will be revised to include each similar event as defined in the Indenture that will entitle holders of the Notes to accelerate the Notes. The Company is required to prepay amounts outstanding under the Revolving Credit Facility with 100% of the proceeds of (a) indebtedness for borrowed money incurred by the Company or any Subsidiary (other than such indebtedness which does not exceed $5.0 million in any calendar year or $10.0 million in the aggregate and, subject to the effectiveness of the amendment to the Revolving Credit Facility described below, other than the Notes), and (b) the sale in any securitization of accounts receivable of the Company.

    The Company is also required to prepay amounts outstanding under the Revolving Credit Facility, if the Required Banks so notify the Borrower within 30 days after they receive notice of a change of control (which includes the acquisition by a person or group of 25% of the Common Stock) in which case the Commitments and Swing Line Commitment under the Revolving Credit Facility terminate.

    The Revolving Credit Facility includes a number of events of default, including events related to payment defaults, covenant defaults, pension shortfalls, cross defaults on $10.0 million of other indebtedness, inaccurate representations and warranties, judgments in excess of $15.0 million, and certain bankruptcy events.

THE OTHER BANK CREDIT FACILITIES

    BRINSON TRUST COMPANY NOTE AGREEMENT. The Company has entered into a Master Note Agreement (the "Brinson Agreement") dated as of May 16, 1997 pursuant to which Brinson Trust Company ("Brinson") may, in its sole discretion, offer to make demand loans to the Company of up to $150.0 million. Both principal and accrued interest on such loans are payable within five days of demand by Brinson. Interest accrues on amounts outstanding under the Brinson Agreement at weekly LIBOR plus 0.25%. The Brinson Agreement does not impose any restrictive covenants on the Company. The Brinson Agreement may be terminated at any time by either party. As of March 28, 1998, $65.0 million was outstanding under the Brinson Agreement.

    NORWEST BANK MINNESOTA LINE OF CREDIT. The Company has a conditional line of credit from Norwest Bank Minnesota, N.A. ("Norwest") dated as of June 24, 1997. Under this arrangement Norwest may, in its sole discretion, advance up to $10.0 million. Such borrowings are payable on demand, but in no event later than 30 days after any loan is made. Interest accrues at the rate designated at the time of borrowing and is generally based on the Fed Funds rate, plus a margin. This line of credit expires May 31, 1998. As of March 28, 1998, $10.0 million was outstanding under the Norwest line of credit.

    WACHOVIA BANK OF GEORGIA. The Company has a $15.0 million line of credit from Wachovia Bank of Georgia, N.A. ("Wachovia") dated as of December 17, 1996. Under this line of credit Wachovia may, in its sole discretion, advance up to $15.0 million upon a request by the Company. Although the Company and Wachovia may set a payment schedule on any loan under the line of credit, all borrowings are payable on demand. Interest accrues at the rate designated at the time of borrowing and is generally based on the Fed Funds rate, plus a margin. This line of credit expires on June 9, 1998. As of March 28, 1998, $6.2 million was outstanding under the Wachovia line of credit.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes offered hereby will be issued, and the Series A Notes were issued, under an Indenture dated April 24, 1998 (the "Indenture"), by and among the Issuers and U.S. Bank Trust National Association, as trustee (the "Trustee"). For purposes of this section, references to the "Company" mean only Nash Finch Company and not any of its subsidiaries. Upon the issuance of the Exchange Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Exchange Notes and the Indenture does not purport to be complete and is subject to, and qualified by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. Copies of the Indenture are available to prospective participants in the Exchange Offer upon request to the Company. The term "Notes" as used in the following summary refers to all of the outstanding Series A Notes and the Exchange Notes. The definition of certain other terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Exchange Notes will be general unsecured senior subordinated obligations of the Company limited to $165,000,000 aggregate principal amount. The Exchange Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Exchange Notes are payable, and the Exchange Notes are exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

    The Exchange Notes will mature on May 1, 2008. Interest on the Exchange Notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually on each May 1 and November 1, commencing November 1, 1998, to the holders of record of Exchange Notes at the close of business on the April 15 and October 15, respectively, immediately preceding such interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    As discussed under "Exchange Offer; Registration Rights," pursuant to the Registration Rights Agreement, the Company has filed with the Commission the Exchange Offer Registration Statement and has agreed to offer to the holders of Series A Notes who make certain representations the opportunity to exchange their Series A Notes for Exchange Notes. In the event that the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or, in certain other circumstances, including if for any other reason the Exchange Offer is not consummated within 120 days after the Issue Date, the Company will file with the Commission the Shelf Registration Statement with respect to resales of the Series A Notes by the holders thereof. The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

    OPTIONAL REDEMPTION. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

YEAR                                                         REDEMPTION PRICE
-----------------------------------------------------------  ----------------
2003.......................................................      104.250%
2004.......................................................      102.833
2005.......................................................      101.417
2006 and thereafter........................................      100.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERING. On or prior to May 1, 2001, the Company may, at its option, use the net proceeds of a Public Equity Offering to redeem up to 35% of the originally issued aggregate principal amount of the Notes, at a redemption price in cash equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED, HOWEVER, that at least $107.25 million in aggregate principal amount of Notes is outstanding following such redemption. Notice of any such redemption must be given not later than 60 days after the consummation of the Public Equity Offering.

    As used in the preceding paragraph, a "Public Equity Offering" means any underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

    SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee will deem fair and appropriate; PROVIDED, HOWEVER,that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, HOWEVER, that any such redemption made with the net proceeds of a Public Equity Offering shall be made on a PRO RATA basis or on as nearly a PRO RATA basis as practicable (subject to the procedures of The Depository Trust Company or any other depositary). Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new
Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

    The Indenture provides that, following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, within 20 business days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date. The Company will be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn.

    In order to effect such Change of Control Offer, the Company will, not later than the 20th business day after the Change of Control Date, be obligated to mail to each holder of Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer will be required to be kept open for a period of at least 20 business days.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "--Events of Default" below.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed a Default.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the Issue Date or incurred thereafter. The Indenture permits the Company and its Restricted Subsidiaries to incur additional Indebtedness, including Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

    The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full before any payment, distribution, repurchase or redemption (excluding any payment or distribution of, or repurchase or redemption in exchange for, certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

    During the continuance of any default in the payment of any Designated Senior Indebtedness pursuant to which the maturity thereof may immediately be accelerated beyond any applicable grace period and after receipt by the Trustee from representatives of holders of such Designated Senior Indebtedness of written notice of such default, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permitted equity or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full.

    During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may immediately be accelerated (a "Non-payment Default") and (x) after the receipt by the Trustee from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (y) if the Non-payment Default results from the acceleration of the Notes, from the date of such acceleration, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permit-ted equity or subordinated securities) shall be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

    The Payment Blockage Period will commence upon (x) the receipt of notice of a Non-payment Default by the Trustee from the representatives of holders of Designated Senior Indebtedness or (y) if the Non-payment Default results from the acceleration of the Notes, upon such acceleration, and will end on the earliest to occur of the following events: (i) 179 days shall have elapsed (A) since the receipt of such notice of a Non-payment Default or (B) if the Non-payment Default results from the acceleration of the Notes, since such acceleration (in each case, provided that such Designated Senior Indebtedness shall not theretofore have been accelerated and the Company has not defaulted with respect to the payment of such

Designated Senior Indebtedness), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period. After the end of any Payment Blockage Period the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date such Payment Blockage Period was commenced, (y) there shall be a period of at least 186 consecutive days in each 365-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period with respect to the Notes may be commenced within any period of 365 consecutive days. A Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period cannot be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days and subsequently recurs.

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to ac-celerate the maturity thereof. See "--Events of Default."

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, and the Company may be unable to meet its obligations fully with respect to the Notes.

    As of March 28, 1998 on a PRO FORMA basis after giving effect to the Prepayments, the sale of the Notes and the application of the net proceeds therefrom, the Issuers would have had outstanding an aggregate of $221.5 million of Senior Indebtedness (without duplication as to any obligation of any such party which is a guarantor of Senior Indebtedness owed primarily by another such party). The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes, but prohibits the incurrence of any Indebtedness contractually subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes. See "Risk Factors-- Subordination of the Notes and the Guarantees; Asset Encumbrances."

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes will be jointly and severally guaranteed by the Guarantors. The obligations of each Guarantor under its Guarantee will be unconditional and absolute, irrespective of any invalidity, illegality, unenforceability of any Note or the Indenture or any extension, compromise, waiver or release in respect of any obligation of the Company or any other Guarantor under any Note or the Indenture, or any modification or amendment of or supplement to the Indenture.

    The obligations of any Guarantor under its Guarantee will be subordinated, to the same extent as the obligations of the Company in respect of the Notes, to the prior payment in full in cash or, to the extent permitted under the agreements governing the Senior Indebtedness being prepaid, Cash Equivalents, of all Senior Indebtedness of such Guarantor, which will include any guarantee issued by such Guarantor of any Senior Indebtedness. The obligations of each Guarantor under its Guarantee will be limited to the extent necessary to provide that such Guarantee does not constitute a fraudulent conveyance under applicable law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor so long as the exercise of such right does not impair the rights of holders of Notes under any Guarantee. See "Risk Factors--Dependence on Operations of Subsidiaries;

Possible Invalidity of Guarantees; Potential Release of Guarantees." A Guarantor shall be released and discharged from its obligations under its Guarantee under certain limited circumstances. See "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "--Consolidation, Merger, Sale of Assets, Etc."

CERTAIN COVENANTS

    The Indenture provides that the covenants set forth herein will be applicable to the Company and the Restricted Subsidiaries; PROVIDED, HOWEVER, that if no Default or Event of Default has occurred and is continuing, after the ratings assigned to the Notes by both Rating Agencies are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), and notwithstanding that the Notes may later cease to have an Investment Grade Rating, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Sale of Assets," clauses (ii) and (iii) of the first and fourth paragraphs of "Limitations on Unrestricted Subsidiaries," "Limitation on Preferred Stock of Restricted Subsidiaries," "Limitation on Transactions with Affiliates," "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" and clauses (iii) and (iv) of the first paragraph of "Consolidation, Merger, Sale of Assets, Etc."

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to "incur"), the payment of any Indebtedness (including any Acquired Indebtedness), PROVIDED, HOWEVER, that (i) the Company or a Guarantor may incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary (which is not a Guarantor) may incur Acquired Indebtedness, if, in either case, immediately after giving PRO FORMA effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.00:1.

    Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Guarantors and the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

        (i) Indebtedness of the Company or any Guarantor (without duplication) under the Revolving Credit Facility or any other Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $500.0 million, less any permanent reductions made pursuant to the provision described in the second paragraph under "--Limitation on Sale of Assets";

        (ii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Guarantor pursuant to a Guarantee of the Notes;

       (iii) Indebtedness (other than Indebtedness under the Revolving Credit Facility, the Notes and the Guarantees) of the Company or any Restricted Subsidiary outstanding on the date of the Indenture, except Indebtedness to be repaid as described under "Use of Proceeds";

        (iv) Indebtedness of the Company owing to a Restricted Subsidiary; PROVIDED that any Indebtedness for borrowed money of the Company owing to a Subsidiary is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in accordance with provisions set forth in the Indenture; PROVIDED, FURTHER, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (iv);

        (v) Indebtedness of a Guarantor owing to and held by the Company or another Guarantor; PROVIDED that any such Indebtedness for borrowed money is made pursuant to an intercompany note in the form attached to the Indenture; PROVIDED, FURTHER, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Guarantor) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v), and (b) any transaction pursuant to which any Guarantor, which has Indebtedness owing to the Company or any other Guarantor, ceases to be a Guarantor shall be deemed to be the incurrence of Indebtedness by such Guarantor that is not permitted by this clause (v);

        (vi) guarantees by any Restricted Subsidiary incurred in compliance with the provisions of the covenant described under "--Limitation on Issuances of Guarantees by Restricted Subsidiaries";

       (vii) Indebtedness of the Company or any Restricted Subsidiary under Interest Rate Agreements covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness (a) bears interest at fluctuating interest rates and (b) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of the obligations under such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such obligations relate;

      (viii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements or Commodity Price Protection Agreements relating to (a) Indebtedness of the Company or such Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company; PROVIDED, HOWEVER, that such Currency Agreements or Commodity Price Protection Agreements, as the case may be, do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (ix) Indebtedness of the Company or any Guarantor represented by Capitalized Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal movable or immovable property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Guarantor, in an aggregate principal amount pursuant to this clause (ix) not to exceed $10.0 million per year; PROVIDED that, immediately after any such incurrence pursuant to this clause
    (ix), the aggregate amount of Indebtedness outstanding pursuant to this clause (ix) shall not exceed 2.0% of the Consolidated Net Sales of the Company in the most recent four full fiscal quarters for which financial statements of the Company are available; PROVIDED, FURTHER, that the principal amount of any Indebtedness permitted under this clause (ix) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company or such Guarantor in good faith, of the acquired or constructed asset or improvement so financed;

        (x) reimbursement obligations under letters of credit and letters of credit, in each case, to support (A) workers compensation obligations not to exceed $10.0 million in the aggregate at any time outstanding and (B) bankers acceptances, performance bonds, surety bonds, performance guarantees and supplier obligations not to exceed $10.0 million in the aggregate at any time outstanding, in the case of each of such clause (A) and (B) of the Company or any Guarantor, in each case, in the ordinary course of business consistent with past practice;

        (xi) guarantees by the Company of Indebtedness of any Guarantor; PROVIDED that such Indebtedness of such Guarantor is permitted by the terms of the Indenture;

       (xii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (i), (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
    (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is subordinated to the Notes at least to the same extent as the

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    Indebtedness being refinanced and (B) such refinancing does not reduce the
    Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

      (xiii) guarantees which are permitted under clause (ix) of paragraph (b) described under the covenant "Limitation on Restricted Payments"; and

       (xiv) Indebtedness of the Company or any Guarantor in addition to that described in clauses (i) through (xiii) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $35.0 million outstanding at any one time.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire shares of such Qualified Capital Stock); or

        (ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company (other than any such Capital Stock owned by the Company or any Wholly-Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock; or

       (iii) make any principal payment on, or purchase, repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company or a Guarantor); or

        (iv) make any Investment (other than any Permitted Investment) in any Person (other than in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(any of the foregoing actions described in clauses (i) through (iv), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in each case, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately before and immediately after giving effect to such Restricted Payment on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such Restricted Payment on a PRO FORMA basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "--Limitation on Indebtedness," and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the Issue Date, does not exceed $5.0 million plus the sum of:

        (A) 50% of the aggregate cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning after the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of the Restricted Subsidiaries) of Qualified Capital Stock of the Company or from the exercise of any options, warrants or rights to purchase such Qualified Capital

    Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below and excluding the net cash proceeds from any issuance and sale of Capital Stock or from any such exercises, in each case, financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

        (C) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, without duplication, the aggregate of Net Cash Proceeds from their original issuance, less any principal and sinking fund payments made thereon;

        (D) in the case of the disposition or repayment of any Investment (other than an Investment made pursuant to clause (viii) of paragraph (b) below) constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of disposition of such Investment and net of taxes; and

        (E) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitations on Unrestricted Subsidiaries" below, the Fair Market Value of the interest of the Company and the Restricted Subsidiaries in such Subsidiary, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation.

    (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(viii) below, so long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (iv) being referred to as a "Permitted Payment"):

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if (A) at such date of declaration such payment was permitted by the provisions of the Indenture and (B) such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

        (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash to any Person (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (B) of paragraph
    (a) of this Section;

       (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to any Restricted Subsidiary of the Company) of, any Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (B) of paragraph (a) of this Section;

        (iv) the repurchase, redemption, defeasance, retirement, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness of such person; PROVIDED that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so repurchased, redeemed, defeased, retired, acquired or paid (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment pursuant to the terms of the Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid or (II) the amount of premium or other payment actually paid at such time to repurchase, redeem, defease, retire, acquire or pay the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment; (2) has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; (3) has no Stated Maturity earlier than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be repurchased, redeemed, defeased, retired, acquired or paid;

        (v) the repurchase of any Pari Passu Indebtedness (x) at a purchase price not greater than 101% of the principal amount of such Pari Passu Indebtedness in the event of a Change of Control (as defined below) pursuant to a provision similar to the provision described under "--Change of Control"; PROVIDED that prior to, or contemporaneously with, such repurchase the Company has made the Change of Control Offer if required by, and as provided under, "--Change of Control" and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer and (y) at a purchase price not greater than 100% of the principal amount of such Pari Passu Indebtedness in the event of an Asset Sale (as defined below) pursuant to a provision similar to the provision described under "--Limitation on Sale of Assets"; PROVIDED that prior to such repurchase the Company has made an Asset Sale Offer if required by, and as provided under, "--Limitation on Sale of Assets" and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer;

        (vi) the purchase of restricted stock from employees of the Company upon the termination of employment of such employees, pursuant to the terms of a restricted stock plan approved by the Company's board of directors, in an amount not to exceed $1.0 million in any fiscal year;

       (vii) the payment of cash dividends on the Company's Common Stock of up to $3.0 million in the aggregate in any fiscal quarter;

      (viii) Investments by the Company or a Restricted Subsidiary in any Person established by the Company or a Restricted Subsidiary in conjunction with customers or suppliers of the Company which Person is engaged in the distribution and sale of food and related products or the facilitation of goods and services in the food industry such that, immediately after the making of any such Investment pursuant to this clause (viii), the aggregate outstanding amount of all such Investments made pursuant to this clause
    (viii) shall not exceed 1.0% of the Consolidated Net Sales of the Company for the most recent four fiscal quarters for which financial statements are available; and

        (ix) guarantees of obligations of, or loans to, customers in the ordinary course of business consistent with past practice, such that immediately after the issuing of any such guarantee or the making of any such loan pursuant to this clause (ix), the aggregate amount of all such guarantees or loans made under this clause (ix) that are outstanding would not exceed 4.0% of the Consolidated Net Sales of the Company for the most recent four full fiscal quarters for which financial statements of the Company are available; PROVIDED that renewals of loans made in compliance with this clause (ix) shall be permitted.

    (c) In computing the amount of Restricted Payments previously made for purposes of clause (3) of paragraph (a) of this Section, Restricted Payments under clauses (i) (as described in subclause (B) of such clause), (v), (vi),
(vii), (viii) and (ix) of paragraph (b) of this Section shall be included.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or of a Restricted Subsidiary (other than the Company or a Guarantor) unless such transaction or series of related transactions is entered into in good faith and in writing and (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $5.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of transactions has been approved by a majority of the Board of Directors of the Company, including a majority of the Disinterested Directors of the Company or, in the event there is only one Disinterested Director, by such Disinterested Director; PROVIDED the Company or any Restricted Subsidiary need not comply with the preceding clause (b) if the Company delivers to the Trustee a written opinion of an Independent Financial Advisor stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary, from a financial point of view; PROVIDED, HOWEVER, that this provision shall not apply to (i) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company, including under any stock option or stock incentive plans); PROVIDED that such transaction has been approved in the manner described in clause (b) above, (ii) the payment of dividends otherwise permitted by the terms of the Indenture, (iii) indemnification agreements for the benefit of officers, directors and employees and (iv) transactions with any Securitization Subsidiary made in the ordinary course of business on terms customary for such transactions.

    Under Delaware law, the Disinterested Directors' fiduciary obligations require that they act in good faith in a manner which they reasonably believe to be in the best interests of the Company and its stockholders, which may not necessarily be the same as those of the holders of the Notes.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, suffer to exist or affirm any Lien of any kind securing any (a) Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any of its property or assets (including any intercompany notes), whether owned on the Issue Date or acquired after the Issue Date, or any proceeds, income or profits therefrom, or assign or convey any right to receive proceeds, income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien, except for Liens
(A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "--Consolidation, Merger, Sale of Assets, Etc." or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of the covenant described under "--Limitation on Indebtedness" or (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitution or replacement of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; PROVIDED, HOWEVER, that in the case of clauses (A) and (B) any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or the Restricted Subsidiaries or (b) any Senior Indebtedness which is not incurred in compliance with the terms of the Indenture.

    LIMITATION ON INCURRENCE OF SENIOR SUBORDINATED INDEBTEDNESS. The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also PARI PASSU with the Notes or the Guarantee of such Guarantor or subordinate or junior, in right of payment to the Notes or such Guarantee at least to the same extent as the Notes or such Guarantee are subordinate or junior in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be.

    LIMITATION ON SALE OF ASSETS. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the consideration from such Asset Sale is received in cash or Cash Equivalents and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale. Notwithstanding the foregoing, the Company need not comply with the preceding clause (i) in connection with any Asset Sale involving stores (and related fixtures and inventory) to a customer in exchange for a secured note on a basis consistent with past practice so long as the aggregate outstanding amount of all such notes does not exceed 4.0% of Consolidated Tangible Assets immediately after giving effect to any such Asset Sale.

    If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of the Senior Indebtedness which is required to be prepaid, or if no such Indebtedness under the Senior Indebtedness is then outstanding, the Company or such Restricted Subsidiary may within 365 days of such Asset Sale, invest the Net Cash Proceeds in capital expenditures, properties and other assets or inventories that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto; PROVIDED that the Net Cash Proceeds of any Asset Sale in the case of a sale of a store or stores or warehouse or warehouses shall be deemed to have been applied to the extent of any capital expenditures made to acquire or construct a replacement store or acquire, construct or expand a warehouse, in each case within 180 days preceding the date of such Asset Sale; PROVIDED FURTHER that with respect to the sale of a store or stores, the replacement store shall be in the general vicinity of the store or stores being replaced.

    To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied, or the Company determines not to so apply such Net Cash Proceeds, within 365 days of such Asset Sale as described in the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day or at any earlier time after such Asset Sale, make an offer to purchase (the "Asset Sale Offer") all outstanding Notes and any Pari Passu Indebtedness the terms of which require such an offer to be made up to a maximum principal amount (expressed as a multiple of $1,000) of Notes and such Pari Passu Indebtedness equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Asset Sale Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million,

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
shall be applied as required pursuant to this paragraph. An Asset Sale Offer will be required to be kept open for a period of at least 20 business days.

    With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes and such Pari Passu Indebtedness, to the extent the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes and such Pari Passu Indebtedness shall be purchased PRO RATA based on the aggregate principal amount of such Notes and such Pari Passu Indebtedness tendered. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes and such Pari Passu Indebtedness for any purpose consistent with the other terms of the Indenture and such excess amount of Unutilized Net Cash Proceeds shall not be included in any future determination of Unutilized Net Cash Proceeds.

    In the event that the Company makes an Asset Sale Offer, the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES. (a) The Company will not cause or permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than the Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture.

    (b) The Company will not cause or permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes, on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to the covenant described under "--Limitation on Liens," (B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary's Guarantee of the Notes to the same extent as such Senior Indebtedness is senior to the Notes, and
(C) if such Indebtedness is by its terms subordinated to the Notes any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes.

    (c) Notwithstanding the foregoing, but subject to the requirements described under "--Consolidation, Merger, Sale of Assets, Etc.," any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture (including, but not limited to, the covenant described under "--Limitation on Sale of Assets" above) and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries or (ii) (with respect to any Guarantees created after the date of the Indenture) the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in, or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). The Company may, at any time, cause a Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Subsidiary on the basis provided in the Indenture.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not sell and will not cause or permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) except for (i) Preferred Stock issued or sold to, held by or transferred to the Company or a Wholly-Owned Restricted Subsidiary and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; PROVIDED that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C).

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any encumbrance or restriction existing under any agreement in effect on the Issue Date; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; PROVIDED, HOWEVER, that such encumbrances and restrictions are not applicable to the Company or any other Restricted Subsidiary, or the properties or assets of the Company or any other Restricted Subsidiary; (c) customary provisions restricting the subletting or assignment of any lease or the assignment of any other contract to which the Company or any Restricted Subsidiary is a party, which lease or contract is entered into in the ordinary course of business consistent with past practice; (d) any encumbrance or restriction contained in contracts for sales of assets permitted by the covenant described under "--Limitation on Sale of Assets"; PROVIDED that such encumbrance or restriction relates only to assets being sold pursuant to the contract containing such encumbrance or restriction; (e) any encumbrance or restriction customarily contained in any security agreement or mortgage which security agreement or mortgage creates a Lien permitted under the Indenture; PROVIDED that such encumbrance or restriction relates only to assets subject to such Lien; and (f) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b), (c), (d) and
(e), or in this clause (f), PROVIDED that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

    LIMITATIONS ON UNRESTRICTED SUBSIDIARIES. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

        (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the provision described under paragraph (a) of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date; and

       (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

    The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. No Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of the Company or any Restricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

    The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

        (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

        (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

       (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the covenant described under "--Limitation on Transactions with Affiliates" above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

    All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

    PROVISION OF FINANCIAL STATEMENTS. The Indenture provides that for so long as the Notes are outstanding, whether or not the Company or any Guarantor is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent permitted by Commission practice and applicable law and regulations, file with the Commission the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company and such Guarantor were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Dates") by which the Company and such Guarantor would have been required so to file such documents if the Company and such Guarantor were so subject. The Company and such Guarantor will also in any event
(x) within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the Commission, (i) transmit or cause to be transmitted by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company and such Guarantor were subject to either of such Sections and (y) if filing such documents by the Company and such Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's and such Guarantor's cost. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder. If any Guarantor's or other Subsidiaries' financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's or other Subsidiaries' financial statements in any filing or delivery pursuant hereto.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture provides that the Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiaries), to any Person or Persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or
(B)(1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(x) in the case of a transaction involving the Company, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, and in each case, the Indenture, the Notes and the Registration Rights Agreement shall remain in full force and effect, or (y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Restricted Subsidiary under its Guarantee and the Indenture and the Registration Rights Agreement, and in each case, such Indenture, Guarantee and the Registration Rights Agreement shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; (iii) to the extent the covenant described under "--Certain Covenants--Limitation on Indebtedness" is still applicable, the Company, or the Surviving Person, as the case may be, immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described above under "--Certain Covenants--Limitation on Indebtedness;" and (iv) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions described under "--Certain Covenants--Limitation on Liens" are complied with.

    No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided in paragraph (c) under "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries" above) shall, in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless (i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia;
(ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor; and
(iii) immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing.

    In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

    Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or Guarantor, as the case may be, therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company shall be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement and such Guarantor shall be discharged from all obligations and covenants under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be.

    The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under "--Certain Covenants--Limitation on Indebtedness," "--Certain Covenants--Limitation on Restricted Payments" and "--Certain Covenants--Limitation on Liens"), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the provisions described under "--Certain Covenants--Limitations on Unrestricted

Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

    The following are "Events of Default" under the Indenture:

        (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, acceleration, required purchase, sinking fund, scheduled principal payment or otherwise); or

        (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, continued for 30 days or more; or

       (iii) the Company or any Guarantor fails to comply with any of its obligations described under "--Consolidation, Merger, Sale of Assets, Etc.," "--Change of Control" or "--Certain Covenants-- Limitation on Sale of Assets"; or

        (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

        (v) default or defaults under one or more agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $17.5 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults result in the acceleration of the maturity of such Indebtedness; or

        (vi) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with "--Certain Covenants--Limitation on Issuance of Guarantees by Restricted Subsidiaries"); or

       (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $17.5 million (in excess of the coverage under applicable insurance policies (after giving effect to any deductibles) under which a financially sound and reputable insurer has admitted liability) either individually or in the aggregate shall have been rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

      (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor or any Material Subsidiary of the Company shall have occurred; or

        (ix) any holder of at least $17.5 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary shall commence judicial proceedings to foreclose upon assets of the Company, any Guarantor or any of its Restricted Subsidiaries having a Fair Market Value, individually or in the aggregate, in excess of $17.5 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

    If an Event of Default (other than as specified in clause (viii) with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all such amounts payable in respect of the Notes will become and be immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

    The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes at maturity; (ii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) under the first paragraph under "--Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and the Guarantors; and (iii) the Company and each of the Guarantors have delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (a) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (b) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

AMENDMENTS AND WAIVERS

    Amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the maturity of the principal of, or any installment of interest on, any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes; (ii) reduce the principal amount of (or the premium of) any such Note; (iii) reduce the rate of or extend the time for payment of interest on any such Note; (iv) change the place or currency of payment of principal of (or premium) or interest on any such Note; (v) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Guarantee or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (vi) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof;
(vii) waive a default in the payment of principal of, premium, if any, or interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (viii) modify the ranking or priority of any Note or the Guarantee of any Guarantor; (ix) following the occurrence of a Change of Control or Asset Sale, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer in respect of such Change of Control or Asset Sale Offer in respect of an Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the Holders of Notes affected thereby; or (x) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

    Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, the Guarantors and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Company or any Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "--Consolidation, Merger, Sale of Assets, Etc."; (b) to add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes, or to surrender any right or power herein conferred upon the Company or any Guarantor in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, in the Notes or in any Guarantee; (d) to comply with the requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (e) to secure the Notes or add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; PROVIDED that, in the case of clause (b), (c) or (g), such provisions shall not adversely affect the interests of any of the holders of the Notes and the Company has delivered to the Trustee an Opinion of Counsel (as such term is defined in the Indenture) to such effect.

    The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an offer to purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

GOVERNING LAW

    The Indenture and the Notes and the Guarantees are governed by the internal laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

    "AFFILIATE" means with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer, director or employee of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin; or
(iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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
    "ASSET ACQUISITION" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

    "ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets
(a) that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."; PROVIDED, HOWEVER, that any transaction consummated in compliance with "--Consolidation, Merger, Sale of Assets, Etc." above involving a transfer of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company that are not so transferred in such transaction, (b) that is by the Company to any Guarantor, or by any Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture, (c) that is of obsolete equipment in the ordinary course of business, (d) to any Securitization Subsidiary (on a "true sale" non-recourse basis) of any accounts receivable or customer loans receivable of the Company or any Restricted Subsidiary in the ordinary course of business on terms customary for such transactions, but only to the extent that the aggregate amount of such accounts receivable or loans held by all such Securitization Subsidiaries which remain uncollected at any one time does not exceed $125.0 million, or (e) the Fair Market Value of any such Asset Sale not otherwise described in clause (a) through (d) above which in the aggregate does not exceed $10.0 million.

    "ASSET SALE OFFER" has the meaning set forth under "--Limitation on Sale of Assets."

    "AVERAGE LIFE TO STATED MATURITY" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

    "CAPITALIZED LEASE OBLIGATION" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the then outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary solely to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "--Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "--Certain Covenants-- Limitation on Restricted Payments"), (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, 35% or more of the total outstanding Voting Stock of the surviving corporation and (C) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty days.

    "CHANGE OF CONTROL OFFER" has the meaning set forth under "--Change of Control."

    "COMMODITY PRICE PROTECTION AGREEMENT" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and (d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii) other non-cash items increasing Consolidated Net Income for such period.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which consolidated financial information of the Company is available (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, except that with respect to the calculation of Consolidated Interest Expense in the determination of Consolidated Fixed Charges, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a PRO FORMA basis shall be computed based upon the average daily balance of such Indebtedness during the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

    "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock and Preferred Stock of the Company.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net cost under or otherwise associated with Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements (in each case, including any amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (net of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary,
(iii) income of the Company and the Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary, (iv) net income (or loss) of any Person combined with the Company or any of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) net gains (or losses), net of taxes, less all fees and expenses relating thereto, in respect of any Asset Sales by the Company or a Restricted Subsidiary, (vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (viii) any restoration to income of any contingency reserve except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date, (ix) any gain, arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the Company, (x) the net gain or loss resulting from the Prepayments (as defined in the Offering Memorandum relating to the sale of the Notes) and (xi) the net non-cash compensation expense incurred in connection with the issuance or exercise of any employee stock options the issuance of which was approved by the board of directors of the Company.

    "CONSOLIDATED NET SALES" means, for any period, the consolidated net sales of the Company and the Restricted Subsidiaries as determined in accordance with GAAP.

    "CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED TANGIBLE ASSETS" means, at any date, the total assets, less goodwill and other intangibles, of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the most recent date for which a consolidated balance sheet of the Company is available.

    "COVENANT DEFEASANCE" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or its Restricted Subsidiaries against fluctuations in currency values.

    "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "DEFEASANCE" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

    "DESIGNATED SENIOR INDEBTEDNESS" means (a) all Senior Indebtedness outstanding under the Revolving Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, is specifically designated in the instrument governing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

    "DESIGNATION" has the meaning set forth under "--Certain
Covenants--Limitations on Unrestricted Subsidiaries."

    "DESIGNATION AMOUNT" has the meaning set forth under "--Certain Covenants--Limitations on Unrestricted Subsidiaries."

    "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

    "EVENT OF DEFAULT" has the meaning set forth under "--Events of Default."

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

    "FOUR QUARTER PERIOD" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

    "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

    "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

    "GUARANTEE" means the guarantee by any Guarantor of the Company's obligations under the Indenture and the Notes pursuant to a guarantee given in accordance with the Indenture.

    "GUARANTOR" means the Subsidiaries listed as guarantors in the Indenture and any other Subsidiary which is a guarantor of the Notes, including any Person that executes or is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the covenant described under "--Certain Covenants--Limitations on Liens" or "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries" until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; PROVIDED that for purposes hereof the term "Guarantor" shall not include any Unrestricted Subsidiary unless specifically provided otherwise.

    "INCUR" has the meaning set forth in "--Certain Covenants--Limitation on Indebtedness." "Incurrence," "incurred" and "incurring" shall have the meanings correlative to the foregoing.

    "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred or arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in clauses (i) through (iv) above of other persons and all dividends of other Persons, to the extent the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all guarantees of Indebtedness by such Person, (vii) except for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments," all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (viii) all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of such Person (net of any payments owed to such Person thereunder to the extent such Person's obligations thereunder are subject to offset by the amount of payments owed to such Person thereunder), and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST RATE AGREEMENTS" means one or more of the following agreements which shall be entered into by one or more financial institutions: obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

    "INVESTMENT" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. In addition to the foregoing, any Currency Agreement, Interest Rate Agreement, Commodity Price Protection Agreement or similar agreement shall constitute an Investment in the net amount required to be set forth on such Person's balance sheet in accordance with GAAP. Upon the sale of any portion of the Capital Stock of any Restricted Subsidiary by the Company or any other Restricted Subsidiary, the Company or such other Restricted Subsidiary shall be deemed to have made an Investment in the amount of its remaining Investment, if any, in such Person.

    "ISSUE DATE" means the original issue date of the Notes under the Indenture.

    "LIEN" means any mortgage or deed of trust, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "MATERIAL SUBSIDIARY" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

    "NET CASH PROCEEDS" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve), all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of shares of Capital Stock that have been converted into or exchanged for shares of Capital Stock as referred to under "--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "PARI PASSU INDEBTEDNESS" means (a) any Indebtedness of the Company which ranks PARI PASSU in right of payment to the Notes and (b) with respect to any Guarantor, Indebtedness which ranks PARI PASSU in right of payment to the Guarantee of such Guarantor.

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    "PERMITTED INDEBTEDNESS" has the meaning set forth under "--Certain
Covenants--Limitation on Indebtedness."

    "PERMITTED INVESTMENTS" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees and sales representatives made in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; (d) Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements permitted under clause (vii) or (viii) of the second paragraph under "--Certain Covenants--Limitation on Indebtedness"; (e) Investments represented by accounts receivable created or acquired in the ordinary course of business; (f) loans or advances to vendors in the ordinary course of business in an amount not to exceed $10.0 million at any time; (g) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable in any respect than that existing on the Issue Date; (h) any Investment to the extent that the consideration therefor is Qualified Capital Stock of the Company; (i) bonds, notes, debentures or other securities or other non-cash proceeds received in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets," not to exceed 20% of the total consideration in such Asset Sale; (j) Investments in the form of the sale (on a "true sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Guarantor, or transfer of cash, to a Securitization Subsidiary as a capital contribution or in exchange for Indebtedness of such Securitization Subsidiary in the ordinary course of business consistent with past practice on terms customary for such transactions); (k) Indebtedness permitted under clauses (iv), (v) and (vi) of the second paragraph under "--Certain Covenants--Limitation on Indebtedness"; and (l) Investments in any of the Notes or any other debt securities of the Company not otherwise prohibited by the Indenture.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" means, with respect to any Person, Capital Stock of any class or, classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

    "PUBLIC EQUITY OFFERING" has the meaning set forth under "--Optional Redemption--Optional Redemption upon Public Equity Offering."

    "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of the Company and the Restricted Subsidiaries and any additions and accessions thereto, which are purchased by the Company or any Restricted Subsidiary at any time after the Notes are issued; PROVIDED that
(i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom except that, in the case of land upon which a supermarket is constructed, such Purchase Money Security Agreement may be entered into within 180 days after the substantial completion of such supermarket, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)
(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 90% of the purchase price to the Company and its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "QUALIFIED CAPITAL STOCK" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "RATING AGENCIES" means (i) Standard & Poor's Ratings Group and (ii) Moody's Investors Service, Inc. or (iii) if Standard & Poor's Ratings Group or Moody's Investors Service, Inc. or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or both, as the case may be.

    "REDEEMABLE CAPITAL STOCK" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity.

    "REFERENCE PERIOD" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

    "RESTRICTED PAYMENT" has the meaning set forth under "--Certain Covenants--Limitation on Restricted Payments."

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a board resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitations on Unrestricted Subsidiaries." Any such designation may be revoked by a board resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "REVOCATION" has the meaning set forth under "--Certain
Covenants--Limitations on Unrestricted Subsidiaries."

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

    "SECURITIZATION SUBSIDIARY" means any Unrestricted Subsidiary of the Company which engages in no business, activity or transaction other than (i) acquiring accounts or customer loans receivable of the Company or any Restricted Subsidiary, (ii) incurring Indebtedness which is without credit recourse and which is secured solely by, or selling (on a "true sale" non-recourse basis) interests in, such accounts or customer loans receivable and (iii) immediately paying all of the proceeds of such Indebtedness or sale of interests to the Company or such Restricted Subsidiary as payment for accounts or customer loans receivable of the Company or such Restricted Subsidiary.

    "SENIOR INDEBTEDNESS" means, with respect to the Company or any Guarantor, as applicable, the principal of, premium, if any, and interest on any Indebtedness of the Company or such Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be. Without limiting the generality of the foregoing, "Senior Indebtedness" will include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on all obligations of every nature of the Company or such Guarantor, as the case may be, from time to time owed to the lenders under the Revolving Credit Facility, including, without limitation, principal of and interest on, and all fees and expenses payable under the Revolving Credit Facility. Notwithstanding the foregoing, "Senior Indebtedness" shall not include, to the extent constituting Indebtedness, (i) Indebtedness evidenced by the Notes or the Guarantors, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company or any Guarantor, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse

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
to the Company or any Guarantor, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Revolving Credit Facility or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)), (vi) Indebtedness of or amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor, (vii) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (viii) Indebtedness of the Company or any Guarantor to a Subsidiary of the Company, and (ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

    "STATED MATURITY" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

    "SUBORDINATED INDEBTEDNESS" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to the Guarantee of such Guarantor.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

    "SURVIVING PERSON" means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

    "TRANSACTION DATE" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

    "UNRESTRICTED SUBSIDIARY" means (i) each Securitization Subsidiary and its Subsidiaries and (ii) each Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitations on Unrestricted Subsidiaries," and each Subsidiary of each such Subsidiary of the Company. Any such designation may be revoked by a board resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "UNUTILIZED NET CASH PROCEEDS" has the meaning set forth under "--Certain Covenants--Limitation on Sale of Assets."

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Restricted Subsidiary.

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
                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
                   CONSEQUENCES OF AN INVESTMENT IN THE NOTES

    The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Series A Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with United States Holders that will hold the Series A Notes or the Exchange Notes as capital assets. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Series A Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Series A Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

ANY PERSON CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT SUCH PERSON'S OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF SUCH PERSON'S PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used herein, the term "United States Holder" means a beneficial owner of the Series A Notes or the Exchange Notes that is (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof,
(iii) a person or entity that is otherwise subject to U.S. federal income tax on a net income tax basis in respect of income derived from the Series A Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

    Interest (including any additional interest paid because of failure to satisfy the requirements of the Registration Rights Agreement ("Additional Interest")) paid on a Series A Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

    In general (with certain exceptions described below), a United States Holder's tax basis in an Exchange Note will equal the price paid for the Series A Note for which such Exchange Note was exchanged pursuant to the Exchange Offer, subject to any tax basis adjustments required under the Code. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a Series A Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's adjusted tax basis in the Series A Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest (which will be treated as ordinary income), gain or loss recognized on such disposition of a Series A Note or an Exchange Note will be long-term capital gain or loss if such Series A Note or Exchange Note were held for more than one year. For individual United States Holders, the most favorable tax rates on long-term capital gains will only apply if such Series A Note or Exchange Note were

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
held for more than 18 months as of the date of any sale or exchange thereof. Any such gain will generally be U.S. source gain.

ORIGINAL ISSUE DISCOUNT

    The Series A Notes were offered and sold on April 24, 1998 at a price of $992 per $1,000 principal amount of the Series A Notes. Although issued at a discount, for federal income tax purposes the amount of "original issue discount" on the Series A Notes is considered to be DE MINIMIS and is treated as zero. These rules will find a discount on issuance to be DE MINIMIS where the discount on issuance is less than 1/4 of one percent (.25%) of the Series A Note's stated redemption price at the maturity thereof, multiplied by the number of complete years to maturity.

BOND PREMIUM

    If a United States Holder acquires an Exchange Note (other than pursuant to this Exchange Offer) or has acquired a Series A Note, in each case, for an amount more than its redemption price, the Holder may elect to amortize and deduct from federal taxable income such "bond premium" on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or which are thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of a Series A Note or Exchange Note must be reduced by any amortizable bond premium taken as a deduction after the acquisition thereof.

MARKET DISCOUNT

    The purchase of an Exchange Note or the purchase of a Series A Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined DE MINIMIS exception, if a United States Holder purchases an Exchange Note (or purchased a Series A Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (or its predecessor Series A Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain.

    For an Exchange Note or a Series A Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Similar to the DE MINIMIS rule discussed above with respect to "original issue discount," market discount arising upon an acquisition of a Series A Note or Exchange Note will be considered to be zero if the discount upon acquisition is less than 1/4 of one percent (.25%) of the stated redemption price of the Note multiplied by the number of complete years to maturity (after the United States Holder acquired the Series A Note or Exchange Note). Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Series A Note or Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note (or, where applicable, a predecessor Series A Note) with respect to which it is made and is irrevocable.

    In lieu of including the accrued market discount in income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Series A Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made to include accrued market discount during such taxable year and in all subsequent taxable

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
years of the United States Holder, unless the IRS consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the adjusted tax basis of an Exchange Note (or, where applicable, a predecessor Series A Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings, if any, allocable to such Exchange Note in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments of interest (including any Additional Interest or original issue discount, if any) and principal on, and the proceeds of sale or other disposition of the Series A Notes or the Exchange Notes payable to a United States Holder may be subject to United States information reporting requirements. In addition, backup withholding at a rate of 31% may apply to such payments where a United States Holder fails (i) to provide an accurate taxpayer identification number or (ii) to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) may not be subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

    The Issuers entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Issuers agreed to file with the Commission the Exchange Offer Registration Statement on an appropriate form under the Securities Act with respect to the Exchange Offer for the Exchange Notes and to offer to the holders of Series A Notes who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes. If
(i) the Issuers are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 120 days after the Issue Date, (iii) any holder of Series A Notes notifies the Company within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Series A Notes acquired directly from the Issuers or an affiliate of an Issuer or (iv) the holders of a majority of the Series A Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Issuer will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined herein) by the holders thereof. The Issuers will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series A Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), (v) such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Issuers and

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
subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or
(vi) such Note ceases to be outstanding.

    Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; PROVIDED, HOWEVER, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. The Issuers have agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

    Each holder of Series A Notes that wishes to exchange such Series A Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes, (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of any Issuer, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not a broker-dealer tendering Series A Notes which it acquired directly from the Issuers for its own account.

    If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

    The Issuers have agreed to pay all expenses incident to the Exchange Offer and will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

    The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will file the Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 90 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their best efforts to issue, on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in Exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuers will use their best efforts to file prior to the later of (a) 30 days after the Issue Date or (b) 30 days after such filing obligation arises and use their best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such obligation arises; PROVIDED, HOWEVER, that if the Issuers have not consummated the Exchange Offer within 120 days of the Issue Date, then the Issuers will file the Shelf Registration Statement with the Commission on or prior to the 121st day after the Issue Date. The Issuers shall use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

    If (i) the Issuers fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) the Issuers fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Issuers will pay liquidated damages ("Liquidated Damages") in cash to each holder of Transfer Restricted Notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default in an amount equal to 0.25% per annum of the principal amount of the Series A Notes. The amount of Liquidated Damages will increase by an additional 0.25% per annum of the principal amount of the Series A Notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the Series A Notes. Following the cure of a particular Registration Default, the accrual of Liquidated Damages with respect to such Registration Default will cease.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be made available to prospective participants in the Exchange Offer upon request to the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Notes will be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Global Security") which will be registered in the name of a nominee of DTC and deposited on behalf of holders of the Exchange Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

    Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Security (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form ("Certificated Securities"). Upon the transfer of any Certificated Security, such Certificated Security will, unless the transferee requests otherwise or the Global Security has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Security upon delivery of appropriate certifications to the Trustee.

    THE GLOBAL SECURITY. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Security, DTC or its custodian will credit on its internal system portions of the Global Security which shall be comprised of the corresponding respective amount of the Global Security to the respective accounts of persons who have accounts with such depositary and
(b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Holders of Exchange Notes may hold their interests in the Global Security directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

    So long as DTC or its nominee is the registered owner or holder of any of the Exchange Notes, DTC or such nominee will be considered the sole owner or holder of such Exchange Notes represented by such Global Security for all purposes under the Indenture and under the Exchange Notes represented thereby. No beneficial owner of an interest in the Global Security will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture.

    Payments of the principal of or premium and interest (including Liquidated Damages) on the Exchange Notes represented by the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest (including Liquidated Damages) on the Exchange Notes represented by the Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Security in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

    DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Security are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Security for Certificated Securities, which it will distribute to its Participants.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Security among Participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. Interests in the Global Security will be exchanged for Certificated Securities if (i) DTC is at any time unwilling or unable to continue as depositary for the Global Security, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days or (ii) an Event of Default has occurred and is continuing with respect to the Exchange Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered to the record holders thereof.

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer of the Exchange Notes. In
addition, until       , 1998 (90 days after the date of this Prospectus), all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. Richard G. Lareau, a partner of Oppenheimer Wolff & Donnelly LLP, serves on the Board of Directors of the Company.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries for each of the three years in the period ended January 3, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               NASH-FINCH COMPANY

           INDEX TO CONSOLIDATED AND UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors............................................  F-2

Consolidated Statements of Earnings/Loss for the Three Years Ended January
  3, 1998.................................................................  F-3

Consolidated Balance Sheets as of January 3, 1998 and December 28, 1996...  F-4

Consolidated Statements of Cash Flows for the Three Years Ended January 3,
  1998....................................................................  F-6

Consolidated Statements of Stockholders' Equity for the Three Years Ended
  January 3, 1998.........................................................  F-7

Notes to Consolidated Financial Statements................................  F-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Consolidated Statements of Earnings (Loss) for the Twelve Weeks
  Ended March 28, 1998 and March 22, 1997.................................  F-27

Condensed Consolidated Balance Sheets as of March 28, 1998 and March 22,
  1997....................................................................  F-28

Condensed Consolidated Statements of Cash Flows for the Twelve Weeks Ended
  March 28, 1998 and March 22, 1997.......................................  F-29

Condensed Consolidated Statements of Stockholders' Equity for the Twelve
  Weeks Ended March 28, 1998 and March 22, 1997...........................  F-30

Notes to Condensed Consolidated Financial Statements......................  F-31

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Nash Finch Company:

    We have audited the accompanying consolidated balance sheets of Nash Finch Company and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of earnings/loss, stockholders' equity, and cash flows for each of the three years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nash Finch Company and subsidiaries at January 3, 1998 and December 28, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                                     [LOGO]
Minneapolis, Minnesota
March 26, 1998

                      NASH FINCH COMPANY AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF EARNINGS/LOSS

                      FISCAL YEARS ENDED JANUARY 3, 1998,
                    DECEMBER 28, 1996 AND DECEMBER 30, 1995.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              1997          1996          1995
                                                                            53 WEEKS      52 WEEKS      52 WEEKS
                                                                          ------------  ------------  ------------
INCOME:
  Net sales.............................................................  $  4,319,095     3,322,666     2,831,114
  Other revenues........................................................        72,507        52,819        57,722
                                                                          ------------  ------------  ------------
    Total revenues......................................................     4,391,602     3,375,485     2,888,836
COST AND EXPENSES:
  Cost of sales.........................................................     3,826,377     2,932,709     2,469,841
  Selling, general and administrative, and other operating expenses.....       453,645       359,456       350,201
  Special charges.......................................................        31,272       --            --
  Depreciation and amortization.........................................        47,697        34,759        29,406
  Interest expense......................................................        32,845        14,894        10,793
                                                                          ------------  ------------  ------------
    Total costs and expenses............................................     4,391,836     3,341,818     2,860,241
    Earnings (loss) before income taxes.................................          (234)       33,667        28,595
Income taxes............................................................           994        13,635        11,181
                                                                          ------------  ------------  ------------
Net earnings (loss).....................................................  $     (1,228)       20,032        17,414
                                                                          ------------  ------------  ------------
Basic earnings (loss) per share.........................................  $      (0.11)         1.83          1.60
                                                                          ------------  ------------  ------------
Diluted earnings (loss) per share.......................................  $      (0.11)         1.81          1.60
                                                                          ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     JANUARY 3, 1998 AND DECEMBER 28, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1997       1996
                                                              ---------  --------
                                     ASSETS
CURRENT ASSETS:
  Cash......................................................  $     933       921
  Accounts and notes receivable, net........................    173,962   206,062
  Inventories...............................................    287,801   293,458
  Prepaid expenses..........................................     22,582    20,492
  Deferred tax assets.......................................      9,072     4,663
                                                              ---------  --------
    Total current assets....................................    494,350   525,596
Investments in affiliates...................................      7,679    10,300
Notes receivable, noncurrent................................     23,092    21,652
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................     31,229    33,753
  Buildings and improvements................................    137,070   148,227
  Furniture, fixtures and equipment.........................    306,762   295,147
  Leasehold improvements....................................     60,578    54,925
  Construction in progress..................................     28,485     7,543
  Assets under capitalized leases...........................     25,048    26,105
                                                              ---------  --------
                                                                589,172   565,700
  Less accumulated depreciation and amortization............   (312,939) (293,845)
                                                              ---------  --------
    Net property, plant and equipment.......................    276,233   271,855
Intangible assets, net......................................     70,732    80,312
Investment in direct financing leases.......................     19,094    22,011
Deferred tax asset, net.....................................      2,622     4,076
Other assets................................................     11,081     9,675
                                                              ---------  --------
    Total assets............................................  $ 904,883   945,477
                                                              ---------  --------
                                                              ---------  --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Outstanding checks........................................  $  36,271    32,492
  Short-term debt payable to banks..........................     11,300    16,171
  Current maturities of long-term debt and capitalized lease
    obligations.............................................      7,964     7,795
  Accounts payable..........................................    177,548   183,501
  Accrued expenses..........................................     60,599    54,130
  Income taxes..............................................        737     2,999
                                                              ---------  --------
    Total current liabilities...............................    294,419   297,088
Long-term debt..............................................    325,489   361,819
Capitalized lease obligations...............................     38,517    41,832
Deferred compensation.......................................      6,768     7,476
Other.......................................................     14,072     4,401
STOCKHOLDERS' EQUITY:
  Preferred stock--no par value
    Authorized 500 shares; none issued......................     --         --
  Common stock of $1.66 2/3 par value
    Authorized 25,000 shares; issued shares (1997--11,575;
     1996--11,574)..........................................     19,292    19,290
  Additional paid-in capital................................     17,648    16,816
  Foreign currency translation adjustment--net of a $633
    deferred tax benefit....................................     --          (950)
  Restricted stock..........................................       (391)     (500)
  Retained earnings.........................................    190,984   200,322
                                                              ---------  --------
                                                                227,533   234,978
Less cost of 252 shares and 307 shares of common stock in
  treasury, respectively....................................     (1,915)   (2,117)
                                                              ---------  --------
    Total stockholders' equity..............................    225,618   232,861
                                                              ---------  --------
    Total liabilities and stockholders' equity..............  $ 904,883   945,477
                                                              ---------  --------
                                                              ---------  --------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      FISCAL YEARS ENDED JANUARY 3, 1998,
                    DECEMBER 28, 1996 AND DECEMBER 30, 1995.
                                 (IN THOUSANDS)

                                                        1997      1996     1995
                                                      --------  --------  -------
OPERATING ACTIVITIES:
  Net earnings (loss)...............................  $ (1,228)   20,032   17,414
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Special charges.................................    28,749     --       --
    Depreciation and amortization...................    47,697    34,759   29,406
    Provision for bad debts.........................     5,055     1,893    3,997
    Provision for (recovery from) losses on closed
     lease locations................................     1,722      (458)   1,361
    Deferred income taxes...........................    (2,955)   (2,278)  (4,187)
    Deferred compensation...........................      (708)     (149)    (901)
    Loss of equity investments......................       469       616     (501)
    Other...........................................     2,003       326     (157)
  Changes in operating assets and liabilities:
    Accounts and notes receivable...................    (3,744)  (12,544)   8,115
    Inventories.....................................    19,821    14,021   14,680
    Prepaid expenses................................    (1,201)     (349)  (3,441)
    Accounts payable and outstanding checks.........    (3,174)  (24,245)  15,339
    Accrued expenses................................    (2,512)    2,219    2,160
    Income taxes....................................    (2,262)     (967)   2,508
                                                      --------  --------  -------
      Net cash provided by operating activities.....    87,732    32,876   85,793
                                                      --------  --------  -------
INVESTING ACTIVITIES:
    Dividends received..............................     1,600     --         890
    Disposals of property, plant and equipment,
     net............................................    16,721     9,169   14,858
    Additions to property, plant and equipment,
     excluding capital leases.......................   (67,725)  (51,333) (33,264)
    Businesses acquired, net of cash acquired.......   (17,863) (257,868)   --
    Investment in an affiliate......................     --       (2,500)  (1,379)
    Loans to customers..............................   (18,816)   (4,997)  (9,199)
    Payments from customers on loans................    14,080     4,713    8,788
    Sale of receivables.............................    37,000     3,402   13,744
    Other...........................................      (739)   (2,896)    (137)
                                                      --------  --------  -------
      Net cash used in investing activities.........   (35,742) (302,310)  (5,699)
                                                      --------  --------  -------
FINANCING ACTIVITIES:
    Proceeds from long-term debt....................     --       30,000      352
    (Payments) proceeds from revolving debt.........   (30,000)  244,000    --
    Dividends paid..................................    (8,110)   (8,288)  (8,048)
    Payments of short-term debt.....................    (4,871)    1,171  (41,400)
    Payments of long-term debt......................    (6,009)  (21,946)  (5,568)
    Payments of capitalized lease obligations.......    (3,467)     (717)    (540)
    Other...........................................       479       111       56
                                                      --------  --------  -------
      Net cash (used in) provided by financing
       activities...................................   (51,978)  244,331  (55,148)
                                                      --------  --------  -------
      Net increase (decrease) cash..................  $     12   (25,103)  24,946
                                                      --------  --------  -------
                                                      --------  --------  -------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      FISCAL YEARS ENDED JANUARY 3, 1998,
                    DECEMBER 28, 1996 AND DECEMBER 30, 1995.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           FOREIGN
                                  COMMON STOCK    ADDITIONAL               CURRENCY                  TREASURY STOCK       TOTAL
                                 ---------------   PAID-IN     RETAINED   TRANSLATION  RESTRICTED   ----------------  STOCKHOLDERS'
                                 SHARES  AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT     STOCK      SHARES   AMOUNT      EQUITY
                                 ------  -------  ----------   --------   ----------   ----------   ------   -------  -------------
BALANCE AT DECEMBER 31, 1994...  11,224  $18,706    11,977     179,212       (572)       --          (349)   $(3,054)    206,269
Net earnings...................   --       --        --         17,414      --           --          --        --         17,414
Dividend declared of $.74 per
  share........................   --       --        --         (8,048)     --           --          --        --         (8,048)
Treasury stock issued upon
  exercise of options..........   --       --           36       --         --           --             3        20           56
Foreign currency translation
  adjustment--net of a $252
  deferred tax benefit.........   --       --        --          --          (378)       --          --        --           (378)
                                 ------  -------  ----------   --------       ---          ---      ------   -------  -------------
BALANCE AT DECEMBER 30, 1995...  11,224  18,706     12,013     188,578       (950)       --          (346)   (3,034 )    215,313
Net earnings...................   --       --        --         20,032      --           --          --        --         20,032
Dividend declared of $.75 per
  share........................   --       --        --         (8,288)     --           --          --        --         (8,288)
Shares issued in connection
  with acquisition of a
  business.....................    350      584      5,064       --                      --          --        --          5,648
Treasury stock issued upon
  exercise of options..........   --       --           47       --                      --             6        42           89
Issuance of restricted stock...   --       --         (308)      --         --            (524)        40       995          163
Amortized compensation under
  restricted stock plan........   --       --        --          --         --              24       --        --             24
Treasury stock purchased.......   --       --        --          --         --           --            (7)     (120 )       (120)
                                 ------  -------  ----------   --------       ---          ---      ------   -------  -------------
BALANCE AT DECEMBER 28, 1996...  11,574  19,290     16,816     200,322       (950)        (500)      (307)   (2,117 )    232,861
Net earnings (loss)............   --       --        --         (1,228)     --           --          --        --         (1,228)
Dividend declared of $.72 per
  share........................   --       --        --         (8,110)     --           --          --        --         (8,110)
Treasury stock issued upon
  exercise of options..........   --       --          354       --         --           --            29       143          497
Amortized compensation under
  restricted stock plan........   --       --        --          --         --              29       --        --             29
Repayment of notes receivable
  from holders of restricted
  stock........................   --       --        --          --         --              80       --        --             80
Distribution of stock pursuant
  to performance awards........   --       --          460       --         --           --            30       148          608
Treasury stock purchased.......   --       --        --          --         --           --            (4)      (89 )        (89)
Foreign currency translation
  adjustment...................   --       --        --          --           950        --          --        --            950
Other..........................      1        2         18       --         --           --          --        --             20
                                 ------  -------  ----------   --------       ---          ---      ------   -------  -------------
BALANCE AT JANUARY 3, 1998.....  11,575  $19,292    17,648     190,984      --            (391)      (252)   $(1,915)    225,618
                                 ------  -------  ----------   --------       ---          ---      ------   -------  -------------
                                 ------  -------  ----------   --------       ---          ---      ------   -------  -------------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ACCOUNTING POLICIES

FISCAL YEAR

    Nash Finch Company's fiscal year ends on the Saturday nearest to December
31. Fiscal year 1997 consisted of 53 weeks, while 1996 and 1995 consisted of 52 weeks.

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of Nash Finch Company (the Company), its majority-owned subsidiaries and the Company's share of net earnings or losses of 50% or less owned companies. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made to prior year amounts to conform with 1997 presentation.

CASH AND CASH EQUIVALENTS

    In the accompanying financial statements, and for purposes of the statements of cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less.

INVENTORIES

    Inventories are stated at the lower of cost or market. At both January 3, 1998 and December 28, 1996, approximately 85% of the Company's inventories are valued on the last-in, first-out (LIFO) method. During fiscal 1997, the Company recorded a LIFO charge of $1.5 million compared to $1.6 million in 1996. The remaining inventories are valued on the first-in, first-out (FIFO) method. If the FIFO method of accounting for inventories had been used, inventories would have been $43.1 million and $41.6 million higher at January 3, 1998 and December 28, 1996, respectively.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Assets under capitalized leases are recorded at the present value of future lease payments or fair market value, whichever is lower. Expenditures which improve or extend the life of the respective assets are capitalized while maintenance and repairs are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

    An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. In applying Statement of Financial Accounting Standards ("SFAS") No. 121, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has generally identified this lowest level to be individual stores; however, there are limited circumstances where, for evaluation purposes, stores are considered with the distribution center they support. The Company considers historical performance and future estimated results in its evaluation of potential impairment. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate the Company utilizes to evaluate potential investments.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(1)  ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets consist primarily of covenants not to compete and goodwill, and are carried at cost less accumulated amortization. Costs are amortized over the estimated useful lives of the related assets ranging from 2-25 years. Amortization expense charged to operations for fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995 was $5.9 million, $5.2 million and $1.8 million, respectively. The accumulated amortization of intangible assets was $13.5 million and $10.1 million at January 3, 1998 and December 28, 1996, respectively. The carrying value of intangible assets is reviewed for impairment annually and/or when factors indicating impairment are present using an undiscounted cash flow assumption.

DEPRECIATION AND AMORTIZATION

    Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets which generally range from 10-40 years for buildings and improvements and 3 to 10 years for furniture, fixtures and equipment. Leasehold improvements and capitalized leases are amortized to expense on a straight-line basis over the term of the lease.

ADVERTISING

    Advertising costs included in selling, general and administrative, and other operating expenses, are expensed as incurred and were $5.0 million, $5.9 million and $8.5 million in 1997, 1996 and 1995, respectively.

INCOME TAXES

    Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, contingent, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS No. 128 requirements.

STOCK OPTION PLANS

    In accordance with the provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has chosen to continue to apply Accounting Principles Board Opinion No. 25, (APB 25) ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations in accounting for its stock option plans, and, accordingly, does not recognize compensation costs, if the option price equals or exceeds market price at date of grant. Note (7) of Notes to Consolidated Financial Statements contains a summary

                      NASH FINCH COMPANY AND SUBSIDIARIES

(1)  ACCOUNTING POLICIES (CONTINUED)
of the pro forma effects to reported net income and earnings per share had the Company elected to recognize compensation costs as encouraged by SFAS No. 123.

FOREIGN CURRENCY TRANSLATION

    Adjustments resulting from the translation of assets and liabilities of a foreign investment are included in stockholders' equity.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME and SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components. SFAS No. 131 establishes standards for defining operating segments and the reporting of certain information regarding operating segments. Because these statements only impact how financial information is disclosed in interim and annual reports, the adoption will have no impact to the Company's financial condition or results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE. The SOP is effective for the Company beginning on January 1, 1999, however, early adoption is permitted. The SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Some, but not all, of the costs that are required to be capitalized by the SOP are currently being expensed by the Company. The Company has not yet assessed what the impact of the SOP will be on the Company's future earnings or financial position.

(2)  ACQUISITIONS

    The following acquisitions have been accounted for by the purchase method of accounting and accordingly, the operating results of the newly acquired businesses have been included in the consolidated operating results of the Company since their respective dates of acquisition.

    On June 9, 1997, the Company acquired the business and certain assets from United-A.G., a cooperative wholesale grocery distributor located in Omaha, for approximately $17.9 million in cash. Real estate which was not included in the purchase price, is being leased under a five-year agreement from a third party. This operating lease contains an option to purchase the property at fair market value, or a renewal option for an additional five years at the end of the initial lease term. In addition, the Company has guaranteed a residual value for the leased real estate. United-A.G., with pre-acquisition annual revenues of approximately $200 million, served stores in Nebraska, Kansas, Iowa, Colorado and South Dakota.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(2)  ACQUISITIONS (CONTINUED)
    On November 7, 1996, the Company completed a tender offer to purchase the outstanding shares of common stock of Super Food for $15.50 per share in cash, with 10.6 million shares tendered at that date, representing approximately 96 percent of the outstanding common stock of Super Food. Super Food is a wholesale grocery distributor based in Dayton, Ohio with annual revenues of approximately $1.2 billion. The fair value of the assets acquired, including goodwill, was $321.9 million, and liabilities assumed totaled $150.0 million. Goodwill of $29.8 million and other intangibles of $7.1 million are being amortized over 25 years on a straight line basis.

    On August 5, 1996, the Company acquired all of the outstanding stock of T.
J. Morris, a full line food wholesaler located in Statesboro, Georgia, with annual revenues of $110.0 million. In exchange for the T. J. Morris stock, the Company issued 350,764 shares of its common stock, valued at approximately $5.7 million, of which 25,002 shares are held in escrow at January 3, 1998. Such shares were issued January 8, 1998. The excess of purchase price over fair value of the assets acquired resulted in goodwill of approximately $3.1 million which is being amortized on a straight line basis over a 15-year period.

    On January 2, 1996, the Company acquired substantially all of the business and assets of MDV located in Norfolk, Virginia for approximately $56.0 million in cash and the assumption of certain liabilities totaling approximately $54.0 million. MDV, with revenues of approximately $350.0 million, is a major distributor of grocery products to military commissaries in the eastern United States and Europe. The purchase price exceeded the fair value of the net assets acquired by approximately $43 million. The resulting goodwill is being amortized on a straight line basis over 15 years.

    The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if the above operations had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments such as amortization of intangibles, increased interest expense on acquisition debt and related income tax effects:

                       PRO FORMA INFORMATION (UNAUDITED)

                                                  1997       1996       1995
                                               ----------  ---------  ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                           AMOUNTS)
Net revenues.................................  $4,499,543  4,713,664  4,589,362
Earnings (loss) before income taxes..........         (36)    23,790     32,291
Net income (loss)............................        (247)    14,120     19,060
Basic earnings (loss) per share..............  $     (.02)      1.28       1.70
                                               ----------  ---------  ---------
                                               ----------  ---------  ---------

    The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect results that would have occurred had the acquisitions been made as of those dates or results which may occur in the future.

(3)  SPECIAL CHARGES

    During the third quarter of 1997, the Company recorded special charges totaling $31.3 million consisting of $12.6 million in asset writedowns and $6.5 million and $9.7 million classified as accrued expenses and other noncurrent liabilities, respectively.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(3)  SPECIAL CHARGES (CONTINUED)
    The aggregate special charges include $14.5 million for the consolidation of selected warehouses. This charge contains provisions for non-cancelable lease obligations, expected losses on disposals of tangible assets, and other continuing occupancy costs. Also included are employee severance costs consistent with existing practices and the unamortized portion of goodwill for one of the locations.

    Also, related to wholesale operations, the special charges include $2.5 million of integration costs, incurred in the third quarter, associated with the acquisition of the business and certain assets from United-A.G.

    In retail operations, the special charges relate to the closing or consolidation of fourteen, primarily leased stores. The special charges include a $5.2 million provision for continuing non-cancelable lease obligations, anticipated losses on disposals of tangible assets, abandonment of certain leaseholds and the write-off of intangibles. The time frame for individual store closings will vary but should be completed by the first quarter of fiscal 1999. For 1997, the retail units included in the provision had aggregate sales and pretax losses of $82.9 million and $2.7 million, respectively, compared with $88.3 million and $1.8 million for 1996.

    The aggregate special charges contain a provision of $5.4 million for asset impairment of seven retail stores. Declining market share due to increasing competition, deterioration of operating performance in the third quarter, and forecasted future results that were less than previously planned were the factors leading to the impairment determination. The impaired assets covered by the charge primarily include real estate, leasehold improvements and, to a lesser extent, goodwill related to two of the stores.

    An asset impairment charge of $1.0 million relating to agricultural assets was also recorded against several farming operations of Nash DeCamp, the Company's produce marketing subsidiary. The impairment determination was based on recent downturns in the market for certain varieties of fruit. The impairment resulted from anticipated future operating losses and insufficient projected cash flows from agricultural production of these products.

    Other special charges aggregating $2.8 million consist primarily of $.9 million related to the abandonment of current system software which is being replaced by the Company's HORIZONS project, and a loss of $.6 million realized on the sale of the Company's 22.4% equity investment in Alfa Trading Company, a Hungarian food wholesaler. The remaining special charges relate principally to the write down of idle real estate held for sale to current market values.

    During the fourth quarter of 1997, rents totaling $198,000 were charged to reserves established as a result of the special charges recorded in the third quarter. Reserves related to the closing or consolidation of wholesale and retail operations in the amount of $6.3 million and $9.7 million are included in accrued expense and other liabilities, respectively, on the balance sheet at January 3, 1998.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(4)  ACCOUNTS AND NOTES RECEIVABLE

    Accounts and notes receivable at the end of fiscal years 1997 and 1996 are comprised of the following components (in thousands):

                                                                  1997     1996
                                                                --------  -------
Customer notes receivable--current portion....................  $  9,256    8,090
Customer accounts receivable..................................   157,737  197,336
Other receivables.............................................    26,970   21,158
Allowance for doubtful accounts...............................   (20,001) (20,522)
                                                                --------  -------
Net current accounts and notes receivable.....................  $173,962  206,062
                                                                --------  -------
                                                                --------  -------
Noncurrent customer notes receivable..........................    29,759   29,223
Allowance for doubtful accounts...............................    (6,667)  (7,571)
                                                                --------  -------
Net noncurrent notes receivable...............................  $ 23,092   21,652
                                                                --------  -------
                                                                --------  -------

    Operating results include bad debt expense totaling $5.1 million, $1.9 million and $4.0 million during fiscal years 1997, 1996 and 1995, respectively.

    On January 1, 1997, the Company adopted the requirements of SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCED ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial components approach which focuses on control of the assets and extinguishments of liabilities that exist after the transfer. The implementation of SFAS No. 125 did not have a material effect on the Company's 1997 consolidated financial statements.

    On December 29, 1997, a Receivables Purchase Agreement (the "Agreement") was executed by the Company, Nash Finch Funding Corporation (NFFC), a wholly-owned subsidiary of the Company, and a certain third party purchaser (the "Purchaser") pursuant to a securitization transaction. On this date the Company sold $44.6 million of accounts receivable on a non-recourse basis to NFFC. NFFC sold $37.0 million of its undivided interest in such receivables to the Purchaser, subject to specified collateral requirements. NFFC maintains a variable undivided interest in these receivables and is subject to losses on its share of the receivables and, accordingly, maintains an allowance for doubtful accounts. In applying the provisions of SFAS No. 125, no gain or loss resulted on the transaction. The Agreement is a five-year $50 million revolving receivable purchase facility allowing the Company to sell additional receivables to NFFC, and NFFC to sell, from time to time, variable undivided interests in these receivables to the Purchaser.

    In 1995, the Company entered into an agreement with a financial institution which allowed the Company to sell on a revolving basis customer notes receivable. Although the agreement lapsed on December 28, 1996, the notes, which have maturities through the year 2002, were sold at face value with recourse. As a result, the Company continues to be responsible for collection of the notes and remits the principal plus a floating rate of interest to the purchaser on a monthly basis. Proceeds from the sale of the notes receivable were used to fund working capital requirements.

    The remaining balances of such sold notes receivable totaled $9.1 million and $14.0 million at January 3, 1998 and December 28, 1996, respectively. The Company is contingently liable should these notes become uncollectible.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(4)  ACCOUNTS AND NOTES RECEIVABLE (CONTINUED)
    Substantially all notes receivable are based on floating interest rates which adjust to changes in market rates. As a result, the carrying value of notes receivable approximates market value.

(5)  LONG-TERM DEBT AND CREDIT FACILITIES

    Long-term debt at the end of the fiscal years 1997 and 1996 is summarized as follows (in thousands):

                                                                 1997      1996
                                                               --------  --------
Variable rate--revolving credit agreement....................  $214,000   244,000
Industrial development bonds, 5.4% to 7.8% due in various
  installments through 2009..................................     4,370     4,885
Term loans, 7.5% to 9.9% due in various installments through
  2008.......................................................   107,528   112,250
Notes payable and mortgage notes, 9.3% to 12.0% due in
  various installments through 2003..........................     5,975     6,747
                                                               --------  --------
                                                               $331,873   367,882
Less current maturities......................................     6,384     6,063
                                                               --------  --------
                                                               $325,489   361,819
                                                               --------  --------
                                                               --------  --------

    During 1997, the Company entered into four swap agreements, with separate financial institutions. The agreements which are based on a notional amount of $30.0 million each, call for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate and making payments based on a fixed rate, ranging from 6.21% to 6.54%, without an exchange of the notional amount upon which the payments are based. The differential to be paid or received from counter-parties as interest rates change is included in other liabilities or assets, with the corresponding amount accrued and recognized as an adjustment of interest expense related to the debt.

    The Company is exposed to credit loss in the event of non-performance by counter-parties to these financial instruments, but it does not expect any counter-party to fail to meet its obligations. The amount of such credit exposure is generally the unrealized gains in such contracts. To manage credit risks, the Company selects counter-parties based on credit ratings, limits exposure to a single counter-party and monitors the market position with each counter-party.

    The fair values of the swap agreements are not material and have not been recognized in the financial statements at January 3, 1998. Gains and losses on terminations of interest rate swap agreements are deferred as an adjustment to the carrying amount of the outstanding debt and amortized as an adjustment to the interest expense related to the debt over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishment of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment. Any swap agreements that are not designated with outstanding debt are recorded as an asset or liability at fair value, with changes in fair value recorded in other income or expense.

    On October 8, 1996, the Company entered into a $500 million senior unsecured revolving credit facility (the "Revolving Credit Facility") with two lead banks. The agreement calls for a scheduled reduction of the facility within two years, to $400 million, with the remaining balance maturing five years from closing. During 1997, the Company exercised its right to reduce the Revolving Credit Facility to

                      NASH FINCH COMPANY AND SUBSIDIARIES

(5)  LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)
$360 million. Borrowings under this agreement bear interest at variable rates equal to LIBOR plus .30%. In addition, the Company pays commitment fees of .175% on the entire facility both used and unused. The average borrowing rate during the period was 6.0%.

    The Revolving Credit Facility contains covenants which, among other matters, limits the Company's ability to incur indebtedness, buy and sell assets, and requires compliance to predetermined ratios related to net worth, debt to equity and interest coverage.

    At January 3, 1998, land, buildings and other assets pledged to secure outstanding mortgage notes and obligations under industrial development bond issues have a depreciated cost of approximately $4.8 million and $4.3 million, respectively.

    Aggregate annual maturities of long-term debt for the five fiscal years after January 3, 1998 are as follows (in thousands):

1998...................................................................  $  6,384
1999...................................................................     1,844
2000...................................................................    33,576
2001...................................................................   240,394
2002 and thereafter....................................................  $ 49,675

    Interest paid was $31.6 million, $14.3 million and $11.4 million, for the fiscal years 1997, 1996 and 1995, respectively.

    In addition, the Company maintains informal lines of credit at various banks. At January 3, 1998, unused uncommitted lines of credit amounted to $13.7 million.

    Based on borrowing rates currently available to the Company for long-term financing with similar terms and average maturities, the fair value of long-term debt, including current maturities, utilizing discounted cash flows is $340.3 million.

(6)  INCOME TAXES

    Income tax expense for fiscal years 1997, 1996 and 1995 is made up of the following components (in thousands):

                                                           1997     1996    1995
                                                          -------  ------  ------
Current:
  Federal...............................................  $ 3,293  12,125  12,244
  State.................................................      692   2,354   2,872
Deferred:
  Federal...............................................   (2,644)   (576) (3,145)
  State.................................................     (347)   (268)   (790)
                                                          -------  ------  ------
    Total...............................................  $   994  13,635  11,181
                                                          -------  ------  ------
                                                          -------  ------  ------

                      NASH FINCH COMPANY AND SUBSIDIARIES

(6)  INCOME TAXES (CONTINUED)
    Total income tax expense represents effective tax rates of 425.4%, 40.5% and 39.1% for the fiscal years 1997, 1996 and 1995, respectively. The reasons for differences compared with the U.S. federal statutory tax rate (expressed as a percentage of pretax income) are as follows:

                                                               1997    1996  1995
                                                              -------  ----  ----
Federal statutory tax rate..................................    (35.0)% 35.0% 35.0%
Items affecting federal income tax rate:
State taxes, net of federal income tax benefit..............     96.0   4.3   4.9
Foreign equity earnings.....................................    (27.6)  --    --
Dividends received deduction on domestic stock of under 80%
  owned companies...........................................   (191.7)  --    --
Non-deductible goodwill.....................................    700.1    .2   --
Non-deductible meals and entertainment......................     94.6    .6    .8
Adjustment to valuation allowance and other income tax
  accruals..................................................   (198.0)   .4   (.6)
Other net...................................................    (13.0)  --   (1.0)
                                                              -------  ----  ----
  Effective tax rate........................................    425.4% 40.5% 39.1%
                                                              -------  ----  ----
                                                              -------  ----  ----

    Income taxes paid were $8.9 million, $12.4 million and $10.8 million during fiscal years 1997, 1996 and 1995, respectively.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(6)  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 3, 1998, December 28, 1996, and December 30, 1995, are presented below (in thousands):

                                                           1997     1996    1995
                                                          -------  ------  ------
Deferred tax assets:
Accounts and notes receivable, principally due to
  allowance for doubtful accounts.......................  $ 5,891   7,625   1,964
Inventories, principally due to additional costs
  inventoried for tax purposes pursuant to the Tax
  Reform Act of 1986....................................    3,405   2,956   1,654
Health care claims, principally due to accrual for
  financial reporting purposes..........................    2,668   2,991   1,073
Deferred compensation, principally due to accrual for
  financial reporting purposes..........................    2,546   2,376   3,173
Compensated absences, principally due to accrual for
  financial reporting purposes..........................    3,086   2,286   1,379
Compensation and casualty loss, principally due to
  accrual for financial reporting purposes..............    1,780   1,959   2,135
Purchased intangibles...................................    --       --     1,958
Closed locations........................................   10,612   3,126   1,110
Other...................................................      731   2,236   1,193
                                                          -------  ------  ------
Total gross deferred tax assets.........................   30,719  25,555  15,639
Less valuation allowance................................    --       --      --
                                                          -------  ------  ------
  Net deferred tax assets...............................   30,719  25,555  15,639
                                                          -------  ------  ------
Deferred tax liabilities:
Purchased intangibles...................................      231   1,055    --
Plant and equipment, principally due to differences in
  depreciation..........................................    9,704   6,511   5,978
Inventories, principally due to differences in LIFO
  basis.................................................    7,686   7,230   2,070
Other...................................................    1,404   2,020   1,082
                                                          -------  ------  ------
Total gross deferred tax liabilities....................   19,025  16,816   9,130
                                                          -------  ------  ------
  Net deferred tax asset................................  $11,694   8,739   6,509
                                                          -------  ------  ------
                                                          -------  ------  ------

    Since it is more likely than not that the deferred tax asset of $30,719, $25,555 and $15,639 at January 3, 1998, December 28, 1996 and December 30, 1995,
respectively, will be realized through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, future taxable income and tax planning strategies, the Company has determined that there is no need to establish a valuation allowance for the deferred tax asset at January 3, 1998 and December 28, 1996 as required by SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(7)  STOCK RIGHTS AND OPTIONS

    Under the Company's 1996 Stockholder Rights Plan, one right is attached to each outstanding share of common stock. Each right entitles the holder to purchase, under certain conditions, one-half share of common stock at a price of $30.00 ($60.00 per full share). The rights are not yet exercisable and no separate rights certificates have been distributed. All rights expire on March 31, 2006.

    The rights become exercisable 20 days after a "flip-in event" has occurred or 10 business days (subject to extension) after a person or group makes a tender offer for 15% or more of the Company's outstanding common stock. A flip-in event would occur if a person or group acquires (1) 15% of the Company's outstanding common stock, or (2) an ownership level set by the Board of Directors at less than 15% if the person or group is deemed by the Board of Directors to have interests adverse to those of the Company and its stockholders. The rights may be redeemed by the Company at any time prior to the occurrence of a flip-in event at $.01 per right. The power to redeem may be reinstated within 20 days after a flip-in event occurs if the cause of the occurrence is removed.

    Upon the rights becoming exercisable, subject to certain adjustments or alternatives, each right would entitle the holder (other than the acquiring person or group, whose rights become void) to purchase a number of shares of the Company's common stock having a market value of twice the exercise price of the right. If the Company is involved in a merger or other business combination, or certain other events occur, each right would entitle the holder to purchase common shares of the acquiring company having a market value of twice the exercise price of the right. Within 30 days after the rights become exercisable following a flip-in event, the Board of Directors may exchange shares of Company common stock or cash or other property for exercisable rights.

    The Company follows APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

    Under the Company's 1994 Stock Incentive Plan, as amended (the "1994 Plan"), a total of 845,296 shares were reserved for the granting of stock options, restricted stock awards and performance unit awards. Stock options are granted at not less than 100% of fair market value at date of grant and are exercisable over a term which may not exceed 10 years from date of grant. Restricted stock awards are subject to restrictions on transferability and such conditions for vesting, including continuous employment for specified periods of time, as may be determined at the date of grant. Performance unit awards are grants of rights to receive shares of stock if certain performance goals or criteria, determined at the time of grant, are achieved in accordance with the terms of the grants.

    Under the 1995 Director Stock Option Plan (the "Director Plan"), for which a total of 40,000 shares were reserved, annual grants of options to purchase 500 shares are made automatically to each eligible non-employee director following each annual meeting of stockholders. The stock options are granted at 100% of fair market value at date of grant, become exercisable six months following the date of grant and may be exercised over a term of five years from the date of grant.

    At January 3, 1998, under the 1994 Plan, options to purchase 280,380 shares of common stock of the Company at an average price of $17.23 per share and exercisable over terms of five to seven years from the dates of grant, have been granted and are outstanding. In February 1996, certain members of management exercised rights to purchase restricted stock from the Company at a 25% discount to fair market value pursuant to grants awarded in January 1996 under the terms of the 1994 Plan. The purchase required a minimum of 10% payment in cash with the remaining balance evidenced by a five-year promissory note to

                      NASH FINCH COMPANY AND SUBSIDIARIES

(7)  STOCK RIGHTS AND OPTIONS (CONTINUED)

the Company. Unearned compensation equivalent to the excess of market value of the shares purchased over the price paid by the recipient at the date of grant, and the unpaid balance of the promissory note have been charged to stockholders' equity; amortization of compensation expense was not significant. At January 3, 1998, 32,832 shares of restricted stock have been issued and are outstanding. Performance unit awards having a maximum potential payout of 340,071 shares have also been granted and are outstanding.

    Reserved for the granting of future stock options, restricted stock awards and performance unit awards are 120,254 shares.

    At January 3, 1998 under the Director Plan, options to purchase 12,000 shares of common stock of the Company, at an average price of $17.47 per share and exercisable over a term of five years from the date of grant, have been granted and are outstanding. Reserved for the granting of future stock options are 26,000 shares.

    Changes in outstanding options during the three fiscal years ended January 3, 1998 are summarized as follows (in thousands except per share amounts):

                                                                  WEIGHTED AVERAGE
                                                                  OPTION PRICE PER
                                                         SHARES        SHARE
                                                         ------   ----------------
Options outstanding December 31 1994...................   291          $16.86
  Exercised............................................    (3)          16.72
  Forfeited............................................   (36)          16.88
  Granted..............................................     4           16.06
                                                         ------        ------
Options outstanding December 30 1995...................   256           16.85
  Exercised............................................    (4)          16.77
  Forfeited............................................   (45)          17.05
  Granted..............................................   142           17.72
                                                         ------        ------
Options outstanding December 28, 1996..................   349           17.18
  Exercised............................................   (29)          16.82
  Forfeited............................................   (33)          17.08
  Granted..............................................     5           18.38
                                                         ------        ------
Options outstanding January 3, 1998....................   292(a)        17.24
                                                         ------        ------
                                                         ------        ------

------------------------

(a) Remaining average contractual life of options outstanding at January 3, 1998 was 2.5 years.

Options exercisable at:
  January 3, 1998......................................   164          $17.09
  December 28, 1996....................................   147           16.95

    The weighted average fair value of options granted during 1997, 1996 and 1995 are $2.62, $2.40 and $2.26, respectively. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes single option-pricing model assuming a weighted average risk-free interest rate of 6.0%, an expected dividend yield of 4.0%, expected lives of two and one-half years and volatility of 22.1%. Had compensation expense for stock options been determined based on the fair value method (instead of intrinsic value method) at the grant dates for awards, the Company's 1997 and 1996 net earnings (loss) and

                      NASH FINCH COMPANY AND SUBSIDIARIES

(7)  STOCK RIGHTS AND OPTIONS (CONTINUED)
earnings (loss) per share would have been impacted by less than 1%. The effects of applying the fair value method of measuring compensation expense for 1997 is likely not representative of the effects for future years in part because the fair value method was applied only to stock options granted after December 31, 1994.

(8)  EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (in thousands except per share amounts):

                                                           1997     1996    1995
                                                          -------  ------  ------
Numerator:
  Net earnings (loss)...................................  $(1,228) 20,032  17,414
                                                          -------  ------  ------
Denominator:
  Denominator for basic earnings per share; weighted
    average shares......................................   11,270  10,947  10,875
Effect of dilutive securities:
  Employee stock options................................    --          8      20
  Contingent shares.....................................       46     138    --
                                                          -------  ------  ------
Dilutive common shares..................................       46     146      20
Denominator for diluted earnings per share; adjusted
  weighted average shares...............................   11,316  11,093  10,895
                                                          -------  ------  ------
                                                          -------  ------  ------
Basic earnings (loss) per share.........................  $ (0.11)   1.83    1.60
                                                          -------  ------  ------
                                                          -------  ------  ------
Diluted earnings (loss) per share.......................  $ (0.11)   1.81    1.60
                                                          -------  ------  ------
                                                          -------  ------  ------

(9)  LEASE AND OTHER COMMITMENTS

    A substantial portion of the store and warehouse properties of the Company are leased. The following table summarizes assets under capitalized leases (in thousands):

                                                                  1997     1996
                                                                --------  -------
Buildings and improvements....................................  $ 25,048   26,105
Less accumulated amortization.................................   (10,243) (10,147)
                                                                --------  -------
Net assets under capitalized leases...........................  $ 14,805   15,958
                                                                --------  -------
                                                                --------  -------

                      NASH FINCH COMPANY AND SUBSIDIARIES

(9)  LEASE AND OTHER COMMITMENTS (CONTINUED)
    At January 3, 1998, future minimum rental payments under non-cancelable leases and subleases are as follows (in thousands):

                                                              OPERATING   CAPITAL
                                                               LEASES      LEASES
                                                              ---------   --------
1998........................................................  $  29,877   $  6,006
1999........................................................     26,186      6,168
2000........................................................     23,488      6,035
2001........................................................     20,548      5,934
2002 and thereafter.........................................    117,400     57,161
                                                              ---------   --------
Total minimum lease payments(a).............................  $ 217,499     81,304
Less imputed interest (rates ranging from 7.8% to 16.0%)....               (41,207)
                                                                          --------
Present value of net minimum lease payments.................                40,097
Less current maturities.....................................                (1,580)
                                                                          --------
Capitalized lease obligations...............................              $ 38,517
                                                                          --------
                                                                          --------

------------------------

(a) Future minimum payments for operating and capital leases have not been reduced by minimum sublease rentals receivable under non-cancelable subleases. Total future minimum sublease rentals related to operating and capital lease obligations as of January 3, 1998 are $91.8 million and $41.7 million, respectively.

    Total rental expense under operating leases for fiscal years 1997, 1996 and 1995 is as follows (in thousands):

                                                           1997     1996    1995
                                                         --------  ------  ------
Total rentals..........................................  $ 42,584  33,316  27,533
Less real estate taxes, insurance and other occupancy
  costs................................................    (2,731) (2,070) (2,095)
                                                         --------  ------  ------
Minimum rentals........................................    39,853  31,246  25,438
Contingent rentals.....................................       244     183     312
Sublease rentals.......................................   (13,744) (9,449) (7,964)
                                                         --------  ------  ------
                                                         $ 26,353  21,980  17,786
                                                         --------  ------  ------
                                                         --------  ------  ------

    Most of the Company's leases provide that the Company pay real estate taxes, insurance and other occupancy costs applicable to the leased premises. Contingent rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Operating leases often contain renewal options. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

    The Company has guaranteed certain lease and promissory note obligations of customers aggregating approximately $28.6 million.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(9)  LEASE AND OTHER COMMITMENTS (CONTINUED)
    In addition, the Company had outstanding letters of credit in the amounts of $9.1 million and $9.0 million at January 3, 1998 and December 28, 1996, respectively, primarily supporting workers' compensation obligations.

(10)  CONCENTRATION OF CREDIT RISK

    The Company provides financial assistance in the form of secured loans to some of its independent retailers for inventories, store fixtures and equipment, working capital and store improvements. Loans are secured by liens on inventory or equipment or both, by personal guarantees and by other types of collateral. In addition, the Company may guarantee lease and promissory note obligations of customers.

    As of January 3, 1998, the Company has guaranteed outstanding promissory note obligations of one customer in the amount of $8.4 million and of another customer in the amount of $7.1 million.

    In the normal course of business, the Company's produce marketing operation in California makes cash advances to produce growers during various product growing seasons to fund production costs. Such advances are repayable at the end of the respective growing seasons. Unpaid advances are generally secured by liens on real estate and in certain instances, on crops yet to be harvested. At January 3, 1998, $9.2 million in notes and growers advances were outstanding.

    The Company establishes allowances for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Management believes that adequate provisions have been made for any doubtful accounts.

(11)  PROFIT SHARING PLAN

    The Company has a profit sharing plan covering substantially all employees meeting specified requirements. Contributions, determined by the Board of Directors, are made to a noncontributory profit sharing trust based on profit performances. Profit sharing expense for 1997, 1996 and 1995 was $2.5 million, $4.1 million and $3.8 million, respectively.

    Certain officers and key employees are participants in a deferred compensation plan providing fixed benefits payable in equal monthly installments upon retirement. Annual increments to the deferred compensation plan are charged to earnings. No annual contribution was made in 1997.

(12)  PENSION

    Super Food has a qualified noncontributory retirement plan to provide retirement income for eligible full-time employees who are not covered by union retirement plans. Pension benefits under the plan are based on length of service and compensation. The Company contributes amounts necessary to meet minimum funding requirements.

    During 1997, the Company formalized a curtailment plan affecting all participants under the age of 55. The plan, effective January 1, 1998, did not result in a material effect on the Company's financial position or results of operations. All employees impacted by the curtailment will be transferred into the Company's existing defined contribution plan.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(12)  PENSION (CONTINUED)
    The plan's funded status at January 3, 1998 was (in thousands):

                                                                  1997     1996
                                                                --------  -------
Actuarial present value of benefit obligation:
  Vested benefits.............................................  $ 36,772   28,979
  Nonvested benefits..........................................     --         388
                                                                --------  -------
    Accumulated benefit obligation............................    36,772   29,367
Additional benefits based on future salary levels.............       874    3,193
                                                                --------  -------
  Projected benefit obligation................................    37,646   32,560
  Plan assets at fair value, principally listed securities....   (36,261) (34,274)
                                                                --------  -------
  Plan assets (over) under projected benefit obligation.......     1,385   (1,714)
Unrecognized net (gain) loss..................................     2,098     (911)
                                                                --------  -------
    Net prepaid pension cost..................................  $    713     (803)
                                                                --------  -------
                                                                --------  -------

    Assumptions used in the determination of the above amounts, in conjunction with the recording of the Super Food acquisition, include the following:

                                                                       1997  1996
                                                                       ----  ----
Discount rate for determining estimated obligations and interest cost...............................................................  7.25% 8.5%
Expected aggregate average long-term change in compensation..........   5.0% 4.5%
Expected long-term return on assets..................................   8.0% 8.5%

    Approximately 49% of Super Food employees are covered by collectively-bargained, multi-employer pension plans. Contributions are determined in accordance with the provisions of negotiated union contracts and generally are based on the number of hours worked. The Company does not have the information available to determine its share of the accumulated plan benefits or net assets available for benefits under the multi-employer plans.

    Aggregate cost for the Company's retirement plans includes the following components (in thousands):

                                                                   1997     1996
                                                                  -------  ------
Defined benefit plan:
  Service cost benefits earned during the year..................  $   660     237
  Interest cost on projected benefit obligation.................    2,663     882
  Return on assets..............................................   (3,587) (1,855)
  Net amortization and deferral.................................      730     931
                                                                  -------  ------
Net pension expense.............................................      466     195
Multi-employer plans............................................    2,166     370
                                                                  -------  ------
    Total pension and retirement plan expense...................  $ 2,632     565
                                                                  -------  ------
                                                                  -------  ------

    Fiscal 1996 costs reflect the two month period following the acquisition of Super Food.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(13)  POSTRETIREMENT HEALTH CARE BENEFITS

    The Company provides certain health care benefits for retired employees. Substantially all of the Company's employees not subject to collective bargaining agreements, become eligible for those benefits when they reach normal retirement age and who meet minimum age and service requirements. Health care benefits for retirees are provided under a self-insured program administered by an insurance company.

    The estimated future cost of providing postretirement health costs is accrued over the active service life of the employee. The periodic postretirement benefit costs were as follows (in thousands):

                                                                1997   1996   1995
                                                               ------  ----   ----
Service costs................................................  $  354  260    273
Interest costs...............................................     576  403    382
Amortization of unrecognized transition obligation...........     235  248    249
                                                               ------  ----   ----
Net postretirement costs.....................................  $1,165  911    904
                                                               ------  ----   ----
                                                               ------  ----   ----

    The actuarial present value of benefit obligations at January 3, 1998, December 28, 1996 and December 30, 1995 are as follows (in thousands):

                                                             1997    1996   1995
                                                            ------  ------  -----
Retirees eligible for benefits............................  $3,092   1,969  1,903
Active employees fully eligible...........................     617     428    493
Active employees not fully eligible.......................   4,895   3,204  3,147
                                                            ------  ------  -----
                                                            $8,604   5,601  5,543
                                                            ------  ------  -----
                                                            ------  ------  -----

    The assumed annual rate of future increases in per capita cost of health care benefits was 10.5% in fiscal 1997 declining at a rate of .5% per year to 6.5% in 2005 and thereafter. Increasing the health care cost trend rate by 1% in each year would increase the accumulated benefit obligation by $475,000 at January 3, 1998 and the service and interest costs by $77,000 for fiscal 1997. The discount rate used in determining the accumulated benefit obligation was 6.75%.

(14)  SEGMENT INFORMATION

    The Company and its subsidiaries sell and distribute food and nonfood products that are typically found in supermarkets. The Company's wholesale distribution segment sells to independently owned retail food stores, institutional and military customers while the retail distribution segment sells directly to the consumer. Produce marketing includes farming, packing and marketing operations. The Company's market areas are in the Midwest, West, Mid-Atlantic and Southeastern United States.

    Operating profit is net sales and other revenues, less operating expenses. In computing operating profit, none of the following items have been added or deducted: general corporate expenses, interest expense, interest income, income taxes and earnings from equity investments. Wholesale distribution operating profits on sales through Company-owned stores have been allocated to the retail segment.

    Identifiable assets are those used exclusively by that industry segment or an allocated portion of assets used jointly by two industry segments. Corporate assets are principally cash and cash equivalents, notes receivable, corporate office facilities and equipment.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(14)  SEGMENT INFORMATION (CONTINUED)
MAJOR SEGMENTS OF BUSINESS

                                                            1997        1996        1995
                                                         ----------  ----------  ----------
                                                                   (IN THOUSANDS)
Net sales and other operating revenues:
  Wholesale distribution...............................  $3,502,822   2,468,695   1,968,982
  Retail distribution..................................     822,178     850,404     859,956
  Produce marketing and other..........................      50,949      50,410      48,154
                                                         ----------  ----------  ----------
    Total net sales and other operating revenues.......  $4,375,949   3,369,509   2,877,092
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Operating profit (loss):
  Wholesale distribution...............................  $   32,576      37,115      30,047
  Retail distribution..................................      (6,041)      7,709       4,143
  Produce marketing and other..........................        (303)      2,124       2,439
                                                         ----------  ----------  ----------
    Total operating profit.............................      26,232      46,948      36,629
  Interest income......................................       6,379       1,613       2,759
  Interest expense.....................................     (32,845)    (14,894)    (10,793)
                                                         ----------  ----------  ----------
    Earnings (loss) before income taxes................  $     (234)     33,667      28,595
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Identifiable assets:
  Wholesale distribution...............................     620,644     649,470     205,288
  Retail distribution..................................     171,326     203,217     201,493
  Produce marketing and other..........................      47,191      41,948      45,662
  Corporate............................................      65,722      50,842      61,817
                                                         ----------  ----------  ----------
                                                         $  904,883     945,477     514,260
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Capital expenditures:
  Wholesale distribution...............................  $   18,245      15,511       8,704
  Retail distribution..................................      23,246      19,795      15,517
  Produce marketing and other..........................       4,166       2,234       5,259
  Corporate............................................      22,068      13,793       3,784
                                                         ----------  ----------  ----------
                                                         $   67,725      51,333      33,264
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Depreciation and amortization:
  Wholesale distribution...............................  $   25,148      14,996      11,121
  Retail distribution..................................      16,158      15,791      14,454
  Produce marketing and other..........................       1,481       1,511       1,597
  Corporate............................................       4,910       2,461       2,234
                                                         ----------  ----------  ----------
                                                         $   47,697      34,759      29,406
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

    Fiscal 1997 operating profit before the effects of the special charges for the wholesale, retail and produce marketing segments would have been $50.8 million, $5.8 million and $.9 million, respectively.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(15)  SUBSEQUENT EVENT

    During the first quarter of 1998, and in conjunction with a planned $150 million unregistered subordinated debt offering, the Company prepaid $106.3 million of senior notes and paid prepayment premiums totaling $9.4 million, all with drawings under the Revolving Credit Facility. As a result, the Company recorded an extraordinary charge of $5.5 million, net of $4.0 million in taxes, consisting of prepayment premiums and the write-off of deferred financing costs related to early extinguishment of debt.

(16)  SUBSIDIARY GUARANTEES

    The following table presents summarized combined financial information for certain wholly owned subsidiaries which guarantee on a full, unconditional and joint and several basis, $165.0 million of Senior Subordinated Notes due May 1, 2008, which were offered and sold on April 24, 1998 by the Company:

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS)

                                                                 1997        1996       1995
                                                             ------------  ---------  ---------
Operating revenues.........................................  $  1,068,857    269,090     43,785
Operating expenses.........................................     1,058,695    266,386     45,364
                                                             ------------  ---------  ---------
  Operating income (loss)..................................        10,162      2,703     (1,579)
Other income...............................................         4,168      1,108      1,101
                                                             ------------  ---------  ---------
  Income (loss) before income tax..........................        14,330      3,812       (478)
Income tax expense (benefit)...............................         5,621      1,524       (158)
                                                             ------------  ---------  ---------
  Net income (loss)........................................  $      8,709      2,288       (320)
                                                             ------------  ---------  ---------
                                                             ------------  ---------  ---------

CONDENSED CONSOLIDATED BALANCE SHEET DATA

                                                                            1997       1996
                                                                         ----------  ---------
Current assets.........................................................  $  160,125    176,813
Non-current assets.....................................................     117,698    140,613
Current liabilities....................................................      57,862     78,670
Long-term debt and obligations.........................................      27,152     60,263
Deferred credits and other liabilities.................................  $   14,452     17,254

    The following table sets forth summarized combined financial information relating to non-wholly owned subsidiaries which have on a full, unconditional and joint and several basis, guaranteed the aforementioned debt of the Company.

                      NASH FINCH COMPANY AND SUBSIDIARIES

(16)  SUBSIDIARY GUARANTEES (CONTINUED)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS)

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Operating revenues..............................................  $  34,929     36,695     33,342
Operating expenses..............................................     33,075     35,370     31,675
                                                                  ---------  ---------  ---------
  Operating income..............................................      1,854      1,325      1,667
Other income....................................................        276        240        186
                                                                  ---------  ---------  ---------
  Income before income tax......................................      2,130      1,565      1,583
Income tax expense..............................................        773        564        669
                                                                  ---------  ---------  ---------
  Net income....................................................  $   1,357      1,001      1,184
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

CONDENSED CONSOLIDATED BALANCE SHEET DATA

                                                                                1997       1996
                                                                              ---------  ---------
Current assets..............................................................  $   3,129      3,545
Non-current assets..........................................................      3,289      3,343
Current liabilities.........................................................      2,524      2,190
Long-term debt and obligations..............................................  $     447        621

    Non-guarantor subsidiaries, all of which are wholly owned, are inconsequential.

                      NASH FINCH COMPANY AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              TWELVE WEEKS ENDED
                                                                                            ----------------------
                                                                                            MARCH 28,   MARCH 22,
                                                                                               1998        1997
                                                                                            ----------  ----------
Revenues:
  Net sales...............................................................................  $  925,958     935,997
  Other revenues..........................................................................      11,143      11,835
                                                                                            ----------  ----------
    Total revenues........................................................................     937,101     947,832

Cost and expenses:
  Cost of sales...........................................................................     820,360     825,189
  Selling, general and administrative and other operating expenses........................      94,310      99,158
  Depreciation and amortization...........................................................      11,078      10,905
  Interest expense........................................................................       6,860       7,321
                                                                                            ----------  ----------
    Total costs and expenses..............................................................     932,608     942,573
    Earnings before income taxes and extraordinary charge.................................       4,493       5,259

Income taxes..............................................................................       1,865       2,203
                                                                                            ----------  ----------
    Earnings before extraordinary charge..................................................       2,628       3,056
    Extraordinary charge from early extinguishment of debt, net of income tax benefit of
      $3,951                                                                                    (5,569)         --
                                                                                            ----------  ----------
    Net earnings (loss)...................................................................  $   (2,941)      3,056
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Basic and diluted earnings (loss) per share:
    Earnings before extraordinary charge..................................................  $      .23         .27
    Extraordinary charge from early extinguishment of debt................................        (.49)         --
                                                                                            ----------  ----------
    Net earnings (loss)...................................................................  $     (.26)        .27
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average number of common and common equivalent shares outstanding
    Basic.................................................................................      11,301      11,193
    Diluted...............................................................................      11,362      11,321

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                        JANUARY 3,
                                                                                                           1998
                                                                                            MARCH 28,   -----------
                                                                                              1998
                                                                                           -----------
                                                                                           (UNAUDITED)
                                                      ASSETS

Current assets:
  Cash...................................................................................   $     773          933
  Accounts and notes receivable, net.....................................................     176,634      173,962
  Inventories............................................................................     287,991      287,801
  Prepaid expenses.......................................................................      23,742       22,582
  Deferred tax assets....................................................................      12,340        9,072
                                                                                           -----------  -----------
      Total current assets...............................................................     501,480      494,350
Investments in affiliates................................................................       7,681        7,679
Notes receivable, noncurrent.............................................................      23,600       23,092
Property, plant and equipment:
  Land...................................................................................      30,548       31,229
  Buildings and improvements.............................................................     136,591      137,070
  Furniture, fixtures and equipment......................................................     307,285      306,762
  Leasehold improvements.................................................................      61,003       60,578
  Construction in progress...............................................................      36,906       28,485
  Assets under capitalized leases........................................................      24,878       25,048
                                                                                           -----------  -----------
                                                                                              597,211      589,172
  Less accumulated depreciation and amortization.........................................    (319,203)    (312,939)
      Net property, plant and equipment..................................................     278,008      276,233
Intangible assets, net...................................................................      69,305       70,732
Investment in direct financing leases....................................................      18,901       19,094
Deferred tax asset--net..................................................................       2,622        2,622
Other assets.............................................................................      10,826       11,081
                                                                                           -----------  -----------
      Total assets.......................................................................   $ 912,423      904,883
                                                                                           -----------  -----------
                                                                                           -----------  -----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks.....................................................................   $  22,110       36,271
  Short-term debt payable to banks.......................................................      16,155       11,300
  Current maturities of long-term debt and capitalized lease obligations.................       2,769        7,964
  Accounts payable.......................................................................     203,246      177,548
  Accrued expenses.......................................................................      71,086       60,599
  Income taxes...........................................................................          --          737
                                                                                           -----------  -----------
    Total current liabilities............................................................     315,366      294,419
Long-term debt...........................................................................     324,145      325,489
Capitalized lease obligations............................................................      38,116       38,517
Deferred compensation....................................................................       6,682        6,768
Other....................................................................................       7,144       14,072
Stockholders' equity:
  Preferred stock--no par value
    Authorized 500 shares; none issued...................................................          --           --
  Common stock of $1.66 2/3 par value
    Authorized 25,000 shares, issued 11,575 shares issued in 1998 and 1997                     19,292       19,292
  Additional paid-in capital.............................................................      17,908       17,648
  Restricted stock.......................................................................        (384)        (391)
  Retained earnings......................................................................     186,005      190,984
                                                                                           -----------  -----------
                                                                                              222,821      227,533
  Less cost of 237 shares and 252 shares of common stock in treasury, respectively.......      (1,851)      (1,915)
                                                                                           -----------  -----------
      Total stockholders' equity.........................................................     220,970      225,618
                                                                                           -----------  -----------
      Total liabilities and stockholders' equity.........................................   $ 912,423      904,883
                                                                                           -----------  -----------
                                                                                           -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                         TWELVE WEEKS ENDED
                                                                                   ------------------------------
                                                                                   MARCH 28, 1998  MARCH 22, 1997
                                                                                   --------------  --------------
                                                                                           (IN THOUSANDS)
Operating activities:
Net earnings (loss)..............................................................   $     (2,941)         3,056
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Provision for (use of) special charge........................................           (850)        --
    Depreciation and amortization................................................         11,078         10,905
    Provision for bad debts......................................................            160          1,293
    Provision for (use of) losses on closed lease locations......................           (680)          (153)
    Extraordinary charge--write off deferred financing costs.....................            142         --
    Deferred income taxes........................................................         (3,268)        (1,618)
    Deferred compensation........................................................            (86)          (311)
    Earnings (loss) of equity investments........................................           (220)          (377)
    Other........................................................................            108            773
  Changes in operating assets and liabilities:
    Accounts and notes receivable................................................          9,127         12,056
    Inventories..................................................................           (190)         2,251
    Prepaid expenses.............................................................         (1,160)        (5,908)
    Accounts payable and outstanding checks......................................         11,537        (29,145)
    Accrued expenses.............................................................          5,037          8,849
    Income taxes.................................................................           (737)         3,311
                                                                                   --------------       -------
      Net cash provided by operating activities..................................         27,057          4,982
                                                                                   --------------       -------
Investing activities:
  Dividends received.............................................................        --                 800
  Disposals of property, plant and equipment, net................................          2,189          1,292
  Additions to property, plant and equipment excluding capital leases............        (13,474)        (7,939)
  Loans to customers.............................................................         (5,389)        (4,632)
  Payments from customers on loans...............................................          5,035          1,485
  Sale (repurchase) of receivables...............................................        (11,700)        --
  Other..........................................................................            (30)            28
                                                                                   --------------       -------
      Net cash used in investing activities......................................        (23,369)        (8,966)
                                                                                   --------------       -------
Financing activities:
  Proceeds from revolving debt...................................................        100,000         15,000
  Dividends paid.................................................................         (2,038)        (2,015)
  Payments of short-term debt....................................................          4,855         (6,550)
  Payments of from long-term debt................................................       (106,570)        (2,264)
  Payments of capitalized lease obligations......................................           (370)          (275)
  Other..........................................................................            275             53
                                                                                   --------------       -------
      Net cash (used in) provided by financing activities........................         (3,848)         3,949
                                                                                   --------------       -------
        Net decrease in cash.....................................................   $       (160)           (35)
                                                                                   --------------       -------
                                                                                   --------------       -------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      FISCAL PERIOD ENDED MARCH 28, 1998,
                     JANUARY 3, 1998 AND DECEMBER 28, 1996

                                                                                                  FOREIGN
                                                COMMON STOCK        ADDITIONAL                   CURRENCY
                                          ------------------------    PAID-IN     RETAINED      TRANSLATION     RESTRICTED
                                            SHARES       AMOUNT       CAPITAL     EARNINGS      ADJUSTMENT         STOCK
                                          -----------  -----------  -----------  -----------  ---------------  -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance at December 30, 1995............      11,224    $  18,706       12,013      188,578           (950)         --
Net earnings............................      --           --           --           20,032         --              --
Dividend declared of $.75 per share.....      --           --           --           (8,288)        --              --
Shares issued in connection with
  acquisition of a business.............         350          584        5,064       --             --
Treasury stock issued upon exercise of
  options...............................      --           --               47       --             --
Issuance of restricted stock............      --           --             (308)      --             --                (524)
Amortized compensation under restricted
  stock plan............................      --           --           --           --             --                  24
Treasury stock purchased................      --           --           --           --             --              --
                                          -----------  -----------  -----------  -----------           ---             ---
Balance at December 28, 1996............      11,574       19,290       16,816      200,322           (950)           (500)
Net earnings (loss).....................      --           --           --           (1,228)        --              --
Dividend declared of $.72 per share.....      --           --           --           (8,110)        --              --
Treasury stock issued upon exercise of
  options...............................      --           --              354       --             --              --
Amortized compensation under restricted
  stock plan............................      --           --           --           --             --                  29
Repayment of notes receivable from
  holder of restricted stock............                   --           --           --             --                  80
Distribution of stock pursuant to
  performance awards....................      --           --              460       --             --              --
Treasury stock purchased................      --           --           --           --             --              --
Foreign currency translation
  adjustment............................      --           --           --           --                950          --
Other...................................           1            2           18       --             --              --
                                          -----------  -----------  -----------  -----------           ---             ---
Balance at January 3, 1998..............      11,575       19,292       17,648      190,984         --                (391)
Net earnings (loss).....................      --           --           --           (2,941)        --              --
Dividend declared of $.18 per share.....      --           --           --           (2,038)        --              --
Treasury stock issued upon exercise of
  options...............................      --           --               33       --             --              --
Amortized compensation under restricted
  stock plan............................      --           --           --           --             --                   7
Distribution of stock pursuant to
  performance awards....................      --           --              226       --             --              --
Treasury stock purchased................      --           --           --           --             --              --
Foreign currency translation
  adjustment............................      --           --           --           --             --              --
Other...................................      --           --           --           --             --              --
                                              --           --                1       --             --              --
                                          -----------  -----------  -----------  -----------           ---             ---
Balance at March 28, 1998 (unaudited)         11,575    $  19,292       17,908      186,005         --                (384)
                                          -----------  -----------  -----------  -----------           ---             ---
                                          -----------  -----------  -----------  -----------           ---             ---


                                               TREASURY STOCK           TOTAL
                                          ------------------------  STOCKHOLDERS'
                                            SHARES       AMOUNT        EQUITY
                                          -----------  -----------  -------------

Balance at December 30, 1995............        (346)   $  (3,034)      215,313
Net earnings............................      --           --            20,032
Dividend declared of $.75 per share.....      --           --            (8,288)
Shares issued in connection with
  acquisition of a business.............      --                          5,648
Treasury stock issued upon exercise of
  options...............................           6           42            89
Issuance of restricted stock............          40          995           163
Amortized compensation under restricted
  stock plan............................      --           --                24
Treasury stock purchased................          (7)        (120)         (120)
                                                 ---   -----------  -------------
Balance at December 28, 1996............        (307)      (2,117)      232,861
Net earnings (loss).....................      --           --            (1,228)
Dividend declared of $.72 per share.....      --           --            (8,110)
Treasury stock issued upon exercise of
  options...............................          29          143           497
Amortized compensation under restricted
  stock plan............................      --           --                29
Repayment of notes receivable from
  holder of restricted stock............      --           --                80
Distribution of stock pursuant to
  performance awards....................          30          148           608
Treasury stock purchased................          (4)         (89)          (89)
Foreign currency translation
  adjustment............................      --           --               950
Other...................................      --           --                20
                                                 ---   -----------  -------------
Balance at January 3, 1998..............        (252)      (1,915)      225,618
Net earnings (loss).....................      --           --            (2,941)
Dividend declared of $.18 per share.....      --           --            (2,038)
Treasury stock issued upon exercise of
  options...............................           3           15            48
Amortized compensation under restricted
  stock plan............................      --           --                 7
Distribution of stock pursuant to
  performance awards....................          13           65           291
Treasury stock purchased................      --           --            --
Foreign currency translation
  adjustment............................      --           --            --
Other...................................      --           --            --
                                                  (1)         (16)          (15)
                                                 ---   -----------  -------------
Balance at March 28, 1998 (unaudited)           (237)   $  (1,851)      220,970
                                                 ---   -----------  -------------
                                                 ---   -----------  -------------

          See accompanying notes to consolidated financial statements.

                      NASH FINCH COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 28, 1998

NOTE 1

    The accompanying financial statements include all adjustments which are, in the opinion of management, necessary to present fairly the financial position of the Company and its subsidiaries at March 28, 1998 and January 3, 1998, and the results of operations for the 12-weeks ending March 28, 1998 and March 22, 1997, and the changes in cash flows for the 12-week periods ending March 28, 1998 and March 22, 1997, respectively. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2

    The Company uses the LIFO method for valuation of a substantial portion of inventories. If the FIFO method had been used, inventories would have been approximately $42.6 million and $43.1 million higher at March 28, 1998 and at January 3, 1998, respectively.

NOTE 3

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE. Although the SOP is effective beginning on January 1, 1999, the Company has chosen early adoption as of January 4 1998. The SOP requires the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Certain costs that are required to be capitalized by the SOP were previously being expensed as incurred by the Company. As a result of this change in accounting, during the quarter the Company capitalized $1.5 million in payroll and payroll-related costs for employees who are directly involved with and devote time to internal-use software development projects.

NOTE 4

    Pursuant to the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, the weighted average shares used in computing basic and diluted earnings per share (EPS) are as follows:

                                                                            TWELVE WEEKS ENDED
                                                                         ------------------------
                                                                          MARCH 29,    MARCH 23,
                                                                            1998         1997
                                                                         -----------  -----------
                                                                         (IN THOUSANDS OF SHARES)
Shares for computation of basic EPS....................................      11,301       11,193
Effect of assumed option exercises.....................................          35           45
Effect of contingent shares............................................          26           83
                                                                         -----------  -----------
Shares for computation of diluted EPS..................................      11,362       11,321
                                                                         -----------  -----------
                                                                         -----------  -----------

                      NASH FINCH COMPANY AND SUBSIDIARIES

                                 MARCH 28, 1998

NOTE 5

    On December 29, 1997, a Receivables Purchase Agreement (the "Agreement") was executed by the Company, Nash Finch Funding Corporation ("NFFC"), a wholly-owned subsidiary of the Company, and a certain third party purchaser (the "Purchaser") pursuant to a securitization transaction. On this date the Company sold $44.6 million of accounts receivable on a non-recourse basis to NFFC. NFFC sold $37.0 million of its undivided interest in such receivables to the Purchaser, subject to specified collateral requirements. NFFC maintains a variable undivided interest in these receivables and is subject to losses on its share of the receivables and, accordingly, maintains an allowance for doubtful accounts. The Agreement is a five-year $50 million revolving receivable purchase facility allowing the Company to sell additional receivables to NFFC, and NFFC to sell, from time to time, variable undivided interests in these receivables to the Purchaser. At March 28, 1998, the balance of receivables sold under the revolving agreement was $25.3 million.

    On September 8, 1995, the Company entered into an agreement with a financial institution which allowed the Company to sell on a revolving basis customer notes receivable. Although the agreement lapsed on December 28, 1996, the notes, which have maturities through the year 2002, were sold at face value with recourse. As a result, the Company is contingently liable should these notes become uncollectible. The remaining balances of such sold notes receivable totaled $8.4 million and $9.1 million at March 28, 1998 and January 3, 1998, respectively.

NOTE 6

    During the third quarter of 1997, the Company recorded special charges, totaling $31.3 million relative to asset impairment and consolidation of certain warehouses and retail stores. During the first quarter the Company closed distribution facilities in Lexington, Kentucky and Lincoln, Nebraska and closed or sold a total of four retail stores. Costs totaling $.9 million dollars incurred as a result of the shut down of these units were charged to accrued expenses. At March 28, 1998, accrued liabilities established for purposes of the special charges total $15.2 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OF THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION TO BUY, THE EXCHANGE NOTES OR GUARANTEES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     3
Incorporation of Certain Documents by Reference...........................     3
Prospectus Summary........................................................     4
Risk Factors..............................................................    14
The Exchange Offer........................................................    23
Use of Proceeds...........................................................    31
Capitalization............................................................    32
Selected Consolidated Financial Data......................................    33
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    34
Business..................................................................    42
Management................................................................    51
Principal Stockholders....................................................    55
Description of Certain Other Indebtedness.................................    57
Description of the Exchange Notes.........................................    60
Description of Certain Federal Income Tax Consequences of an Investment in
  the Notes...............................................................    91
Exchange Offer; Registration Rights.......................................    93
Book Entry; Delivery and Form.............................................    96
Plan of Distribution......................................................    98
Legal Matters.............................................................    98
Experts...................................................................    98
Index to Consolidated and Unaudited Condensed Consolidated Financial
  Statements..............................................................   F-1

                                     [LOGO]

                               OFFER TO EXCHANGE
                                  $165,000,000
                           8 1/2 SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES B
                                      FOR

                           8 1/2% SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES A

                          ----------------------------

                             PRELIMINARY PROSPECTUS

                          ----------------------------

                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been judged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Article V of the Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law.

    The Company has entered into Indemnification Agreements with its directors and officers which may provide for indemnification against other liabilities. In addition, the Company maintains directors' and officers' liability insurance which may cover certain liabilities of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits

ITEM NO.   ITEM                                                  METHOD OF FILING
---------  ----------------------------------------------------  ----------------------------------------------------
     3.1   Restated Certificate of Incorporation of the Company  Incorporated by reference to Exhibit 3.1 to the
                                                                 Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 28, 1985 (File No. 0-785).

     3.2   Amendment to Restated Certificate of Incorporation    Incorporated by reference to Exhibit 19.1 to the
           of the Company, effective May 29, 1986                Company's Quarterly Report on Form 10-Q for the
                                                                 period ended October 4, 1986 (File No. 0-785).

     3.3   Amendment to Restated Certificate of Incorporation    Incorporated by reference to Exhibit 4.5 to the
           of the Company, effective May 15, 1987                Company's Registration Statement on Form S-3 (File
                                                                 No. 33-14871).

ITEM NO.   ITEM                                                  METHOD OF FILING
---------  ----------------------------------------------------  ----------------------------------------------------
     3.4   Bylaws of the Company as amended, effective November  Incorporated by reference to Exhibit 3.4 to the
           21, 1995                                              Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 30, 1995 (File No. 0-785).

     4.1   Stockholder Rights Agreement, dated February 13,      Incorporated by reference to Exhibit 4 to the
           1996, between the Company and Norwest Bank            Company's Current Report on Form 8-K dated February
           Minnesota, National Association                       13, 1996 (File No. 0-785).

     4.2   Indenture dated as of April 24, 1998 between the      Filed herewith.
           Company, the Guarantors, and U.S. Bank Trust
           National Association

     4.3   Form of Company's 8.5% Senior Subordinated Notes due  Contained in the Indenture filed as Exhibit 4.2.
           2008, Series A

     4.4   Form of Company's 8.5% Senior Subordinated Notes due  Contained in the Indenture filed as Exhibit 4.2.
           2008, Series B

     5.1   Opinion of Oppenheimer Wolff & Donnelly re: legality  Filed herewith.

    10.1   Credit Agreement dated as of October 8, 1996 among    Incorporated by reference to Exhibit 10.2 to the
           the Company, NFC Acquisition Corp., Harris Trust and  Company's Quarterly Report on Form 10-Q for the
           Savings Bank, as Administrative Agent, and Bank of    period ended October 5, 1996 (File No. 0-785).
           Montreal and PNC Bank, N.A., as Co-Syndication
           Agents ('Credit Agreement')

    10.2   First Amendment to Credit Agreement dated as of       Incorporated by reference to Exhibit 10.15 to the
           December 18, 1996                                     Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 28, 1996 (File No. 0-785).

    10.3   Second Amendment to Credit Agreement dated as of      Incorporated by reference to Exhibit 10.16 to the
           November 10, 1997                                     Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 3, 1998 (File No. 0-785).

    10.4   Third Amendment to Credit Agreement dated as of       Incorporated by reference to Exhibit 10.1 to the
           March 24, 1998                                        Company's Quarterly Report on Form 10-Q for the
                                                                 period ended March 28, 1998 (File No. 0-785).

    10.5   Nash Finch Profit Sharing Plan - 1994 Revision and    Incorporated by reference to Exhibit 10.6 to the
           Nash Finch Profit Sharing Trust Agreement (as         Company's Annual Report on Form 10-K for the fiscal
           restated effective January 1, 1994)                   year ended January 1, 1994 (File No. 0-785).

    10.6   Nash Finch Profit Sharing Plan - 1994                 Incorporated by reference to Exhibit 10.7 to the
           Revision--First Declaration of Amendment              Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 31, 1994 (File No. 0-785).

ITEM NO.   ITEM                                                  METHOD OF FILING
---------  ----------------------------------------------------  ----------------------------------------------------
    10.7   Nash Finch Profit Sharing Plan - 1994                 Incorporated by reference to Exhibit 10.10 to the
           Revision--Second Declaration of Amendment             Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 30, 1995 (File No. 0-785).

    10.8   Nash Finch Profit Sharing Plan - 1994                 Incorporated by reference to Exhibit 10.22 to the
           Revision--Third Declaration of Amendment              Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 3, 1998 (File No. 0-785).

    10.9   Nash Finch Profit Sharing Plan - 1994                 Incorporated by reference to Exhibit 10.23 to the
           Revision--Fourth Declaration of Amendment             Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 3, 1998 (File No. 0-785).

    10.10  Nash Finch Profit Sharing Plan - 1994                 Incorporated by reference to Exhibit 10.24 to the
           Revision--Fifth Declaration of Amendment              Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 3, 1998 (File No. 0-785).

    10.11  Nash Finch Executive Incentive Bonus and Deferred     Incorporated by reference to Exhibit 10.7 to the
           Compensation Plan (as amended and restated effective  Company's Annual Report on Form 10-K for the fiscal
           December 31, 1993)                                    year ended January 1, 1994 (File No. 0-785).

    10.12  Excerpts from minutes of Board of Directors           Incorporated by reference to Exhibit 10.9 to the
           regarding Nash Finch Pension Plan, as amended         Company's Annual Report on Form 10-K for the fiscal
           effective January 2, 1966                             year ended January 3, 1987 (File No. 0-785).

    10.13  Excerpts from minutes of the Board of Directors       Incorporated by reference to Exhibit 10.13 to the
           regarding Nash Finch Pension Plan, as amended         Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 30, 1995 (File No. 0-785).

    10.14  Excerpts from minutes of the Board of Directors       Incorporated by reference to Exhibit 10.22 to the
           regarding director compensation                       Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 28, 1996 (File No. 0-785).

    10.15  Excerpts from minutes of the Board of Directors       Incorporated by reference to Exhibit 10.23 to the
           regarding director compensation                       Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended December 28, 1996 (File No. 0-785).

    10.16  Form of Letter Agreement Specifying Benefits in the   Incorporated by reference to Exhibit 10.20 to the
           Event of Termination of Employment Following a        Company's Annual Report on Form 10-K for the fiscal
           Change in Control of Nash Finch                       year ended December 29, 1990 (File No. 0-785).

    10.17  Nash Finch Income Deferral Plan                       Incorporated by reference to Exhibit 10.17 to the
                                                                 Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 1, 1994 (File No. 0-785).

ITEM NO.   ITEM                                                  METHOD OF FILING
---------  ----------------------------------------------------  ----------------------------------------------------
    10.18  Nash Finch 1994 Stock Incentive Plan, as amended      Incorporated by reference to Exhibit 10.2 to the
                                                                 Company's Quarterly Report on Form 10-Q for the
                                                                 period ended June 14, 1997 (File No. 0-785).

    10.19  Nash Finch 1995 Director Stock Option Plan            Incorporated by reference to Exhibit 10.2 to the
                                                                 Company's Quarterly Report on Form 10-Q for the
                                                                 period ended June 17, 1995 (File No. 0-785).

    10.20  Nash Finch 1997 Non-Employee Director Stock           Incorporated by reference to Exhibit 10.1 to the
           Compensation Plan                                     Company's Quarterly Report on Form 10-Q for the
                                                                 period ended June 14, 1997 (File No. 0-785).

    10.21  Purchase Agreement dated April 20, 1998 between the   Filed herewith.
           Company, the Guarantors, Merrill Lynch & Co.,
           Merrill, Lynch, Pierce, Fenner & Smith,
           Incorporated, Nesbitt Burns Securities, Inc., and
           Piper Jaffray Inc. for $165,000,000 Senior
           Subordinated Notes due 2008

    10.22  Registration Rights Agreement dated as of April 24,   Filed herewith.
           1998 between the Company, the Guarantors, Merrill
           Lynch & Co., Merrill, Lynch, Pierce, Fenner & Smith,
           Incorporated, Nesbitt Burns Securities, Inc., and
           Piper Jaffray Inc.

    12.1   Statement regarding the Computation of Ratios         Filed herewith.

    21.1   Subsidiaries of the Company                           Incorporated by reference to Exhibit 21.1 to the
                                                                 Company's Annual Report on Form 10-K for the fiscal
                                                                 year ended January 3, 1998 (File No. 0-785).

    23.1   Consent of Ernst & Young, LLP                         Filed herewith.

    23.2   Consent of Oppenheimer Wolff & Donnelly LLP           Contained in their opinion filed as Exhibit 5.1.

    24.1   Powers of Attorney                                    Included on signature pages.

    25.1   Form T-1 Statement of Eligibility under the Trust     Filed herewith.
           Indenture Act of 1939 of U.S. Bank Trust National
           Association

    99.1   Form of Letter of Transmittal                         Filed herewith.

    99.2   Form of Notice of Guaranteed Delivery                 Filed herewith.

    99.3   Guidelines for Certification of Taxpayer              Filed herewith.
           Identification Number on Substitute Form W-9

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of full securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 22, 1998.

                                NASH-FINCH COMPANY

                                By:             /s/ ALFRED N. FLATEN
                                     -----------------------------------------
                                         ALFRED N. FLATEN, PRESIDENT & CEO

                                FORREST TRANSPORTATION SERVICE, INC.

                                By:             /s/ C. MICHAEL OLSEN
                                     -----------------------------------------
                                            C. MICHAEL OLSEN, PRESIDENT

                                GILLETTE DAIRY OF THE BLACK HILLS, INC.

                                By:              /s/ DAVID DICKSON
                                     -----------------------------------------
                                              DAVID DICKSON, PRESIDENT

                                GTL TRUCK LINES, INC.

                                By:           /s/ FRANCIS G. SCHNEIDER
                                     -----------------------------------------
                                          FRANCIS G. SCHNEIDER, PRESIDENT

                                NASH-DECAMP COMPANY

                                By:            /s/ STEPHEN C. BISWELL
                                     -----------------------------------------
                                           STEPHEN C. BISWELL, PRESIDENT

                                NEBRASKA DAIRIES, INC.

                                By:              /s/ DAVID DICKSON
                                     -----------------------------------------
                                              DAVID DICKSON, PRESIDENT

                                PIGGLY WIGGLY NORTHLAND CORPORATION

                                By:             /s/ ALFRED N. FLATEN
                                     -----------------------------------------
                                            ALFRED N. FLATEN, PRESIDENT

                                SUPER FOOD SERVICES, INC.

                                By:            /s/ JAMES K. BUCHANAN
                                     -----------------------------------------
                                            JAMES K. BUCHANAN, PRESIDENT

                                T. J. MORRIS COMPANY

                                By:             /s/ ALFRED N. FLATEN
                                     -----------------------------------------
                                            ALFRED N. FLATEN, PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby appoints Norman R. Soland and John R. Scherer, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                /s/ ALFRED N. FLATEN
                                ----------------------------------------------
                                ALFRED N. FLATEN,
                                President, CEO & Director--Nash Finch Company
                                Director--GTL Truck Lines, Inc.
                                Director--Nash-DeCamp Company
                                President & Director--Piggly Wiggly Northland
                                  Corporation
                                Director--Super Food Services, Inc.
                                President & Director--T. J. Morris Company
                                May 20, 1998

                                /s/ JOHN R. SCHERER
                                ----------------------------------------------
                                JOHN R. SCHERER
                                Chief Financial Officer--Nash Finch Company
                                Treasurer & Director--Gillette Dairy of the
                                  Black Hills, Inc.
                                Treasurer & Director--GTL Truck Lines, Inc.
                                Treasurer & Director--Nebraska Dairies, Inc.
                                Treasurer & Director--Piggly Wiggly Northland
                                  Corporation
                                Treasurer & Director--Super Food Services, Inc.
                                Treasurer & Director--T. J. Morris Company
                                May 21, 1998

                                /s/ LAWRENCE A. WOJTASIAK
                                ----------------------------------------------
                                LAWRENCE A. WOJTASIAK
                                Chief Accounting Officer--Nash Finch Company
                                May 21, 1998

                                /s/ CAROLE F. BITTER
                                ----------------------------------------------
                                CAROLE F. BITTER
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ RICHARD A. FISHER
                                ----------------------------------------------
                                RICHARD A. FISHER
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ JERRY L. FORD
                                ----------------------------------------------
                                JERRY L. FORD
                                Director--Nash Finch Company
                                May 19, 1998

                                /s/ ALLISTER P. GRAHAM
                                ----------------------------------------------
                                ALLISTER P. GRAHAM
                                Director--Nash Finch Company
                                May 19, 1998

                                /s/ JOHN H. GRUNEWALD
                                ----------------------------------------------
                                JOHN H. GRUNEWALD
                                Director--Nash Finch Company
                                May 19, 1998

                                /s/ RICHARD G. LAREAU
                                ----------------------------------------------
                                RICHARD G. LAREAU
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ DON E. MARSH
                                ----------------------------------------------
                                DON E. MARSH
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ DONALD R. MILLER
                                ----------------------------------------------
                                DONALD R. MILLER
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ ROBERT F. NASH
                                ----------------------------------------------
                                ROBERT F. NASH
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ JEROME O. RODYSILL
                                ----------------------------------------------
                                JEROME O. RODYSILL
                                Director--Nash Finch Company
                                May 20, 1998

                                /s/ STEPHEN C. BISWELL
                                ----------------------------------------------
                                STEPHEN C. BISWELL
                                Director--Forrest Transportation Service, Inc.
                                President & Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ STEPHEN W. MILLER
                                ----------------------------------------------
                                STEPHEN W. MILLER
                                Treasurer & Director--Forrest Transportation
                                  Service, Inc.
                                Treasurer & Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ FRANKLIN GINDICK
                                ----------------------------------------------
                                FRANKLIN GINDICK
                                Director--Forrest Transportation Service, Inc.
                                Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ C. MICHAEL OLSEN
                                ----------------------------------------------
                                C. MICHAEL OLSEN
                                President & Director--Forrest Transportation
                                  Service, Inc.
                                Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ DAVID DICKSON
                                ----------------------------------------------
                                DAVID DICKSON
                                President & Director--Gillette Dairy of the
                                  Black Hills, Inc.
                                President & Director--Nebraska Dairies, Inc.
                                May 19, 1998

                                /s/ WILLIAM BARNHART
                                ----------------------------------------------
                                WILLIAM BARNHART
                                Director--Gillette Dairy of the Black Hills,
                                  Inc.
                                Director--Nebraska Dairies, Inc.
                                May 19, 1998

                                /s/ LESLIE K. CHAFFIN
                                ----------------------------------------------
                                LESLIE K. CHAFFIN
                                Director--Gillette Dairy of the Black Hills,
                                  Inc.
                                Director--Nebraska Dairies, Inc.
                                May 19, 1998

                                ----------------------------------------------
                                WILLIAM E. MAY, JR.
                                Director--Gillette Dairy of the Black Hills,
                                  Inc.
                                Director--Nebraska Dairies, Inc.
                                May   , 1998

                                ----------------------------------------------
                                CHARLES F. RAMSBACHER
                                Director--Gillette Dairy of the Black Hills,
                                  Inc.
                                Director--Nebraska Dairies, Inc.
                                May   , 1998

                                /s/ NORMAN R. SOLAND
                                ----------------------------------------------
                                NORMAN R. SOLAND
                                Director--Gillette Dairy of the Black Hills,
                                  Inc.
                                Director--GTL Truck Lines, Inc.
                                Director--Nebraska Dairies, Inc.
                                Director--Piggly Wiggly Northland Corporation
                                Director--Super Food Services, Inc.
                                Director--T. J. Morris Company
                                May 20, 1998

                                /s/ FRANCIS G. SCHNEIDER
                                ----------------------------------------------
                                FRANCIS G. SCHNEIDER
                                President--GTL Truck Lines, Inc.
                                May 19, 1998

                                /s/ STEVEN L. LUMSDEN
                                ----------------------------------------------
                                STEVEN L. LUMSDEN
                                Director--GTL Truck Lines, Inc.
                                May 21, 1998

                                /s/ THOMAS DOSS
                                ----------------------------------------------
                                THOMAS DOSS
                                Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ DARRELL FULMER
                                ----------------------------------------------
                                DARRELL FULMER
                                Director--Nash-DeCamp Company
                                May 19, 1998

                                /s/ JAMES K. BUCHANAN
                                ----------------------------------------------
                                JAMES K. BUCHANAN
                                President--Super Food Services, Inc.
                                May 19, 1998

                               NASH FINCH COMPANY

                    EXHIBIT INDEX TO REGISTRATION STATEMENT
                                  ON FORM S-4

                                                                                                           SEQUENTIALLY
                                                                                                             NUMBERED
ITEM NO.   ITEM                                           METHOD OF FILING                                     PAGE
---------  ---------------------------------------------  ---------------------------------------------  -----------------

     3.1   Restated Certificate of Incorporation of the   Incorporated by reference to Exhibit 3.1 to
           Company                                        the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 28, 1985 (File
                                                          No. 0-785).

     3.2   Amendment to Restated Certificate of           Incorporated by reference to Exhibit 19.1 to
           Incorporation of the Company, effective May    the Company's Quarterly Report on Form 10-Q
           29, 1986                                       for the period ended October 4, 1986 (File
                                                          No. 0-785).

     3.3   Amendment to Restated Certificate of           Incorporated by reference to Exhibit 4.5 to
           Incorporation of the Company, effective May    the Company's Registration Statement on Form
           15, 1987                                       S-3 (File No. 33-14871).

     3.4   Bylaws of the Company as amended, effective    Incorporated by reference to Exhibit 3.4 to
           November 21, 1995                              the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 30, 1995 (File
                                                          No. 0-785).

     4.1   Stockholder Rights Agreement, dated February   Incorporated by reference to Exhibit 4 to the
           13, 1996, between the Company and Norwest      Company's Current Report on Form 8-K dated
           Bank Minnesota, National Association           February 13, 1996 (File No. 0-785).

     4.2   Indenture dated as of April 24, 1998 between   Filed herewith.
           the Company, the Guarantors, and U.S. Bank
           Trust National Association

     4.3   Form of Company's 8.5% Senior Subordinated     Contained in the Indenture filed as Exhibit
           Notes due 2008, Series A                       4.2.

     4.4   Form of Company's 8.5% Senior Subordinated     Contained in the Indenture filed as Exhibit
           Notes due 2008, Series B                       4.2.

     5.1   Opinion of Oppenheimer Wolff & Donnelly re:    Filed herewith.
           legality

    10.1   Credit Agreement dated as of October 8, 1996   Incorporated by reference to Exhibit 10.2 to
           among the Company, NFC Acquisition Corp.,      the Company's Quarterly Report on Form 10-Q
           Harris Trust and Savings Bank, as              for the period ended October 5, 1996 (File
           Administrative Agent, and Bank of Montreal     No. 0-785).
           and PNC Bank, N.A., as Co-Syndication Agents
           ('Credit Agreement')

                                                                                                           SEQUENTIALLY
                                                                                                             NUMBERED
ITEM NO.   ITEM                                           METHOD OF FILING                                     PAGE
---------  ---------------------------------------------  ---------------------------------------------  -----------------
    10.2   First Amendment to Credit Agreement dated as   Incorporated by reference to Exhibit 10.15 to
           of December 18, 1996                           the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 28, 1996 (File
                                                          No. 0-785).

    10.3   Second Amendment to Credit Agreement dated as  Incorporated by reference to Exhibit 10.16 to
           of November 10, 1997                           the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 3, 1998 (File
                                                          No. 0-785).

    10.4   Third Amendment to Credit Agreement dated as   Incorporated by reference to Exhibit 10.1 to
           of March 24, 1998                              the Company's Quarterly Report on Form 10-Q
                                                          for the period ended March 28, 1998 (File No.
                                                          0-785).

    10.5   Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.6 to
           Revision and Nash Finch Profit Sharing Trust   the Company's Annual Report on Form 10-K for
           Agreement (as restated effective January 1,    the fiscal year ended January 1, 1994 (File
           1994)                                          No. 0-785).

    10.6   Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.7 to
           Revision--First Declaration of Amendment       the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 31, 1994 (File
                                                          No. 0-785).

    10.7   Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.10 to
           Revision--Second Declaration of Amendment      the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 30, 1995 (File
                                                          No. 0-785).

    10.8   Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.22 to
           Revision--Third Declaration of Amendment       the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 3, 1998 (File
                                                          No. 0-785).

    10.9   Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.23 to
           Revision--Fourth Declaration of Amendment      the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 3, 1998 (File
                                                          No. 0-785).

    10.10  Nash Finch Profit Sharing Plan - 1994          Incorporated by reference to Exhibit 10.24 to
           Revision--Fifth Declaration of Amendment       the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 3, 1998 (File
                                                          No. 0-785).

    10.11  Nash Finch Executive Incentive Bonus and       Incorporated by reference to Exhibit 10.7 to
           Deferred Compensation Plan (as amended and     the Company's Annual Report on Form 10-K for
           restated effective December 31, 1993)          the fiscal year ended January 1, 1994 (File
                                                          No. 0-785).

    10.12  Excerpts from minutes of Board of Directors    Incorporated by reference to Exhibit 10.9 to
           regarding Nash Finch Pension Plan, as amended  the Company's Annual Report on Form 10-K for
           effective January 2, 1966                      the fiscal year ended January 3, 1987 (File
                                                          No. 0-785).

                                                                                                           SEQUENTIALLY
                                                                                                             NUMBERED
ITEM NO.   ITEM                                           METHOD OF FILING                                     PAGE
---------  ---------------------------------------------  ---------------------------------------------  -----------------
    10.13  Excerpts from minutes of the Board of          Incorporated by reference to Exhibit 10.13 to
           Directors regarding Nash Finch Pension Plan,   the Company's Annual Report on Form 10-K for
           as amended                                     the fiscal year ended December 30, 1995 (File
                                                          No. 0-785).

    10.14  Excerpts from minutes of the Board of          Incorporated by reference to Exhibit 10.22 to
           Directors regarding director compensation      the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 28, 1996 (File
                                                          No. 0-785).

    10.15  Excerpts from minutes of the Board of          Incorporated by reference to Exhibit 10.23 to
           Directors regarding director compensation      the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended December 28, 1996 (File
                                                          No. 0-785).

    10.16  Form of Letter Agreement Specifying Benefits   Incorporated by reference to Exhibit 10.20 to
           in the Event of Termination of Employment      the Company's Annual Report on Form 10-K for
           Following a Change in Control of Nash Finch    the fiscal year ended December 29, 1990 (File
                                                          No. 0-785).

    10.17  Nash Finch Income Deferral Plan                Incorporated by reference to Exhibit 10.17 to
                                                          the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 1, 1994 (File
                                                          No. 0-785).

    10.18  Nash Finch 1994 Stock Incentive Plan, as       Incorporated by reference to Exhibit 10.2 to
           amended                                        the Company's Quarterly Report on Form 10-Q
                                                          for the period ended June 14, 1997 (File No.
                                                          0-785).

    10.19  Nash Finch 1995 Director Stock Option Plan     Incorporated by reference to Exhibit 10.2 to
                                                          the Company's Quarterly Report on Form 10-Q
                                                          for the period ended June 17, 1995 (File No.
                                                          0-785).

    10.20  Nash Finch 1997 Non-Employee Director Stock    Incorporated by reference to Exhibit 10.1 to
           Compensation Plan                              the Company's Quarterly Report on Form 10-Q
                                                          for the period ended June 14, 1997 (File No.
                                                          0-785).

    10.21  Purchase Agreement dated April 20, 1998        Filed herewith.
           between the Company, the Guarantors, Merrill
           Lynch & Co., Merrill, Lynch, Pierce, Fenner &
           Smith, Incorporated, Nesbitt Burns
           Securities, Inc., and Piper Jaffray Inc. for
           $165,000,000 Senior Subordinated Notes due
           2008
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
                                                                                                           SEQUENTIALLY
                                                                                                             NUMBERED
ITEM NO.   ITEM                                           METHOD OF FILING                                     PAGE
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
    10.22  Registration Rights Agreement dated as of      Filed herewith.
           April 24, 1998 between the Company, the
           Guarantors, Merrill Lynch & Co., Merrill,
           Lynch, Pierce, Fenner & Smith, Incorporated,
           Nesbitt Burns Securities, Inc., and Piper
           Jaffray Inc.

    12.1   Statement regarding the Computation of Ratios  Filed herewith.

    21.1   Subsidiaries of the Company                    Incorporated by reference to Exhibit 21.1 to
                                                          the Company's Annual Report on Form 10-K for
                                                          the fiscal year ended January 3, 1998 (File
                                                          No. 0-785).

    23.1   Consent of Ernst & Young, LLP                  Filed herewith.

    23.2   Consent of Oppenheimer Wolff & Donnelly LLP    Contained in their opinion filed as Exhibit
                                                          5.

    24.1   Powers of Attorney                             Included on signature pages.

    25.1   Form T-1 Statement of Eligibility under the    Filed herewith.
           Trust Indenture Act of 1939 of U.S. Bank
           Trust National Association

    99.1   Form of Letter of Transmittal                  Filed herewith.

    99.2   Form of Notice of Guaranteed Delivery          Filed herewith.

    99.3   Guidelines for Certification of Taxpayer       Filed herewith.
           Identification Number on Substitute Form W-9
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